As filed with the Securities and Exchange Commission on November 12, 1996
                                                    Registration No. 333-xxxxx


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              FIRST MARINER BANCORP
                 (Name of Small Business Issuer in its Charter)

            Maryland                       6712                   52-1834860
(State or other jurisdiction of      (Primary Standard        (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification Code
                                       Code Number)                Number)

                            1801 South Clinton Street
                            Baltimore, Maryland 21224
                                 (410) 342-2600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Edwin F. Hale, Sr.
                Chairman of the Board and Chief Executive Officer
                              First Mariner Bancorp
              1801 South Clinton Street, Baltimore, MD 21224; (410)
       342-2600 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:
Abba David Poliakoff, Esquire                 Melissa Allison Warren, Esquire
 Gordon, Feinblatt, Rothman,                      Shapiro and Olander
 Hoffberger & Hollander, LLC                        Twentieth Floor
    233 E. Redwood Street                         36 S. Charles Street
  Baltimore, Maryland 21202                       Baltimore, Maryland 21201
          (410) 576-4067                              (410) 385-0202

Approximate date of commencement of the proposed sale to public: As soon as practicable after this Registration Statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_| ________

===============================================================================================================================
                                               CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                              Proposed              Proposed Maximum           Amount of
    Title of Shares to be           Amount to be          Maximum Offering         Aggregate Offering         Registration
         Registered                  Registered          Price Per Share(1)             Price(1)                  Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.05 per share          1,610,000 shares             $12.00                 $19,320,000                $5,855
===============================================================================================================================

(1) Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commissioner, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION DATED NOVEMBER 12, 1996

                            [LOGO] 1,400,000 Shares

                              FIRST MARINER BANCORP

                                  Common Stock

         First Mariner Bancorp (the "Company"), a Maryland corporation, hereby offers for sale 1,400,000 shares of its Common Stock, par value $.05 per share (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock. Application has been made to have the Company's Common Stock included for quotation on the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ National Market") under the symbol "FMAR." The initial public offering price is estimated to be between $10.00 to $12.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

         SEE RISK FACTORS STARTING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-
                SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================================

                                                                 Underwriting Discount             Proceeds to
                                       Price to Public             and Commissions(1)               Company(2)
------------------------------------------------------------------------------------------------------------------------
Per Share.....................
------------------------------------------------------------------------------------------------------------------------
Total(3)......................
========================================================================================================================

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the offering estimated at $370,000 payable by the Company.

(3) The Company has granted the Underwriter an option, exercisable within 30 days after the date hereof, to purchase up to an additional 210,000 shares of Common Stock at the Price to Public per share, solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If the Underwriter exercises such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $________, $________ and ________, respectively. See "Underwriting".


         The shares of Common Stock are being offered by the Underwriter subject to prior sale, withdrawal, cancellation or modification of the offer without notice, delivery to and acceptance by the Underwriter and certain other conditions. It is expected that delivery of the certificates for the shares of Common Stock will be made at the offices of Ferris, Baker Watts, Incorporated, 1720 Eye Street, N.W., Washington, D.C., or through the facilities of the Depository Trust Company, on or about December ___, 1996.

                               Ferris, Baker Watts
                                  Incorporated

                      The date of this Prospectus is , 1996

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH
TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.




                                      [MAP]

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and subject to, the more detailed information and financial statements and notes thereto included in this Prospectus. Each investor is encouraged to read this Prospectus in its entirety. Unless otherwise indicated, the information in this Prospectus assumes no exercise by the Underwriter of its over-allotment option to purchase up to 210,000 shares of Common Stock. Investors should carefully consider the information set forth under the caption "Risk Factors."

                                   The Company

         First Mariner Bancorp (the "Company"), a bank holding company formed in Maryland in 1994, conducts its business through its wholly-owned bank subsidiary, First Mariner Bank (the "Bank"). The Bank, which is headquartered in Baltimore City, serves the central region of the State of Maryland through 12 full-service branches and 19 Automated Teller Machines (ATMs). At September 30, 1996, the Company had total assets of $94,961,351.

         As an independent Maryland-based community bank, the Bank is engaged in the general commercial banking business with particular emphasis on the needs of individuals and small to mid-sized businesses. The Bank emphasizes personal attention and professional service to its customers while delivering a range of traditional and contemporary financial products and performing many of the essential banking services offered by its larger competitors. The Bank offers its customers access to local bank officers who are empowered to act with flexibility to meet customers' needs in order to foster and develop long-term loan and deposit relationships. The Company believes that individuals and businesses in its market area are dissatisfied with the large out-of-state banking institutions which have acquired local banks. Management believes that the Bank has a window of opportunity to establish business ties with customers who have been displaced by the consolidations and who are anxious to forge banking relationships with locally-owned and managed institutions. These consolidations also benefit the Bank by making available experienced and entrepreneurial managers and acquisition opportunities from the remaining small independent banks in the Company's market area.

         In May, 1995, Edwin F. Hale, Sr. acquired approximately 30% of the outstanding stock of the Company for $3,000,000 and was elected as its Chairman of the Board and Chief Executive Officer. Mr. Hale is a successful owner and operator of national trucking and shipping companies headquartered in Baltimore, Maryland. Mr. Hale was previously Chairman and Chief Executive Officer of Baltimore Bancorp, a position to which he was appointed in 1991. As a result of Baltimore Bancorp's weakened financial condition, it was then operating under a Cease and Desist Order issued by the Federal Deposit Insurance Corporation ("FDIC") and the Maryland Bank Commissioner. Mr. Hale assembled an experienced management team and developed strategies to sharply reduce nonperforming assets, restore profitability and attract additional equity capital. In 1994, Mr. Hale negotiated the sale of Baltimore Bancorp to First Fidelity Bancorp (now First Union Bancorp) for an aggregate price of approximately $346 million, representing a value equal to approximately 2.1 times book value.

         Following Mr. Hale's election as Chairman and Chief Executive Officer of First Mariner Bancorp, he assembled a Board of Directors of well-known business and civic leaders who have strong ties to the Company's market area and are committed to the growth and success of the Company. Mr. Hale also recruited members of management from other successful local financial institutions with knowledge of the local market and experience in extending credit to small to mid-sized businesses, including several individuals who were critical to the turnaround and ultimate success of Baltimore Bancorp. The Company then embarked upon a business strategy and capitalization plan that provides management with the tools necessary to optimize the market opportunities created as a result of the consolidation of the banking industry. Although the Company has sustained operating losses for the past sixteen months as it established its loan production infrastructure and increased its branch network from four to twelve, the Company anticipates that this investment ultimately will be substantially less than the market premiums that initially would have been required to purchase and improve existing bank franchises. From December 31, 1994 to September 30, 1996, the Bank's net loans have grown from $19,930,101 to $80,981,616 and deposits have grown from $20,882,530 to $78,857,010.

         The Company's strategies to further enhance its banking franchise are to:

         o Prudently expand the Bank's branch network in an effort to support and fund its lending activities and lower its overall cost of capital;

         o Strategically acquire small institutions or branches which present synergistic opportunities to its existing franchise;

         o Creatively develop non-traditional business alliances with grocery markets and other retail outlets with high traffic patterns as a means of developing cost-effective access to retail banking customers; and

         o Offer new products and technology which provide customers the services of a large bank while maintaining the service and personal attention of a community oriented institution.

                                  The Offering

Common Stock Offered....................................   1,400,000 shares of Common Stock, $.05 par value

Common Stock Outstanding After the Offering(1)..........   2,627,263 shares

Estimated Net Proceeds to the Company(2)................   $13,952,000

Proposed Use of Proceeds................................   The Company intends to use the net proceeds of this
                                                           Offering for future expansion and acquisitions,
                                                           including possible future acquisitions of other finan-
                                                           cial institutions, working capital, loan originations
                                                           (which will reflect an increase in the Bank's legal
                                                           lending limit as a result of the Offering), and general
                                                           corporate purposes.  See "Use of Proceeds."

Risk Factors............................................   Prospective investors in the Common Stock should
                                                           carefully consider the information discussed under
                                                           the heading "Risk Factors" starting on page 7.

Proposed NASDAQ National Market Symbol..................   FMAR
-------------------

(1) Excludes approximately 983,923 shares of Common Stock issuable upon exercise of outstanding options and warrants at an exercise price of $10.00 per share.

(2) Based upon an initial public offering price of $11.00 per share, and after deducting expenses of the Offering payable by the Company estimated to be $370,000.

                       Summary Consolidated Financial Data


                                                                  Nine Months Ended                        Years Ended
                                                                    September 30,                          December 31,
                                                         ---------------------------------         ----------------------------
                                                              1996                1995                 1995             1994
                                                         --------------       ------------         ------------      ----------
Consolidated Statements
        of Operations Data:
    Interest income................................        $ 4,316,423        $1,659,489           $2,561,439        $1,209,141
    Interest expense...............................          1,978,451           878,037            1,269,620           503,828
    Net interest income............................          2,337,972           781,452            1,291,819           705,313
    Provision for loan losses                                  674,828              -                 190,051            59,078
    Non-interest income............................            811,937            90,668              197,014            75,364
    Non-interest expense...........................          4,000,513         1,361,886            2,581,411           979,989
    Loss before income taxes.......................         (1,525,432)         (489,766)          (1,282,629)         (258,390)
    Income tax provision (benefit)                                 -                 -                    -             (17,434)

Net Loss...........................................        $(1,525,432)       $ (489,766)         $(1,282,629)      $  (240,956)
                                                           ===========        ===========         ===========       ===========

Consolidated Statements of Financial
    Condition Data, at Period End:
    Total assets...................................        $94,961,351       $41,715,010          $52,798,345       $26,303,452
    Total loans, net...............................         80,981,616        24,475,535           29,760,313        19,930,101
    Total deposits.................................         78,857,010        30,072,493           41,363,630        20,882,530
    Total stockholders' equity.....................          9,182,554        10,887,886           10,701,986         1,976,615

Per Common Share Data:
    Net loss(1)....................................              (1.24)             (.97)               (1.88)            (2.07)
    Book value.....................................               7.48              9.31                 8.72              8.75
    Tangible book value............................               7.24              9.02                 8.41              7.22
    Number of shares of common stock
        outstanding, at period end.................          1,227,213         1,169,141            1,226,613           225,813

Performance Ratios(2):
    Return on average assets.......................            (2.84)%           (1.93)%              (3.45)%           (1.42)%
    Return on average stockholders' equity                    (20.37)%          (13.08)%             (19.63)%          (22.72)%
    Net interest margin............................              4.87%             3.50%                3.99%             4.60%

Capital Ratios:
    Capital to risk-weighted assets, at period end:
        Tier 1 capital ratio.......................             10.33%            44.94%               33.87%            11.76%
        Total capital ratio........................             11.44%            45.99%               35.10%            13.01%
        Tier 1 leverage ratio......................             12.39%            31.04%               27.83%             9.57%

Asset Quality Ratios:
    Allowance for loan losses, at period end, to:
        Loans......................................              1.17%              .99%                1.25%             1.21%
        Non-performing assets......................            205.05%            24.57%               59.47%            35.38%
    Net charge-offs to average total loans(2)                     .22%              --                   .26%              .16%
    Non-performing assets to total assets,
        at period end..............................               .49%             2.39%                1.20%             2.63%

----------

(1) Net loss per share is based on the weighted average number of shares outstanding during the period.
(2) Annualized for the nine months ended September 30, 1996 and 1995.

                                   THE COMPANY

General

         The Company is a bank holding company formed in Maryland in 1994 under the name MarylandsBank Corp. The business of the Company is conducted through the Bank, whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank, which is headquartered in Baltimore City, serves the central region of the State of Maryland through 12 full-service branches and 19 Automated Teller Machines (ATMs). At September 30, 1996, the Company had total assets of $94,961,351.

         The Bank is an independent community bank engaged in the general commercial banking business with particular emphasis on the needs of individuals and small to mid-sized businesses. The Bank emphasizes personal attention and professional service to its customers while delivering a range of traditional and contemporary financial products and performing many of the essential banking services offered by its larger competitors. The Bank offers its customers access to local bank officers who are empowered to act with flexibility to meet customers' needs in order to foster and develop long term loan and deposit relationships.

         The Company's executive offices are located at 1801 South Clinton Street, Baltimore, Maryland 21224 and its telephone number is (410) 342-2600.

Background and History

         In early 1994, an investment group led by George H. Mantakos (the "Mantakos Group"), the President of the Company and the President and Chief Executive Officer of the Bank, acquired Farmers Bank, FSB, a federal savings bank ("Farmers"), which operated two banks, one in Baltimore City and one in Baltimore County. In July, 1994, the Mantakos Group also acquired a controlling interest in Garibaldi Federal Savings Bank ("Garibaldi"), which operated a thrift in Baltimore County. In late 1994 Garibaldi changed its name to MarylandsBank, FSB. In May, 1995, in a series of transactions, Farmers and MarylandsBank, FSB were merged and became a wholly owned subsidiary of the Company, which changed its name to "First Mariner Bancorp.".

         In late 1994, the Company began negotiations with Edwin F. Hale, Sr. to obtain an infusion of capital. These negotiations led to the transactions described above and to the private offering by the Company of 500,000 shares of its Common Stock at $10.00 per share, for an aggregate of $5,000,000. In connection with that offering, the Company issued warrants to purchase in the aggregate an additional 416,664 shares at an exercise price of $10.00 per share. In this offering, Mr. Hale purchased 300,000 shares for $3,000,000 and received warrants to purchase an additional 300,000 shares. Mr. Hale was then elected as Chairman and Chief Executive Officer of the Company, and Mr. Mantakos continued as President of the Company and President and Chief Executive Officer of the Bank.

         In August 1995, the Company issued an additional 500,000 shares of its Common Stock in another private placement at $10.00 per share for $5,000,000 in the aggregate. In connection with that offering, the Company issued warrants to purchase in the aggregate an additional 206,659 shares at $10.00 per share. In this offering, Mr. Hale purchased 60,000 shares for $600,000 and received warrants to purchase an additional 60,000 shares. Mr. Hale subsequently purchased an additional 31,687 shares and warrants to purchase an additional 31,672 shares in privately negotiated transactions.

         Following Mr. Hale's election as Chairman and Chief Executive Officer, the Company assembled a Board of Directors of well-known business and civic leaders who have strong ties to the Company's market area and are committed to the growth and success of the Company. Mr. Hale also recruited members of management from other successful local financial institutions with knowledge of the local market and experience in extending credit to small to mid-sized businesses, including several persons who were critical to the turnaround and ultimate success of Baltimore Bancorp. The Company then embarked upon a business strategy and capitalization plan to provide management with the tools necessary to optimize the market opportunities created as a result of the consolidation of the banking industry.


                                  RISK FACTORS

         Prospective   investors  should  review  and  consider   carefully  the
following  investment  considerations,   together  with  the  other  information
contained in the Prospectus, in evaluating an investment in the Common Stock.

Risks of Expansion Strategies

         Since May, 1995, it has been the strategy of the Company to rapidly increase the number of Bank branches prior to the time that the volume of business was sufficient to generate profits from branch operations. This strategy was implemented in order to have a branch network in place to take advantage of business opportunities as they arose. This strategy anticipates losses from branch operations until such time as branch deposits and the volume of other banking business reach the levels necessary to support profitable branch operations. As a result of this strategy, the Company has sustained losses to date. The success of the Company's strategy will be dependent on management's ability to generate business and increase deposits at levels necessary to support profitable branch operations. See "Business."

         It is the intention of management to continue to expand the business of the Company through the opening of additional branches and the acquisition of existing banks in the Company's market area. The success of the Company's expansion strategy will be dependent upon its ability to manage the growth, to improve its operational financial systems, to attract and train qualified employees, and, to a certain extent, on the availability of potential acquisitions meeting the Company's investment criteria, management's ability to successfully operate and integrate the acquired business with and into the business of the Company, and the Bank's ability to obtain required regulatory approval. See "Business."

         There can be no assurance that the Company will be successful in implementing these strategies and managing its anticipated growth.

Limited Operating History of Current Management; Recent Operating Losses

         The Company's sole business activity for the foreseeable future will be to act as the holding company of the Bank; therefore, the profitability of the Company will be dependent on the results of operations of the Bank. The Company has reported losses from operations since its inception in 1994. Many factors could adversely affect the Company's performance in the future, including unfavorable economic conditions, increased competition, loss of key personnel and government regulation. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Personnel

The Company is dependent on the continued services of certain key management personnel, including Edwin F. Hale, Sr., Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board of the Bank, and George H. Mantakos, President of the Company and President and Chief Executive Officer of the Bank. The Bank has a key man life insurance policy in the amount of $10 million on Mr. Hale, and has entered into a two year employment agreement with Mr. Mantakos effective May 1, 1995. The Company's continued growth and profitability will depend upon its ability to attract and retain skilled managerial, marketing and technical personnel. Competition for qualified personnel in the banking industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

Concentrations in Real Estate Lending and Related Risks

         The Bank is currently dependent on real estate lending activities, which on September 30, 1996 had produced real estate loans totaling approximately 84% of the Company's loan portfolio. Real estate loan origination activity, including refinancings, generally is greater during periods of declining interest rates and favorable economic conditions, and has been favorably affected by relatively lower market interest rates during the past several years. There is no assurance such favorable conditions will continue.

         Real estate loans are subject to the risk that real estate values in a geographical area or for a particular type of real estate will decrease, and to the risk that borrowers will be unable to meet their loan obligations. Real estate development and construction loans, which have higher average balances and greater sensitivity to market conditions, constitute 30% of the Bank's loan portfolio. The Company attempts to minimize these risks by making real estate loans that are secured by a variety of different types of real estate, limiting real estate loans to 80% of the appraised value of the real estate, generally lending in its market area, using conservative loan-to-value ratios, and, regardless of collateral, reviewing the potential borrower's ability to meet debt service obligations. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Composition of Loan Portfolio."

Risk of Loan Losses

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. If management's assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities require the Bank to increase the allowance for loan losses as a part of their examination process, the Bank's earnings could be significantly and adversely affected. Although the Bank's loans are typically secured, certain lending activities may involve greater risks and the percentage applied to specific loan types may vary.

         As of September 30, 1996, the allowance for loan losses was $958,812, which represented 1.17% of outstanding loans, net of unearned income. At such date, the Company had non-accrual loans totalling approximately $468,000. The Bank actively manages its non-performing loans in an effort to minimize credit losses and monitor its asset quality to maintain an adequate allowance for credit losses. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's non-performing or performing loans. Material additions to the Bank's allowance for loan losses would result in a decrease in the Bank's net income and capital, and could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Loan Quality."

Economic Conditions and Monetary Policy

         The operating results of the Company will depend to a great extent upon the rate differentials which result from the difference between the income its receives from its loans, securities and other earning assets and the interest expense it pays on its deposits and other interest-bearing liabilities. These rate differentials are highly sensitive to many factors beyond the control of the Company, including general economic conditions and the policies of various governmental and regulatory authorities, in particular the Board of Governors of the Federal Reserve System (the "FRB"). Also, adverse changes in general economic conditions could impair borrowers' ability to repay loans as they mature, thus reducing the income the Company receives from loans and reducing the amount of rate differentials.

         Like other depository institutions, the Company is affected by the monetary policies implemented by the FRB and other federal instrumentalities. A primary instrument of monetary policy employed by the FRB is the restriction or expansion of the money supply through open market operations including the purchase and sale of government securities and the adjustment of reserve requirements. These actions may at times result in significant fluctuations in interest rates, which could have adverse effects on the operations of the Company. In particular, the Company's ability to make loans and attract deposits, as well as public demand for loans, could be adversely affected. See "Supervision and Regulation--Monetary Policy."

Government Regulation

         The operations of the Company and the Bank are and will be affected by current and future legislation and by the policies established from time to time by various federal and state regulatory authorities. The Bank is subject to supervision and periodic examination by the FDIC and the Maryland Commissioner of Financial Regulation ("Commissioner"). The Company is also subject to supervision by the FRB. Banking regulations, designed primarily for the safety of depositors, may limit a financial institution's growth and the return to its investors by restricting such activities as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits, expansion of branch offices, and the provision of securities or trust services. The Bank also is subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement actions to the extent that the Bank is found by regulatory examiners to be undercapitalized. It is not possible to predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the future business and earnings prospects of the Company and the Bank. The cost of compliance with regulatory requirements may adversely affect the Company's ability to operate profitability. See "Supervision and Regulation."

Competition

         The Company and the Bank operate in a competitive environment, competing for deposits and loans with commercial banks, thrift and other financial entities. Numerous mergers and consolidations involving banks in the market in which the Bank operates have occurred recently, resulting in an intensification of competition in the banking industry in the Company's geographical market. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market and mutual funds and other investment alternatives. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. Many of the financial intermediaries operating in the Company's market area offer certain services, such as trust, investment and international banking services, which the Company does not offer.

In addition, banks with a larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

         Recent changes in Federal banking laws facilitate interstate branching and merger activity among banks. Since September, 1995, certain bank holding companies are authorized to acquire banks throughout the United States. In addition, on and after June 1, 1997, certain banks will be permitted to merge with banks organized under the laws of different states. Such changes may result in an even greater degree of competition in the banking industry and the Company may be brought into competition with institutions with which it does not presently compete. There can be no assurance that the profitability of the Company will not be adversely affected by the increased competition which may characterize the banking industry in the future. See "Business--Competition" and "Supervision and Regulation--Interstate Banking Legislation."

Determination of Initial Public Offering Price

         The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriter based on certain factors, in addition to prevailing market conditions, including the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, an evaluation of the Company's assets, comparisons of the relationships between market prices and book values of other financial institutions of a similar size and asset quality, and other factors that were deemed relevant. Such decision has not been based upon an actual trading market for the Common Stock; accordingly, there can be no assurance that the Common Stock may be resold at or above the offering price. See "Underwriting," "Dilution" and "Description of Securities--Options and Warrants."

Lack of Trading Market

         Prior to the Offering, there has been no public market for the Common Stock of the Company. Although application has been made to quote the Common Stock on the NASDAQ National Market upon completion of the Offering, there can be no assurance that an active trading market will develop, or, if developed, will be sustained following the Offering.

Limitations on Payment of Dividends

         The Company has not paid cash dividends on its Common Stock and dividends are not contemplated for the foreseeable future. There can be no assurances as to whether or when the Company may commence the payment of cash dividends. In addition, because the Company's principal business operations are conducted through the Bank, cash available to pay dividends would be derived from dividends paid to it by the Bank. The Bank's ability to pay dividends to the Company and the Company's ability to pay dividends to shareholders on the Common Stock are also subject to and limited by certain legal and regulatory restrictions. See "Dividend Policy" and "Supervision and Regulation--Limits on Dividends and Other Payments."

Broad Discretion as to Use of Proceeds

         The net proceeds of this Offering have been allocated for working capital, acquisitions, increased loan capacity and other general corporate purposes, and will be used for such specific purposes as management of the Company may determine. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of the Offering. Purchasers of the Common Stock will necessarily depend upon the judgment of management. See "Use of Proceeds."

Control by Management

         A total of 573,200 shares of Common Stock is owned by the directors and executive officers of the Company, representing 46.7% of the Common Stock outstanding before the Offering. In addition, options and warrants to purchase an aggregate of 621,768 shares of Common Stock are held by directors and executive officers. Assuming the directors and executive officers exercise all their stock options and warrants, the directors and executive officers would own approximately 64.6% of the Common Stock outstanding before the Offering, and 36.8% of the outstanding Common Stock following the Offering (assuming no exercise of the Underwriter's over-allotment option). Edwin F. Hale, Sr., who is the largest stockholder of the Company, owns 381,687 shares of Common Stock and options and warrants to purchase 491,672 shares, representing 50.8%, of the Common Stock outstanding before the Offering and 28.0% following the Offering (assuming exercise of all his options and warrants). See "Beneficial Ownership of Shares."

Supermajority Voting Requirements; Anti-Takeover Measures

         The Amended and Restated Articles of Incorporation ("Articles") and Bylaws of the Company contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Company. These provisions provide for the classification of the Company's Board of Directors into three classes; after an initial transition period, directors of each class will serve for staggered three year periods. The Articles also provide for supermajority voting provisions for the approval of certain business combinations. Although these provisions do not preclude a takeover, they may have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board of Directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult, and therefore, may serve to perpetuate current management. Further, such provisions could potentially adversely affect the market price of the Common Stock.

         The Company, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. The Company believes that such provisions encourage potential acquirors to negotiate directly with the Board of Directors, and that the Board is in the best position to act on behalf of all stockholders. Further, provided that the acquisition is approved in advance by a majority of the disinterested Board of Directors, the affirmative vote of only a majority of the outstanding shares would be required to approve the acquisition. See "Description of Securities--Supermajority Voting Requirements--Anti-Takeover Measures", "--Control Share Acquisitions" and "--Business Combinations."

Shares Eligible for Future Sale

         As of October 31, 1996, there were 1,227,263 shares of the Company's Common Stock outstanding, of which approximately 200,000 shares will be eligible for sale 90 days after the date of this Prospectus pursuant to Rule 144 under the Securities Act, subject to volume, notice and manner of sale limitations in that rule. An aggregate of 573,200 shares of Common Stock are beneficially owned by the Company's executive officers and directors. All of the Company's executive officers and directors have agreed that for a period of 180 days after the closing of the Offering, they will not sell, offer for sale or take any action that may constitute a transfer of shares of Common Stock. There are also 983,923 shares subject to outstanding options and warrants. Although the sale of the shares issuable upon exercise of such options and warrants will be restricted under Rule 144, the sale of any number of shares of Common Stock in the public market following the Offering could have an adverse impact on the then prevailing market price of the shares. See "Shares Eligible for Future Sale."

                                    DILUTION

         Purchasers of Common Stock in the Offering will experience immediate dilution in net tangible book value (stockholders' equity less intangible assets) per share from the initial public offering price. "Net tangible book value per share" is determined by dividing the difference between the total amount of tangible assets and the total amount of liabilities by the number of shares of Common Stock outstanding. At September 30, 1996, the net tangible book value of the Common Stock on a fully diluted basis was $7.24 per share. After giving effect to the sale of 1,400,000 shares of Common Stock at an estimated initial public offering price of $11.00 per share (the median estimated initial offering price range) and to the payment of estimated Offering expenses, the pro forma tangible book value per share at September 30, 1996 would have been $8.69. This would represent an immediate increase in tangible book value of $1.45 per share to existing shareholders and an immediate dilution to new investors of $2.31 per share.


                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of 1,400,000 shares of Common Stock offered by the Company hereby (after deducting the underwriting discount and commissions and estimated expenses of the Offering) are estimated to be approximately $13,952,000 ($16,100,300 if the Underwriter's over-allotment option is exercised in full), based upon an estimated initial offering price of $11.00 per share. The Company intends to use the net proceeds of this Offering for future expansion and acquisitions, loan originations (as a result of an increase in the Bank's legal lending limit), working capital and general corporate purposes.

         With respect to future acquisitions, the Company is regularly reviewing
potential   acquisitions,   although   it  has  no  such   current   agreements,
understandings or commitments.

         The foregoing represents the Company's anticipated use of the net proceeds of this Offering based upon the current status of its business operations, its current plans and current economic conditions. A change in the use of proceeds or timing of such use will be at the Company's discretion. Pending their longer-term use, the net proceeds from this Offering are expected to be used to make short-term loans or invested in short-term, investment-grade interest bearing securities.


                                 DIVIDEND POLICY

         The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all of its earnings, if any, to finance the operation and expansion of its business, and therefore does not intend to pay dividends on its Common Stock in the foreseeable future. The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company because the principal source of the Company's revenue will be dividends paid by the Bank. In considering the payment of dividends, the Board of Directors will take into account the Company's financial condition, results of operations, tax considerations, costs of expansion, industry standards, economic conditions and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank. No assurance can be given that the Bank's earnings will enable the Bank (and therefore the Company) to pay cash dividends.

         As a depository institution whose deposits are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. The Bank currently is not in default of any of its obligations to the FDIC. In addition, FDIC regulations also impose certain minimum capital requirements which effect the amount of cash available for the payment of dividends by a regulated banking institution such as the Bank. As a commercial bank under the Maryland Financial Institutions Law, the Bank may declare cash dividends from undivided profits or, with the prior approval of the Commissioner, out of surplus in excess of 100% of its required capital stock, and (in either case) after providing for due or accrued expenses, losses, interest and taxes.
See "Supervision and Regulation."

         Distributions paid by the Company to stockholders will be taxable to the stockholders as dividends, to the extent of the Company's accumulated or current earnings and profits. There can be no assurance that the Company will declare or pay cash dividends at any particular time.


                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at September 30, 1996, and as adjusted to give effect to the sale of 1,400,000 shares of Common Stock offered hereby at the estimated initial pubic offering price of $11.00 per share (the median of the estimated initial public offering price range), less the underwriting discount and commissions and estimated expenses. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included in this Prospectus.

                                                          September 30, 1996
                                                    ----------------------------
                                                     Actual       As Adjusted(1)
                                                     ------       --------------

Stockholders' equity:
  Common Stock, $.05 par value;
    20,000,000 shares authorized;
    1,227,213 shares outstanding;
    2,627,213 shares outstanding as adjusted..   $    61,361      $    131,361

Additional paid-in capital....................    12,170,210        26,052,210

Accumulated deficit...........................    (3,049,017)       (3,049,017)
                                                 -----------      ------------

Total stockholders' equity....................   $ 9,182,554      $ 23,134,554
                                                 ===========      ============

Net tangible book value per share.............   $      7.24      $       8.69
--------------------

(1) If the Underwriter's over-allotment option is exercised in full, Common Stock, additional paid-in capital and total stockholders' equity would be $ 141,500, $ 28,351,500 and $ 25,443,983, respectively. This table excludes approximately 983,923 shares of Common Stock issuable upon exercise of outstanding options and warrants at an exercise price of $10.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data for, and as of the end of, each of the years in the two year period ended December 31, 1995 are derived from the audited consolidated financial statements of the Company. The following selected interim consolidated data for, and as of the end of, the nine month periods ended September 30, 1996 and 1995 have been derived from unaudited financial statements of the Company, which, in the opinion of management, have been prepared on the same basis as the audited Consolidated Financial Statements included herein, and reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of such data. The results of the interim periods are not necessarily indicative of the results of a full year. The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, the Consolidated Financial Statements of the Company and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                            Nine Months Ended                             Years Ended
                                                               September 30,                              December 31,
                                                  -------------------------------------          ---------------------------------
                                                        1996                 1995                      1995              1994
                                                  ----------------    -----------------          ----------------   --------------
Consolidated Statements
    of Operations Data:
    Interest income............................     $ 4,316,423          $1,659,489                  $2,561,439        $1,209,141
    Interest expense...........................       1,978,451             878,037                   1,269,620           503,828
    Net interest income........................       2,337,972             781,452                   1,291,819           705,313
    Provision for loan losses..................         674,828                -                        190,051            59,078
    Non-interest income........................         811,937              90,668                     197,014            75,364
    Non-interest expense.......................       4,000,513           1,361,886                   2,581,411           979,989
    Loss before income taxes...................      (1,525,432)           (489,766)                 (1,282,629)         (258,390)
    Income tax provision (benefit).............            -                   -                           -              (17,434)

Net Loss.......................................     $(1,525,432)        $  (489,766)                $(1,282,629)      $  (240,956)
                                                    ===========         ===========                 ===========       ===========

Consolidated Statements of Financial
    Condition Data, at Period End:
    Total assets...............................     $94,961,351         $41,715,010                 $52,798,345       $26,303,452
    Total loans, net...........................      80,981,616          24,475,535                  29,760,313        19,930,101
    Total deposits.............................      78,857,010          30,072,493                  41,363,630        20,882,530
    Total stockholders' equity.................       9,182,554          10,887,886                  10,701,986         1,976,615

Per Common Share Data:
    Net loss(1)................................           (1.24)               (.97)                      (1.88)            (2.07)
    Book value.................................            7.48                9.31                        8.72              8.75
    Tangible book value........................            7.24                9.02                        8.41              7.22
    Number of shares of common stock
        outstanding, at period end.............       1,227,213           1,169,141                   1,226,613           225,813

Performance Ratios(2):
    Return on average assets...................         (2.84)%             (1.93)%                     (3.45)%           (1.42)%
    Return on average stockholders' equity.....        (20.37)%            (13.08)%                    (19.63)%          (22.72)%
    Net interest margin........................           4.87%               3.50%                       3.99%             4.60%

Capital Ratios:
    Capital to risk-weighted assets, at period end:
        Tier 1 capital ratio...................          10.33%              44.94%                      33.87%            11.76%
        Total capital ratio....................          11.44%              45.99%                      35.10%            13.01%
        Tier 1 leverage ratio..................          12.39%              31.04%                      27.83%             9.57%

Asset Quality Ratios:
    Allowance for loan losses, at period end, to:
        Loans..................................           1.17%                .99%                       1.25%             1.21%
        Non-performing assets..................         205.05%              24.57%                      59.47%            35.38%
    Net charge-offs to average total loans(2)..            .22%                __                          .26%              .16%
    Non-performing assets to total assets,
        at period end..........................            .49%               2.39%                       1.20%             2.63%
-----------

(1) Net loss per share is based on the weighted average number of shares outstanding during the period.
(2) Annualized for the nine months ended September 30, 1996 and 1995.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         Since assuming control of the Company in May, 1995, management implemented a strategy of building a branch network in its core market area. This strategy is intended to position the Bank to optimize the opportunities that management believes have been created by dislocations caused by the widespread consolidations among local banks with large out-of-state acquirors. Although this strategy has resulted in losses for the past sixteen months, the Company anticipates that this investment will ultimately be substantially less than the market premiums required to purchase and improve existing bank or thrift franchises.

         The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes and other statistical information included elsewhere herein. Results reflect the operations of the Company and the Bank for the nine month periods ended September 30, 1996 and 1995, and during the years ended December 31, 1995 and 1994.

Results of Operations

         The Company incurred a net loss for the nine months ended September 30, 1996 of $1,525,432 compared to a net loss of $489,766 for the nine months ended September 30, 1995. These results reflect the costs of the Company's continuing expansion and growth, including substantially increased compensation, occupancy and promotional expenses. Net loss per share for the nine months ended September 30, 1996 was $1.24 per share compared to $.97 per share for the same period in 1995. Return on average assets was (2.84)% for the nine months ended September 30, 1996 as compared to (1.93)% for the same period in 1995.

         The Company's net loss for the year ended December 31, 1995 was $1,282,629 compared to a net loss of $240,956 for the year ended December 31, 1994. The amount of net loss for 1995 was in line with management's expectation. The primary reasons for the increase in net loss were costs associated with the development of a substantial branching network, the marketing of deposit and loan products and additional staffing necessary to effectively serve the expanding customer base. The 1995 net loss represents a return on average assets of (3.45)% compared to the 1994 return of (1.42)%. The return on average equity was (19.63)% for 1995 and (22.72)% for 1994. The net interest margin increased to $1,291,819 for the year ended December 31, 1995, an increase of $586,506 or 83% from the 1994 amount of $705,313.

Net Interest Income/Margins

         The primary source of earnings for the Company is net interest income, which is the difference between income earned on interest-earning assets, such as loans and investment securities, and interest incurred on the interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") and the rate spreads between the interest-earning assets and the Company's funding sources.

         Net interest income was $2,337,972 for the nine months ended September 30, 1996, a 199% increase from the net interest income of $781,452 earned during the same period of 1995. Earning assets averaged $63,964,829 in the first nine months of 1996, a 115% increase as compared to $29,752,454 in the first nine months of 1995. The increase in net interest income was due to the growth of the loan portfolio and increases in yields on the loan portfolio. Average loans as a percentage of total average earning assets increased to 88.1% in the first nine months of 1996 as compared with 70.8% in the same period of 1995.

         Net interest income was $1,291,819 for the year ended December 31, 1995, an 83% increase from the net interest income of $705,313 in 1994. Earning assets averaged $32,414.418 in 1995, a 111% increase as compared to $15,340,770 in 1994. The increase in net interest income was due to the growth of the loan portfolio, and increases in yields in the majority of earning asset categories due to market rate increases, including the prime rate, throughout 1995.

         Interest income on loans of $3,981,916 for the first nine months of 1996 increased by $2,698,764, or 210% from $1,283,152 for the same period in 1995, reflecting a significant increase in the average balance of loans which totaled $56,374,298 for the first nine months of 1996 as compared to $21,060,866 for the same period in 1995.

         Interest income on loans of $1,981,588 in 1995 represented an increase of $878,676, or 80% from $1,102,912 in 1994, reflecting an increase in the average balance of loans to $22,698,742 in 1995 from $13,395,099 in 1994. The increase in net interest income was the result of an overall increase in earning assets. The net interest spread declined to 3.32% in 1995 from 4.28% in 1994.

         Despite lower net interest spreads (which is the difference between the yield on earning assets and the cost of interest-bearing liabilities) and net interest margins for the Company, net interest income improved in 1995 due to greater dollar volumes of higher yielding assets, as well as the overall increase in average earning assets.

         The key performance measure for net interest income is the "net interest margin," or net interest income divided by average earning assets. The Company's net interest margins were 3.99% for 1995 and 4.6% for 1994. The Company's net interest margin is affected by loan pricing, credit administration, and deposit pricing. The Company's net interest margin was 4.9% for the nine months ended September 30, 1996, as compared to 3.5% for the comparable 1995 period. This increase was achieved by adding higher yielding loans in 1996. The 1995 decreases were the result of a combination of factors, including an upward trend in certificates of deposit as a percentage of total deposits and greater increases in interest-bearing deposits than in earning assets.

         Table 1: "Comparative Average Balances - Yields and Rates" below indicates the Company's average volume of interest-earning assets and interest-bearing liabilities and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the earning-asset portfolio, and the availability of particular sources of funds, such as non-interest bearing deposits.

Table 1:  Comparative Average Balances (1) - Yields and Rates

                                                Nine Months Ended September 30,                    Years Ended December 31,
                                       --------------------------------------------- ---------------------------------------------
                                                 1996                   1995                  1995                    1994
                                       ---------------------- ---------------------- ---------------------- ----------------------
                                       Average Income/ Yield/ Average Income/ Yield/ Average Income/ Yield/ Average Income/ Yield/
                                       Balance Expense Rates  Balance Expense Rates  Balance Expense Rates  Balance Expense Rates
                                       ------- ------- ------ ------- ------- ------ ------- ------- ------ ------- ------- ------
                                                                           (dollars in thousands)
Assets:
 Loans (net of unearned income)(2)     $56,374  $3,982  9.42% $21,061 $1,283  8.12%  $22,699 $1,982  8.73%  $13,395 $1,103  8.23%
 Mortgage-backed securities
  held to maturity                        -       -      -      2,544    133  6.95%    2,303    177  7.69%    1,274     78  6.12%
 Federal funds sold                       -       -      -       -       -      -        175     15  8.57%     -       -      -
 Interest bearing bank balances          6,724     314  6.23%   5,846    227  5.19%    6,937    366  5.28%      480     14  2.92%
 Other earning assets                      866      20  3.04%     301     16  7.23%      301     22  7.31%      192     14  7.29%
                                       -------  ------        ------- ------         ------- ------         ------- ------

 Total earning assets(3)                63,964   4,317  9.00%  29,752  1,659  7.44%   32,415  2,562  7.90%   15,341  1,209  7.88%
                                                ------                ------                 ------                 ------

 Allowance for loan losses                (550)                  (244)                  (256)                  (150)
 Other assets                            8,235                  4,326                  5,054                  1,836
                                       -------                -------                -------                -------

 Total assets                          $71,649                $33,834                $37,213                $17,027
                                       =======                =======                =======                =======

Liabilities and stockholders' equity:
 Deposits:
    Passbook                           $ 4,425  $  112  3.37% $ 2,973 $   60  2.68%  $ 3,081 $   66  2.14%  $ 1,521 $   47  3.13%
    NOW/MMDA                            10,646     222  2.79%   6,175    144  3.11%    6,477    211  3.26%    3,358    110  3.27%
    Certificates                        37,763   1,616  5.70%  15,035    584  5.18%   16,793    900  5.36%    7,139    254  3.56%
                                       -------  ------        ------- ------         ------- ------         ------- ------

Total interest-bearing deposits         52,834   1,950  4.92%  24,183    788  4.34%   26,351  1,177  4.47%   12,018    411  3.42%

Other borrowed funds                     1,149      28  3.30%   1,841     90  6.54%    1,406     93  6.61%    1,985     93   .00%
                                       -------  ------        ------- ------         ------- ------         ------- ------

Total interest-bearing liabilities      53,983   1,978  4.89%  26,024    878  4.50%   27,757  1,270  4.58%   14,003    504  4.69%
                                                ------                ------                 ------                 ------

Demand deposits                          6,447                    536                    984                  1,051
Other liabilities                        1,235                  2,280                  1,938                    913
Stockholders' equity                     9,984                  4,994                  6,534                  1,060
                                       -------                -------                -------                -------

Total liabilities and stockholders'
  equity                               $71,649                $33,834                $37,213                $17,027
                                       =======                =======                =======                =======

Interest rate spread
   (Average yield less average rate)                    4.11%                 2.94%                  3.32%                  4.28%
Net interest income
   (Interest income less interest               ------                ------                 ------                 ------
    expense                 )                   $2,338                $  781                 $1,292                 $  705
                                                ======                ======                 =======                ======
Net interest margin
   (Net interest income/total
    earning assets)                                     4.87%                 3.50%                  3.99%                  4.60%
-------------------------

(1) Average balances were calculated using month end balances (which approximates daily averages) as daily averages were not available for the periods presented.
(2) Loans on non-accrual status are included in the calculation of average balances.
(3) From inception through December 31, 1995, the Company made no loans or investments that qualify for tax-exempt treatment and, accordingly, had no tax-exempt income.

         Table 2: "Rate/Volume Variance" below indicates the changes in the Company's net interest income as a result of changes in volume and rates. Changes in interest income and interest expense can result from variances in both volumes and rates. The Company has an asset and liability management policy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities, to attempt to maximize interest margins and to provide adequate liquidity for anticipated needs.

Table 2:  Rate/Volume Analysis (in thousands)
                                                            Nine Months
                                                      Ended September 30, 1996                Year Ended December 31, 1995
                                                       Compared to Nine Months                          Compared to
                                                      Ended September 30, 1995               Year Ended December 31, 1994
                                                  ---------------------------------        ---------------------------------
                                                                           Net                                    Net
                                                  Average    Average    Increase/          Average    Average  Increase/
                                                  Volume      Rate    (Decrease)(1)         Volume     Rate    (Decrease)(1)
                                                  -------    -------  -------------        -------    -------  -------------
Interest Income:
 Loans (net of unearned income)                   $2,465     $  234       $2,699            $  808      $ 71     $  879
 Mortgage-backed securities held to maturity        (133)        -          (133)               75        24         99
 Federal funds sold                                  -           -          -                   15        -          15
 Interest bearing bank balances                       37         50           87               332        20        352
 Other earnings assets                                 5         (2)           4                 8        -           8
                                                  ------     ------       ------            ------      ----     ------
         Total interest income                     2,441        216        2,657             1,238       115      1,353
                                                  ------     ------       ------            ------      ----     ------

Interest Expense:
 Passbook                                             34         18           52                27        (8)        19
 NOW/MMDA                                             91        (13)          78               101        -         101
 Certificates                                        967         65        1,032               470       176        646
 Other borrowed funds and escrow                     (27)       (35)         (62)               (1)       -          -
                                                  ------     ------       ------            ------     -----     ------

     Total interest expense                        1,376        181        1,100               597       169        766
                                                  ------     ------       ------            ------     -----     ------

Change in net interest income                     $1,309     $  248       $1,557            $  641     $ (54)    $  587

----------                                        ======     ======       ======            ======     =====     ======

(1) The change in interest income and expense due to both rate and volume has been allocated proportionally between volume and rate. Loan fees are included in the interest income computation.

Non-Interest Income

         Non-interest income consists of revenues generated from service charges on deposit accounts, as well as loan fees, wire transfer fees, gains on sales of investment securities, official check fees and collection fees. Non-interest income for the first nine months of 1996 was $811,937 as compared to $90,668 for the same period in 1995, an increase of $721,269. This increase, to a large extent, was due to a gain realized on the sale of trading account investment securities in 1996 of $331,695. Other significant increases were experienced in loan fee income which increased to $208,162 from $32,344 or and service charge fee income which increased to $229,728 from $54,017. These increases were due to significantly increased activity in both deposits and loans.

         For the year ended December 31, 1995, non-interest income was $197,014, an increase of $121,650 from $75,364 in 1994. The increase was primarily due to volume increases in both loan and deposit accounts, which generated more check activity and increased fee income. Service fees on deposits accounted for 48.2% and 64.4% of total non-interest income for 1995 and 1994, respectively. Service fees on loans accounted for 42.7% and 16.0% of total non-interest income for 1995 and 1994, respectively.

Table 3:  Non-interest Income

                                                       Nine Months Ended
                                                          September 30,                  Years Ended December 31,
                                                 ---------------------------          -----------------------------
                                                       1996            1995                  1995             1994
                                                 -----------------    ------          ------------------     ------
                                                           Percent                               Percent
                                                 Amount     Change    Amount          Amount      Change     Amount
                                                 ------     ------    ------          ------      ------     ------

Gain on sale of securities                      $331,695     100%    $   -          $  8,970        100%    $   -
Service fees on loans                            208,162     544%     32,344          84,173        596%     12,089
Service fees on deposits                         229,728     325%     54,017          94,918         96%     48,524
Other operating income                            42,352     833%      4,307           8,953       (39)%     14,751
                                                --------             -------        --------                -------

         Total non-interest income              $811,937     796%    $90,668        $197,014        161%    $75,364
                                                ========     ====    =======        ========        ====    =======

Non-interest income as a percent
  of average total assets (annualized)             1.51%                .36%            .53%                   .44%
                                                   ====                 ====            ====                   ====

Non-Interest Expense

         Non-interest expense totaled $4,000,513 for the nine months ended September 30, 1996 as compared to $1,361,886 for the same period of 1995, an increase of $2,638,627. This increase reflects increased administrative expenses and management's continuing emphasis on growth through branching. Also included in the operating expenses for the nine months ended September 30, 1996 was the accrual of a one-time federal assessment of approximately $154,000 to recapitalize the Savings Association Insurance Fund. Non-interest expenses (annualized) as a percentage of average total assets increased to 7.4% for the first nine months of 1996 as compared to 5.4% for the comparable period in 1995. Salaries and employee benefits continued to account for the largest component of non-interest expense, comprising 46.5% of total non-interest expenses for the nine months ended September 30, 1996 and 41.7% for the same period in 1995. The increase was due to increased staffing as a result of administrative personnel necessary to effectively serve a significantly increased customer base. Occupancy expense increased to $480,079 for the nine months ended September 30, 1996 as compared with $136,996 for the same period in 1995, an increase of $343,083, caused by the Company's continuing expansion into new local markets. As a result of this growth, other components of non-interest expense increased.

         Non-interest expense totaled $2,581,411 for the year ended December 31, 1995, as compared to $979,989 for 1994, an increase of $1,601,422. Non-interest expense as a percentage of average total assets increased to 6.94% in 1995 as compared to 5.76% in 1994. Salaries and employee benefits comprised 46.1% of total non-interest expenses for 1995 and 41.9% in 1994. Salaries and employee benefits increased by $778,794, from 1994 to 1995. The increase in 1995 was mainly attributable to increased staffing of the branch network, additional administrative staff and related benefit costs. Net occupancy expenses increased by $159,574 or 185.7% from 1994 to 1995. This increase was due to the aggressive development of the branch network which increased from four branches as of December 31, 1994 to eight branches as of December 31, 1995. Additionally, the two acquisitions of financial institutions in 1994 were accounted for as purchases and the results of their operations are included only from the date of acquisition in 1994. Professional services increased from $51,205 in 1994 to $233,448 in 1995, or $182,243, an increase of 355.9%, relating to the growth of consulting expenses associated with supermarket banking. Advertising expense increased from $11,706 in 1994 to $147,549 in 1995, which reflects the Company's increased marketing efforts relating to both deposit and loan products. Other expenses increased to $282,352 in 1995 from $51,260 in 1994 due primarily to increased repairs and maintenance costs associated with new branch locations.

Table 4:  Non-interest Expense

                                               Nine Months Ended September 30,                Years Ended December 31,
                                            -----------------------------------         ----------------------------------
                                                    1996                1995                    1995                1994
                                            --------------------      ---------         --------------------      --------
                                                         Percent                                     Percent
                                            Amount        Change       Amount           Amount        Change       Amount
                                            ------        ------       ------           ------        ------       ------

Salaries and employee benefits            $1,859,988      227%       $  568,243       $1,189,172        190%     $410,378
Net occupancy                                480,079      250           136,996          245,499        186        85,925
Insurance premiums                           229,810      432            43,221           79,783         20        66,239
Furniture, fixtures and equipment            173,169      230            52,408           82,968         20        68,914
Professional services                         59,841      (52)          123,851          233,448        356        51,205
Advertising                                  290,944      300            72,791          147,549      1,161        11,706
Service bureau expense                       201,067      117            92,650          134,927         31       103,079
Office supplies                              183,357      147            74,144          121,250         31        92,561
Amortization of cost of intangible assets     56,195       16            47,824           64,463         67        38,722
Other                                        466,063      211           149,758          282,352        451        51,260
                                          ----------                 ----------       ----------                 --------

    Total non-interest expense            $4,000,513      194%       $1,361,886       $2,581,411       163%      $979,989
                                          ==========                 ==========       ==========                 ========

Non-interest expense as a percent
  of average total assets (annualized)          7.4%                       5.4%             6.9%                     5.8%
                                                ===                        ====             ====                     ====

Income Taxes

         The Company did not recognize any income tax benefit for the year ended December 31, 1995 or for the nine months ended September 30, 1996 and 1995. As of September 30, 1996 and December 31, 1995, the entire net deferred tax asset, consisting mainly of net operating loss carryforwards, had been offset by a valuation allowance. This valuation allowance has been established because of the lack of sufficient profitable operating history of the Company. Management will evaluate the need for this allowance in the future and make adjustments as appropriate. The amount of the net operating loss carryforward for federal income tax purposes at September 30, 1996 approximated $2,500,000. As a result of ownership changes in 1995, utilization of a portion of the net operating loss carryforward is subject to annual limitations.

Financial Condition

         At September 30, 1996, the Company's total assets were $94,961,351 as compared to $52,798,345 at December 31, 1995, an increase of 79.9%. This increase was primarily due to the continual growth in the branching network and marketing of deposit and loan products. The Bank's overall asset size and customer base, both individual and commercial, increased significantly during 1995; this growth continued into the first nine months of 1996.

         The Company's total assets were $52,798,345 as of December 31, 1995 as compared to $26,303,452 as of December 31, 1994, which represented an increase of 101%. The Bank's overall asset size and customer base, both individual and commercial, increased significantly during 1995, and this growth is reflected in the consolidated statements of financial condition and the consolidated statements of operations.

         Total loans, net of the allowance for loan losses, at September 30, 1996 was $80,981,616 as compared to $29,760,313 on December 31, 1995, which represents an increase of $51,221,303. Significant growth was experienced in commercial real estate and construction which increased $35,880,079, and commercial loans which increased $10,818,346. Throughout the nine months ended September 30, 1996 loan demand continued to be strong. At September 30, 1996 the loan to deposit ratio was 104% as compared to 73% at December 30, 1995. The Bank has augmented its deposits with short-term collateralized borrowings from the Federal Home Loan Bank of Atlanta to meet liquidity needs.

         Total loans, net of allowance for loan losses, at December 31, 1995 were $29,760,313 as compared to $19,930,101 at December 31, 1994, which represented an increase of 49%. The increase in loans is due to the Bank's continued focus on its core lending activities consisting mainly of real estate loans secured by first mortgages, both residential and commercial. Average loans as a percentage of average total earning assets, however, decreased from 1994 to 1995, representing 70% of total earning assets as of December 31, 1995, as compared to 87% as of December 31, 1994, reflecting primarily increased liquidity from the Company's sale of stock in 1995 together with increased deposits.

         Because the Bank has aggressively marketed its deposit products and expanded its branch network, total deposits increased to $41,363,630 at December 31, 1995 from $20,882,530 at December 31, 1994, an increase of 98%. Certificates of deposit ("CD's") accounted for the largest portion of this increase, up $15,755,945.

Composition of Loan Portfolio

         Because loans are expected to produce higher yields than investment securities and other interest-earning assets, the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin.

         During the nine month period ended September 30, 1996 average loans totaled $56,374,298 and constituted 88% of earning assets and 79% of total assets for the same period. This average loan balance represents an increase of $35,313,435 over the nine month period ended September 30, 1995.

         The increase in loans from $29,760,313 at December 31, 1995 to $80,981,616 at September 30, 1996 was funded primarily by an increase in deposits and a $6,000,000 advance from the Federal Home Loan Bank of Atlanta.

         During the year ended December 31, 1995, average loans were $22,698,742 and constituted 70% of average earning assets and 61% of average total assets. This represents an increase of $9,303,643 over 1994 average loans of $13,395,099, which represented 87.3% of average earning assets and 78.7% of average total assets. At December 31, 1995, the Company's loan to deposit ratio was 72.9% as compared to 96.6% at December 31, 1994. Loan growth during 1995 of $9,961,652 was significantly less than total deposit growth of $20,481,100 which contributed to the decrease in the loan to deposit ratio.

         The Bank's loan portfolio composition as of September 30, 1996 reflects greater concentrations of commercial real estate and construction loans. The following table sets forth the composition of the Bank's loan portfolio and the related percentage composition of total loans.

Table 5:  Loan Portfolio Composition

                                            September 30, 1996            December 31, 1995             December 31, 1994
                                        -------------------------      -----------------------       -----------------------
                                                          Percent                     Percent                        Percent
      Type of Loans                        Amount        of Total         Amount      of Total         Amount       of Total
      -------------                     ------------     --------      -----------    --------       ----------     --------

Commercial                               $11,687,987          14%     $    869,641         3%        $      -            -%
Commercial real estate
 and construction(1)                      47,354,820          58        11,474,741        38           1,686,153         9
Residential real estate                   21,582,328          26        16,215,918        54          17,308,341        87
Consumer and other                         1,370,090           2         1,450,721         5             905,767         4
                                         -----------        ----      ------------       ---         -----------       ---
c
    Total loans                           81,995,225        100%        30,011,021       100%         19,900,261       100%
                                                            ===                          ===                           ===

Add:
 Unamortized premiums                        224,965                       283,926                      375,708
 Accrued interest receivable                 585,690                       201,704                      144,522

Less:
 Unearned income                             865,452                       360,051                      245,543
  Allowance for loan losses                  958,812                       376,287                      244,847
                                        ------------                  ------------                  -----------

    Net loans                            $80,981,616                  $ 29,760,313                  $19,930,101
                                         ===========                  ============                  ===========
---------------------------

(1) Less loans in process

         Approximately 50% of the Bank's loans have adjustable rates as of September 30, 1996 and December 31, 1995, the majority of which are fixed to the prime rate. Interest rates on variable rate loans adjust to the current interest rate environment, whereas fixed rates do not permit this flexibility. If interest rates were to increase in the future, the interest earned on the variable rate loans would improve, and if rates were to fall, the interest earned would decline, thus impacting the Company's income. See also the discussion under "Liquidity and Interest Rate Sensitivity" below.

         The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rate, for the Bank's loan portfolio at September 30, 1996 and December 31, 1995. Some of the loans may be renewed or repaid prior to maturity. Therefore, the following table should not be used as a forecast of future cash collections.

Table 6:  Maturity Schedule of Selected Loans

                                                    As of September 30, 1996                   As of December 31, 1995
                                                     (dollars in thousands)                    (dollars in thousands)
                                         ----------------------------------------    ---------------------------------------
                                            Up to    More than                          Up to    More than
                                             One      1 Year      10+                    One      1 Year      10+
                                            Year   to 10 Years   Years     Total        Year   to 10 Years   Years     Total
                                         --------- ----------- --------  --------    --------  ----------- --------   ------

    Real estate (commercial, residential
       and construction) and commercial    $46,122   $27,777    $6,726    $80,625      $12,326   $7,299     $8,935    $28,560
    Consumer                                   868       500         2      1,370          314      652        485     1,451
                                           -------   -------    ------    -------      --------  ------     ------

         Total                             $46,990   $28,277    $6,728    $81,995      $12,640   $7,951     $9,420    $30,011
                                           =======   =======    ======    =======      ========  ======     ======    =======

    Fixed interest rate                    $11,794   $22,613    $6,728    $41,135      $ 4,349   $4,439     $8,071    $16,851
    Variable interest rate                  35,196     5,664       -       40,860        8,291    3,520      1,349     13,160
                                           -------   -------    ------    -------      -------   ------     ------    -------

         Total                             $46,990   $28,277    $6,728    $81,995      $12,640   $7,951     $9,420    $30,011
                                           =======   =======    ======    =======      =======   ======     ======    =======

         The scheduled repayments as shown above are reported in the maturity category in which the payment is due.

Loan Quality

         The Bank attempts to manage the risk characteristics of its loan portfolio through various control processes, such as credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances. However, the Bank seeks to rely primarily on the cash flow of its borrowers as the principal source of repayment. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio as well as general and regional economic conditions.

         The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on non-accruing, past due and other loans that management believes require special attention.

         For significant problem loans, management's review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions. Specific reserves against the remaining loan portfolio are based on analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions. Table 8: "Allowance for Loan Loss Allocation," which is set forth below, indicates the specific reserves allocated by loan type and also the general reserves included in the allowance for loan losses.

         As of September 30, 1996 the Company had approximately $468,000 in non-accrual loans as compared with $633,000 at December 31, 1995. This represents a decrease of $165,000 or 26% in non-performing assets for the nine months ended September 30, 1996. As of December 31, 1994, the Company had loans of approximately $692,000 in non-accrual status.

         The provision for loan losses is a charge to earnings in the current period to replenish the allowance and to maintain it at a level management has determined to be adequate. The Company provided $674,828 for loan losses for the nine months ended September 30, 1996, but no provision was deemed necessary for the comparable period in 1995. Although the Bank's loan portfolio has increased significantly during the nine months ended September 30, 1996, no significant deterioration in loan quality has been experienced.

         As of September 30, 1996 the allowance for loan losses was $958,812, as compared with the December 31, 1995 balance of $376,287, an increase of $582,525. Net charge-offs of $92,303 were recognized for the nine months ended September 30, 1996. The growth in the reserve was warranted by the growth in the loan portfolio. The allowance for loan losses at September 30, 1996 represented 1.17% of outstanding loans as compared with 1.25% as of December 31, 1995. The reduction in the percentage was justified based on the reduction in non-performing assets and management's evaluation of the loan portfolio.

         The Company's provision for loan losses for 1995 was $190,051, an increase of $130,973 from the $59,078 provision in 1994. The Bank's total gross loan balance increased to $30,011,021 as of December 31, 1995 as compared to $19,900,201 as of December 31, 1994. The increase in the provision for loan losses during 1995 was related primarily to the growth in the loan portfolio.

         The Bank charged off loans of $59,861 in 1995 as compared to charge-offs of $22,561 in 1994, an increase of $37,300. There were recoveries of $1,250 on loans previously charged off during 1995, as compared to recoveries of $921 during 1994. The following Table 7: "Allowance for Loan Losses", summarizes the allowance activities.

Table 7:  Allowance for Loan Losses
                                                                     Nine Months
                                                                        Ended                      Years Ended
                                                                    September 30,                  December 31,
                                                                        1996               1995                1994
                                                                  --------------        ----------           -------

Allowance for loan losses, beginning of period                        $376,287           $244,847           $    -
                                                                      --------           --------           --------
Balance acquired in acquisitions                                         -                   -               207,409
                                                                      --------           --------           --------
Loans charged off:
   Commercial                                                          (12,357)            (8,595)             -
   Real estate                                                         (48,682)           (47,307)            (2,997)
   Consumer                                                            (42,147)            (3,959)           (19,564)
                                                                      --------           --------           --------
     Total loans charged off                                          (103,186)           (59,861)           (22,561)
Recoveries                                                              10,883              1,250                921
                                                                      --------           --------           --------
     Net (charge-offs) recoveries                                      (92,303)           (58,611)           (21,640)
                                                                      --------           ---------          ---------
Provision for loan losses                                              674,828            190,051             59,078
                                                                      --------           --------           --------

Allowance for loan losses, end of period                              $958,812           $376,287           $244,847
                                                                      ========           ========           ========



                                       24





Loans (net of premiums and discounts):
   Period-end balance                                              $81,940,428        $30,136,600        $20,174,948
   Average balance during period                                   $56,374,298        $22,698,742        $13,395,099
Allowance as percentage of period-end loan balance                       1.17%              1.25%              1.21%
Percent of average loans:
 Provision for loan losses(1)                                            1.60%               .84%               .44%
 Net charge-offs(1)                                                       .22%               .26%               .16%
------------------

(1)   Annualized for the nine months ended September 30, 1996.

         As of December 31, 1995, the allowance for loan losses was 1.25% of outstanding loans, which was a slight increase from the December 31, 1994 percentage of 1.21%. Management's judgment as to the level of future losses on existing loans is based on management's internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers, an evaluation of the existing relationships among loans, potential loan losses, and the present level of the loan loss allowance. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. However, management's determination of the appropriate allowance level is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan loss will not be required. The following table summarizes the allocation of allowance by loan type.

Table 8:  Allocation of Allowance for Loan Losses

                                                       As of                     As of                     As of
                                               September 30, 1996          December 31, 1995          December 31, 1994
                                             ----------------------      ---------------------      -------------------
                                                             Percent                  Percent                    Percent
                                                Amount      of Total     Amount      of Total        Amount     of Total
                                                ------      --------     ------      --------        ------     --------

         Commercial                           $242,996       25.3%       $ 43,879      11.7%        $ 13,803       5.7%
         Residential real estate
           and construction                    273,718       28.5          92,449      24.5           68,816      28.1
         Consumer                               43,854        4.6          28,229       7.5           24,529      10.0
         Unallocated                           398,244       41.6         211,730      56.3          137,699      56.2
                                              --------      -----        --------    ------         --------     -----

            Total                             $958,812      100.0%       $376,287     100.0%        $244,847     100.0%
                                              ========      =====        ========     =====         ========     =====

         Non-performing assets are defined as non-accrual loans and real estate acquired by foreclosure. When real estate acquired by foreclosure and held for sale is included with non-performing loans, such real estate is recorded as a non-performing asset. Non-performing assets as of September 30, 1996 and December 31, 1995 and 1994 were comprised solely of loans and totaled approximately $468,000, $633,000 and $692,000, respectively. Table 9, "Non-Performing Assets," presents information on these assets for the past two years, and Table 10, "Foregone Interest," illustrates the corresponding interest lost on non-performing assets.

         As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual, even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. Interest on non-accrual loans is recognized only when received. Table 10, "Foregone Interest," indicates the amount of interest that would have been recorded had all loans classified as non-accrual been current in accordance with their original terms and the amount of interest actually accrued.

Table 9:  Non-Performing Assets
                                          As of                   As of
                                       September 30,          December 31,
                                      --------------     -----------------------
                                           1996             1995          1994
                                      --------------     ----------     --------

  Loans on non-accrual basis             $468,000         $633,000      $692,000


      Total non-performing assets        $468,000         $633,000      $692,000
                                         ========         ========      ========

         In addition, management has placed on non-accrual status loans to a single borrower in which the Bank's participation interest is approximately $900,000. While these loans have been placed on non-accrual status subsequent to September 30, 1996, management currently anticipates that all principal and interest will be collected.

Table 10: Foregone Interest
                                            For the Nine           For the Year
                                            Months Ended               Ended
                                            September 30,          December 31,
                                                1996           1995        1994
                                         ----------------    --------     ------

   Interest income that would have been
     accrued at original terms                 $46,000        $65,000    $34,200
   Interest recognized                           -               -          -


Capital Resources

         Stockholders' equity was $9,182,554 as of September 30, 1996 as compared to $10,701,986 as of December 31, 1995. The decrease of $1,519,432 was the result of a net loss for the nine month period of $1,525,432 and the sale of additional shares of Common Stock. No dividends have been declared by the Company since its inception.

         Stockholders' equity was $10,701,986 as of December 31, 1995 as compared to $1,976,615 as of December 31, 1994. This increase was due to the issuance of 1,000,800 shares of Common Stock during 1995 for $10,008,000. The other component of the change in stockholders' equity was the 1995 net loss of $1,282,629.

         To date, the Company has provided its capital requirements mainly through the funds received for its stock offerings. In the future, the Company may consider raising capital from time to time through an offering of Common Stock or other securities. The Bank exceeded its capital adequacy requirements as of September 30, 1996 and December 31, 1995. The Company continually monitors its capital adequacy ratios to assure that the Bank remains within the guidelines.

         Banking regulatory authorities have implemented strict capital guidelines directly related to the credit risk associated with an institution's assets. Banks and bank holding companies are required to maintain capital levels based on their "risk adjusted" assets so that categories of assets with higher "defined" credit risks will require more capital support than assets with lower risk. Additionally, capital must be maintained to support certain off-balance sheet instruments.

         Capital is classified as Tier 1 (common stockholders' equity less certain intangible assets) and Total Capital (Tier 1 plus the allowance for loan losses). Minimum required levels must at least equal 4% for Tier 1 capital and 8% for Total Capital. In addition, institutions must maintain a minimum of 3% leverage capital ratio (Tier 1 capital to average total assets).

         The Bank's capital position is presented in the following table:

Table 11:  Capital Ratios
                                                     September 30,                 December 31,           Regulatory
                                                        1996                    1995        1994          Requirement
                                                  ----------------              ----        ----          -----------

         Tier 1 capital to risk weighted assets         10.33%                 33.87%      11.76%             4.0%
         Total capital to risk weighted assets          11.44%                 35.10%      13.01%             8.0%
         Tier 1 capital leverage ratio                  12.39%                 27.83%       9.57%             3.0%


Liquidity and Interest Rate Sensitivity

         The primary objective of asset/liability management is to ensure the steady growth of the Company's primary earnings component, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these rate swings, management endeavors to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

         The measurement of the Bank's interest rate sensitivity, or "gap," is one of the principal techniques used in asset/liability management. Interest sensitive gap is the dollar difference between assets and liabilities which are subject to interest-rate pricing within a given time period, including both floating rate or adjustable rate instruments and instruments which are approaching maturity.

         Bank management oversees the asset/liability management function and meets periodically to monitor and manage the structure of the balance sheet, control interest rate exposure, and evaluate pricing strategies for the Bank. The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.
Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

         In theory, interest rate risk can be diminished by maintaining a nominal level of interest rate sensitivity. In practice, this is made difficult by a number of factors, including cyclical variation in loan demand, different impacts on interest-sensitive assets and liabilities when interest rates change, and the availability of funding sources. Accordingly, the Bank undertakes to manage the interest-rate sensitivity gap by adjusting the maturity of and establishing rates on the earning asset portfolio and certain interest-bearing liabilities commensurate with management's expectations relative to market interest rates. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Bank.

         The interest rate sensitivity position as of September 30, 1996 is presented in Table 12: "Rate Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. At September 30, 1996, the Bank had an asset sensitive gap (more assets than liabilities subject to repricing within the stated time frame) of which represents earning assets over a 180-day period. The Bank would benefit from increasing market rates of interest when it is asset sensitive and would benefit from decreasing market rates of interest when it is liability sensitive. This suggests that if interest rates should increase over this period, the net interest margin would improve; and if interest rates should decrease, the net interest margin would decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of interest rate sensitivity. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration the fact that changes in interest rates do not affect all assets and liabilities equally. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

         Cash flows from financing activities, which included funds received from new and existing depositors, provided a large source of liquidity in the nine months ended September 30, 1996 and in 1995. The Bank seeks to rely primarily on core deposits from customers to provide stable and cost-effective sources of funding to support asset growth. The Bank also seeks to augment such deposits with longer term and higher yielding certificates of deposit. CD's of $100,000 or more are summarized by maturity in Table 13: "Maturity of Time Deposits $100,000 or More". Other sources of funds available to the Bank include short-term borrowings, primarily in the form of Federal Home Loan Bank collateralized borrowings.

Table 12:  Rate Sensitivity Analysis

                                                               As of September 30, 1996
                                             -----------------------------------------------------------------
                                                                                          Longer Than
                                                                                           10 Years
                                             180 Days   181 Days-     One-Two    Two-Ten   or Non-
                                             or Less     One Year      Years     Years    sensitive      Total
                                             -------     --------      -----     -----    ---------      -----
                                                                 (dollars in thousands)
Interest-earnings Assets:
 Interest bearing deposits                    $ 4,482     $  -      $    -      $   -      $   -        $ 4,482
 Investment in certificates of deposit          -            -            99        -          -             99
 FHLB stock                                     -            -           -          -          481          481
 Loans                                         41,289       4,976      5,969     22,953      6,808       81,995
                                              -------     -------   --------    -------    -------      -------
   Total interest-earnings assets             $45,771     $ 4,976   $  6,068    $22,953    $ 7,289      $87,057
                                              =======     =======   ========    =======    =======      =======



                                       28




Interest-bearing Liabilities:
 Savings                                      $ 4,590     $  -      $    -      $   -      $   -        $ 4,590
 NOW accounts                                   3,822        -           -          -          -          3,822
 Money market accounts                          8,378        -           -          -          -          8,378
 CDs & IRAs                                    16,313       8,642     24,579      3,464        -         52,998
 Federal Home Loan Bank advances                6,000        -           -          -          -          6,000
                                              -------     -------   --------   ---------   -------      -------

   Total interest-bearing
   liabilities                                $39,103     $ 8,642   $ 24,579    $ 3,464    $   -        $75,788
                                              =======     =======   ========    =======    =======      =======

Interest rate sensitivity gap                 $ 6,668     $(3,666)  $(18,511)   $19,489    $ 7,289      $11,269
                                              =======     =======   =========   =======    =======      =======

Cumulative interest rate gap                  $ 6,668     $ 3,002   $(15,509)   $ 3,980    $11,269
                                              =======     =======   =========   =======    =======

Ratio of rate sensitive assets
 to rate sensitive liabilities                   117%         58%        25%       663%         -

Deposits

         The Bank uses deposits as the primary source of funding of its assets. The Bank has experienced significant growth in its deposits, especially in CD's. The following table describes the maturity of time deposits of $100,000 or more.

Table 13:  Maturity of Time Deposits $100,000 or More

                         September 30,                    December 31,
                            1996                    1995              1994
                         -------------           ----------        ----------

   Under 3 months         $1,463,097             $  947,201        $  326,414
   3 to 6 months           1,263,197                470,056             -
   6 to 12 months          3,701,031                521,703           304,440
   Over 12 months          3,066,996                706,687           400,106
                          ----------             ----------        ----------

      Total               $9,494,321             $2,645,647        $1,030,960
                          ==========             ==========        ==========

         The Bank offers individuals and businesses a wide variety of accounts. These accounts include checking, savings, money market and CD's and are obtained primarily from communities which the Bank serves. The Bank holds no brokered deposits. The following table details the average amount, the average rate paid on, and the total of, the following primary deposit categories for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994.

Table 14:  Average Deposit Composition and Rates

                                                                                Nine Months Ended
                                                                               September 30, 1996
                                                                  --------------------------------------------
                                                                    Average          Average           % of
                                                                    Balance           Rate            Total
                                                                    -------           ----            -----

         Non-interest-bearing demand deposits                     $ 6,446,653          -               10.87%
                                                                  -----------                         -------

         NOW & money market savings deposits                       10,645,814         2.79             17.96
         Regular savings deposits                                   4,425,384         3.37              7.47
         Time deposits                                             37,762,845         5.70             63.70
                                                                  -----------                         ------

            Total interest-bearing deposits                        52,834,043         4.92%            89.13%
                                                                  -----------                         ------

            Total deposits                                        $59,280,696         4.39%           100.00%
                                                                  ===========                         ======

                                                            Year ended                               Year ended
                                                         December 31, 1995                       December 31, 1994
                                               ----------------------------------      -----------------------------------
                                                Average       Average        % of        Average       Average      % of
                                                Balance        Rate         Total        Balance         Rate      Total
                                                -------        ----         -----        -------         ----      -----

Non-interest-bearing demand deposits           $   984,578      -            3.60%     $ 1,050,728       -            8.0%
                                               -----------                -------      -----------                 ------

NOW & money market savings deposits              6,477,267      3.25%       23.70%       3,357,827       3.27%       25.7%
Regular savings deposits                         3,080,912      2.15%       11.27%       1,520,707       3.13%       11.7%
Time deposits                                   16,793,114      5.36%       61.43%       7,139,404       3.56%       54.6%
                                                ----------                -------       ----------                 ------

   Total interest-bearing deposits              26,351,293      4.46%       96.40%      12,017,938       3.42%       92.0%
                                              ------------                -------      -----------                 ------

   Total deposits                              $27,335,871      4.30%      100.00%     $13,068,666       3.15%      100.00%
                                               ===========                 =======     ===========                 =======


         Total deposits as of September 30, 1996 were $78,857,010 compared to $41,363,630 as of December 31, 1995, an increase of $37,493,380. Total deposits were $41,363,630 on December 31, 1995 as compared to $20,882,530 at December 31, 1994. While the main source of these increases was certificates of deposit, all other types of deposits increased as well, including savings accounts, money market savings deposits, interest bearing demand deposits, and non-interest bearing demand. These increases reflect management's growth strategy which includes significant marketing and promotion and the development of a branching network.

Investment Securities

         The  following   table  presents  the   composition  of  the  Company's
securities portfolio as of September 30, 1996 and December 31, 1995 and 1994.

Table 15:  Investment Securities

                                                                      September 30,                December 31,
                                                                         1996                   1995          1994

         Mortgage-backed securities-held to maturity                  $    -                 $   -          $2,630,929
                                                                      ==========             ========       ==========

         In December 1995, management utilized the one-time option allowed by the Financial Accounting Standards Board and designated its mortgage-backed securities portfolio as available for sale. This enabled management to sell its portfolio in late 1995, providing liquidity for loan fundings.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and Notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

New Accounting Standards

         Accounting for Stock-Based Compensation. In November 1995, the FASB issued SFAS No. 123 "Accounting for Awards of Stock-Based Compensation to Employees" ("SFAS No. 123"). SFAS No. 123 is effective for years beginning after December 15, 1995. Earlier application is permitted. The Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS No. 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan -- have no intrinsic value at grant date, and under Opinion 25 no compensation costs is recognized for them. Compensation cost is recognized for other types of stock based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This Statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Company intends to continue using the intrinsic value method and will provide the pro forma disclosures about its stock-based employee compensation plans in its 1996 financial statements, as required by SFAS No. 123.

         Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996 the FASB issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and

Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This Statement will require, among other things, that the Company record at fair value assets and liabilities resulting from a transfer of financial assets. The Company plans to adopt the provisions of SFAS No. 125 on January 1, 1997. Management does not believe the adoption of this statement will have a material effect on the Company's financial position or results of operations.



                                    BUSINESS

Market Area and Market Strategy

         The Bank's core market is central Maryland, which consists primarily of Baltimore City, Baltimore County, Harford County and Anne Arundel County. This area contains a high concentration of population and businesses, and the local governments are committed to business development in the region. The Company believes that its market area is economically stable and is largely middle-class with a median family income of $44,000.

         As an independent Maryland-based community bank, the Bank is engaged in the general commercial banking business with particular emphasis on the needs of individuals and small to mid-sized businesses. The Bank emphasizes personal attention and professional service to its customers while delivering a range of traditional and contemporary financial products and performing many of the essential banking services offered by its larger competitors. The Bank offers its customers access to local bank officers who are empowered to act with flexibility to meet customers' needs in order to foster and develop long-term loan and deposit relationships. The Company believes that individuals and businesses in its market area are dissatisfied with the large out-of-state banking institutions which have acquired local banks. Management believes that the Bank has a window of opportunity to establish business ties with customers who have been displaced by the consolidations and who are anxious to forge banking relationships with locally-owned and managed institutions. These consolidations also benefit the Bank by making available experienced and entrepreneurial managers and acquisition opportunities from the remaining small independent banks in the Company's market area.

         Mr. Hale assembled a Board of Directors of well-known business and civic leaders who have strong ties to the Company's market area and are committed to the growth and success of the Company. Mr. Hale also recruited members of management from other successful local financial institutions with knowledge of the local market and experience in extending credit to small to mid-sized businesses, including several individuals who were critical to the turnaround and ultimate success of Baltimore Bancorp. The Company then embarked upon a business strategy and capitalization plan to provide management the tools necessary to optimize the market opportunities created as a result of consolidation of the banking industry. Although the Company has sustained operating losses for the past sixteen months as it established its loan production infrastructure and increased its branch network from four to twelve, the Company anticipates that this investment in its growth will ultimately be substantially less than the market premiums required to purchase and improve existing bank franchises.

         Growth   Strategies

         The Company's continuing strategy is to capture market share and build a community franchise for its shareholders, customers and employees. To do so, the Company intends to:

         o Expand its existing network of traditional branches and ATMs to ultimately operate a contiguous delivery system to accommodate customers' needs for a continuum of essential banking services;

         o        Continue  to  attract  highly   experienced,   entrepreneurial
                  managers and staff with in-depth knowledge of the Bank's customers and target market;

         o        Acquire   financial   institutions  or  branches  which  offer
                  compatible products, marketing opportunities, potential cost savings or economies of scale;

         o        Establish   non-traditional   joint   ventures   with   retail
                  establishments such as Mars Super Markets and other retail entities that have high traffic patterns; and

         o        Invest in new products and technology.

         To implement the strategy to create non-traditional joint ventures with retail establishments, the Bank has opened three full service branches and installed 10 ATMs in Mars Super Markets, a local supermarket chain ("Mars"), and intends to increase its presence in such stores in the future. Mars currently operates 16 markets, all of which are in the Bank's market area. Christopher P. D'Anna and Dennis McCoy, vice president and former chief executive officer of Mars, respectively, are directors of the Company.

         The Company intends to expand its branch network through acquisitions generally of small, local banks or bank branches that are strategically placed within the market area. Management expects that future acquisitions will be able to enhance profitability due to economies of scale or market synergies. Potential candidates will be screened on the basis of compatibility, location and size and quality of deposits and loans. Although the Company continues to explore possible acquisitions, no targets have been identified at this time.

Banking Services

         Commercial Banking. The Bank focuses its commercial loan originations on small and mid-sized businesses (generally up to $20 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial loan products include residential real estate construction loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. The Bank offers a range of cash management services and deposit products to its commercial customers. Computerized banking is currently available to the Bank's commercial customers. Additionally, the Bank is exploring the introduction of a business credit card to commercial customers for use for corporate purchases in addition to the more conventional uses for employee travel and entertainment.

         Retail Banking. The Bank's retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by the Bank to meet the varied needs of its customers from young persons to senior citizens, including its recently developed and promoted "Absolutely Free Checking." The Bank plans to expand these services to include alternatives to bank accounts, such as mutual funds and annuities. Consumer loan products offered by the Bank include home equity lines of credit, fixed rate second mortgages, new and used auto loans, overdraft protection, and unsecured personal credit lines. The Bank intends to introduce in the near future secured and unsecured home improvement loans and new and used boat loans. Consideration is being given to making available to retail customers computerized banking as well as document imaging and Internet Home Page access. Further expansion of the Bank's retail product line is expected to include the introduction of a credit card and a debit card.

         Mortgage Banking. The Bank's mortgage banking business is structured to provide a source of fee income largely from the process of originating product for the secondary market. Mortgage banking capabilities include FHA/VA origination; conventional and nonconforming mortgage underwriting; and construction and permanent financing. The Bank intends to improve its competitive position in this market by streamlining the mortgage underwriting process through the introduction of advanced technology.

         Community Reinvestment Act. The Bank has a strong commitment to its responsibilities under the Community Reinvestment Act and actively searches for opportunities to meet the development needs of all members of the community it serves, including persons of low to moderate income in a manner consistent with safe and sound banking practices. The Bank currently fulfills this commitment by participating in loan programs sponsored or guaranteed by the SBA, FHA, VA, Maryland Industrial Development Financing Authority, and the Settlement Expense Loan Program.

Lending Activities

         Loan Portfolio Composition. At September 30, 1996, the Bank's loan portfolio totaled $81,995,225, representing approximately 86% of its total assets of $94,961,351. The following table sets forth the Bank's loans by major categories as of September 30, 1996:

                                                        Amount          Percent
                                                        ------          -------
         Commercial                                   $11,687,987           14%
         Real Estate Development & Construction        24,200,728           30%
         Real Estate Mortgage:
                  Residential                          21,582,328           26%
                  Commercial                           23,154,092           28%
         Consumer                                       1,370,090            2%
                                                     ------------         -----

                                    Total Loans:      $81,995,225          100%
                                                     ============         =====

         Commercial Loans. The Bank originates secured and unsecured loans for business purposes. Less than one percent of these loans are unsecured. Loans are made to provide working capital to businesses in the form of lines of credit which may be secured by real estate, accounts receivable, inventory, equipment or other assets. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required financial information depends on the size and complexity of the credit and the collateral which secures the loan. It is the Bank's general policy to obtain personal guarantees from the principals of the commercial loan borrowers.

         Real Estate Development and Construction Loans. The real estate development and construction loan portfolio consisted of the following as of September 30, 1996:


                                                                     Amount                 Percent
                                                                     ------                 -------
         Residential Construction(1)                             $ 12,626,637                   53%
         Commercial Construction                                      304,000                    1%
         Residential Land Development                              10,638,591                   44%
         Residential Land Acquisition                                 316,500                    1%
         Commercial Land Acquisition                                  315,000                    1%
                                                                 ------------                  -----

         Total Real Estate -
            Development & Construction                           $ 24,200,728                  100%
                                                                 ============                  =====
-------------------------

(1) Includes approximately $5 million of loans to individuals for construction of their primary residence, and approximately $8 million of residential construction loans to residential builders.

         The Bank provides interim residential real estate development and construction loans to builders, developers, and persons who will ultimately occupy the single family dwellings. Residential real estate construction and development loans constitute the largest portion of the Bank's lending activities. Residential real estate development and construction loans to provide interim financing on the property are generally made for 80% or less of the appraised value of the property. Residential real estate development and construction loan funds are disbursed periodically at pre-specified stages of completion. Interest rates on these loans are generally adjustable. The Bank carefully monitors these loans with on-site inspections and control of disbursements.

         Loans to individuals for the construction of their primary residences are typically secured by the property under construction, frequently include additional collateral (such as a second mortgage on the borrower's present home), and commonly have maturities of nine to twelve months.

         Loans to residential builders are for the construction of residential homes for which a binding sales contract exists and the prospective buyers have been pre-qualified for permanent mortgage financing. Development loans are made only to developers with a proven track record. Generally, these loans are extended only when the borrower provides evidence that the lots under development will be sold to builders satisfactory to the Bank.

         Development and construction loans are secured by the properties under development/construction and personal guarantees are typically obtained. Further to assure that reliance is not placed solely in the value of the underlying property, the Bank considers the financial condition and reputation of the borrower and any guarantors, the amount of the borrower's equity in the project, independent appraisals, costs estimates and pre-construction sale information.

         Residential Real Estate Mortgage Loans. The Bank's wholly-owned subsidiary, First Mariner Mortgage Corporation, originates adjustable and fixed-rate residential mortgage loans. Such mortgage loans are generally originated under terms, conditions and documentation acceptable to the secondary mortgage market. The Bank does not generally maintain a portfolio of residential mortgage loans.

         Commercial Real Estate Mortgage Loans. The Bank originates mortgage loans secured by commercial real estate. Such loans are primarily secured by office buildings, retail buildings, warehouses and general purpose business space. Although terms may vary, the Bank's commercial mortgages generally have maturities of five years or less.

         The Bank seeks to reduce the risks associated with commercial mortgage lending by generally lending in its market area, using conservative loan-to-value ratios and obtaining periodic financial statements and tax returns from borrowers. It is also the Bank's general policy to obtain personal guarantees from the principals of the borrowers and assignments of all leases related to the collateral.

         Consumer Loans. The Bank offers a variety of consumer loans. These loans are typically secured by residential real estate or personal property, including automobiles. Home equity loans are typically made up to 80% of the appraised value, less the amount of any existing prior liens on the property and generally have maximum terms of 10 years. The interest rates on home equity loans are generally adjustable.

Credit Administration

         The Bank's lending activities are subject to written policies approved by the Board of Directors to ensure proper management of credit risk. Loans are subject to a well defined credit process that includes credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances, as well as procedures for on-going identification and management of credit deterioration. Regular portfolio reviews are performed to identify potential under performing credits, estimate loss exposure and to ascertain compliance with the Bank's policies. For significant problem loans, management review consists of evaluation of the financial strengths of the borrower and the guarantor, the related collateral, and the effects of economic conditions.

         The Bank's loan approval policy provides for various levels of individual lending authority. The maximum lending authority granted by the Bank to any one individual is $250,000. A combination of approvals from certain officers may be used to lend up to an aggregate of $500,000. The Board's Loan Committee is authorized to approve loans up to the Bank's legal lending limit, currently $1,300,000, which is expected to increase to approximately $3,300,000 as a result of this Offering.

         The Bank generally does not make loans outside its market area unless the borrower has an established relationship with the Bank and conducts its principal business operations within the Bank's market area. Consequently the Bank and its borrowers are affected by the economic conditions prevailing in its market area.

Competition

         The Company and the Bank operate in a competitive environment, competing for deposits and loans with commercial banks, thrifts and other financial entities. Principal competitors include other community commercial banks and larger financial institutions with branches in the Bank's market area. Numerous mergers and consolidations involving banks in the Bank's market area have occurred recently, requiring the Bank to compete with banks with greater resources.

         The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market funds and other investment alternatives. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. The Bank also competes with money market mutual funds for deposits. Many of the financial institutions operating in the Bank's market area offer certain services, such as trust, investment and international banking, which the Bank does not offer, and possess greater financial resources or have substantially higher lending limits than does the Bank.

         To compete with other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet its customers' needs. In those instances where the Bank is unable to accommodate a customer's needs, the Bank will arrange for those services to be provided by other banks with which it has a relationship.

         Recent changes in Federal banking laws facilitate interstate branching and merger activity among banks. Since September, 1995, certain bank holding companies are authorized to acquire banks throughout the United States. In addition, on and after June 1, 1997, certain banks will be permitted to merge with banks organized under the laws of different states. Such changes will result in an even greater degree of competition in the banking industry and the Company and the Bank will be brought into competition with institutions with which it does not presently compete. As a result, intense competition in the Bank's market area may be expected to continue for the foreseeable future.

Properties

         The principal executive offices of the Company and the main office of the Bank are located at 1801 South Clinton Street, Baltimore, Maryland. The Company and the Bank occupy approximately 8,000 square feet of space leased from Hale Intermodal Transport Co., of which Edwin F. Hale, Sr., Chairman and Chief Executive Officer of the Company, is the Chairman and Chief Executive Officer. Rental for this space is approximately $212,700 annually, of which $177,700 is allocated for 6,890 square feet of office space and $35,000 is allocated for 1170 square feet of Bank branch space and drive-up banking and customer parking facilities. Management believes that such terms are at least as favorable as those that could be obtained from an unaffiliated third party lessor.

         The Bank has branches at the following locations:

                                                                                          Lease           Renewal
Location                                  Square Feet       Annual Rental               Expiration        Options(1)

1801 South Clinton Street                     1170          $35,000                     08/31/01            5 years
Baltimore City

115 East Joppa Road                          2,750          Owns building (subject to        --              --
Towson (Baltimore County)                                   $25 annual ground rent)

8631 Loch Raven Boulevard                    1,000          $14,100                     Month-to-            --
Towson (Baltimore County)                                                               month

815 Scott Street(2)                          2,300          Owns building                    --              --
Baltimore City

9833 Liberty Road                            2,800          Owns building (subject to        --              --
Baltimore County                                            $12,000 annual ground rent)

303 South Main Street                        1,675          $25,000                     05/01/00            5 years
Bel Air (Harford County)

16 South Calvert Street                      2,515          $25,270                     05/14/01             --
Baltimore City

2375 Rolling Road (Mars Store)                 667          $36,500                     11/01/00            5 years
Woodlawn (Baltimore County)


                                       37





Chesapeake Center Drive (Mars Store)           484          $36,500                    05/01/00             5 years
Glen Burnie (Anne Arundel County)

1013 Reisterstown Road                       4,156          Owns building                    --              --
Pikesville (Baltimore County)

60 Painters Mill Road                        2,350          $60,000                     10/31/05            5 years
Owings Mills (Baltimore County)

161 Jennifer Road                            4,000          $72,900                     06/30/01            5 years
Annapolis (Anne Arundel  County)

1401 Pulaski Highway (Mars Store)(3)           484          $36,500                          --             5 years
Edgewood (Harford County)
--------------------

(1) All lease renewal options are for one term, with the exception of the lease for 303 South Main Street which has three five year renewals.
(2)  This branch will be closed in November, 1996.
(3)  This branch will open in November, 1996.

         In 1995, the Company and the Bank incurred rental expense on leased real estate of approximately $97,642. The Company considers all of the properties leased by the Bank to be suitable and adequate for their intended purposes.

Employees

         At October 31, 1996, the Company had 84 full time employees and nine part time employees. The Company believes that its relationship with its employees are good.

Legal Proceedings

         Neither the Company nor the Bank is a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to the business of the Company other than those arising in the ordinary course of business. In the opinion of management, no such proceeding will have a material adverse effect on the financial position or results of operations of the Company.


                                   MANAGEMENT

Directors and Executive Officers

         The executive officers and directors of the Company are as follows:

Name                                     Age(1)                 Position                           Term Expires

Edwin F. Hale, Sr.                       49          Chairman of the Board and Chief                   1999
                                                        Executive Officer of the
                                                        Company and Chairman of the
                                                        Board of the Bank; Director


                                       38




George H. Mantakos                       54          President of the Company and                      1998
                                                        President and Chief Executive
                                                        Officer of the Bank; Director
Barry B. Bondroff                        48          Director                                          1999
Rose M. Cernak                           65          Director                                          1998
Christopher P. D'Anna                    32          Director                                          1998
Dennis M. Doyle                          56          Director                                          1997
Elayne Hettleman                         63          Director                                          1997
Bruce H. Hoffman                         49          Director                                          1998
Melvin S. Kabik                          72          Director                                          1997
R. Andrew Larkin                         44          Director                                          1999
Jay J. J. Matricciani                    54          Director                                          1997
Dennis C. McCoy                          --          Director                                          1999
Margaret D. McManus                      --          Director                                          1998
Walter L. McManus, Jr.                   54          Director                                          1999
John J. Mitcherling                      52          Director                                          1997
James P. O'Conor                         66          Director                                          1999
Kevin B. O'Connor                        33          Director                                          1998
Governor William Donald Schaefer         74          Director                                          1998
Hanan Y. Sibel                           65          Director                                          1997
Leonard Stoler                           66          Director                                          1997
----------------

(1) At October 31, 1996.

         Edwin F. Hale, Sr. is Chairman and Chief Executive Officer of the Company, and Chairman of the Bank. He is also chairman and chief executive officer of Hale Intermodal Transport Co., and Hale Intermodal Marine Co., private Baltimore-based trucking and shipping companies which he founded in 1975 and 1984, respectively. Mr. Hale is the former chairman of the board and chief executive officer of the former Baltimore Bancorp.

         George H. Mantakos is a director and President of the Company, and President, Chief Executive Officer, and a director of the Bank since 1995. Mr. Mantakos began his banking career with Union Trust Company (now Signet Bank). In 1985, he resigned his position as senior vice president in charge of the Corporate and Commercial Banking Division of Union Trust to become president and chief executive officer of Fairview Federal. Fairview Federal was acquired by Columbia Bancorp in June, 1992. Mr. Mantakos was appointed to the Board of Directors of Columbia Bancorp and to the Executive Committee/Board of Directors of the Columbia Bank. He resigned from these positions to become a founder and organizer of MarylandsBank, FSB, the predecessor of the Bank.

         Barry B. Bondroff has been the managing officer of Grabush, Newman & Co., P.A., a certified public accounting firm, since 1976. Mr. Bondroff is a member of the American Institute of Certified Public Accountants, and was a former member of the board of directors for Baltimore Bancorp.

         Rose M. Cernak has served as president of Olde Obrycki's Crab House, Inc., since 1995. Prior thereto, Ms. Cernak acted as a general manager and vice president of Obrycki's.

         Christopher P. D'Anna has served as vice president of Mars Super Markets, Inc., a regional supermarket chain, since 1996.

         Dennis M. Doyle has served as president of Blakefield Associates, LLC, a family owned commercial real estate investment company, since 1995. Mr. Doyle also has worked as a realtor and consultant for O'Conor, Piper & Flynn, a prominent real estate company, since 1990.

         Elayne   Hettleman   has   served   as  the   executive   director   of
Leadership-Baltimore County since 1984. Prior to establishing the Leadership program, she was the owner of Lemon Tree Ltd., a children's retail store.

         Bruce H. Hoffman has served as the executive director the Maryland Stadium Authority since 1989. Mr. Hoffman is currently responsible for the operation and maintenance of Oriole Park at Camden Yards, the Baltimore Convention Center expansion, the Ocean City Convention Center expansion, and the financing, design, construction and operation of the proposed National Football League Stadium for the Baltimore Ravens (a professional football team).

         Melvin S. Kabik presently operates a commercial real estate company. He previously owned and operated Eddie's Supermarkets.

         R. Andrew Larkin has served as the president of the Maryland Realty Investment Corp., a real estate investment firm, since 1985. Mr. Larkin served as a director for Baltimore Bancorp from 1991- 1994.

         Jay J. J. Matricciani has served as president of The Matricciani Company, a utility and paving contractor, since 1992. He is also a partner of Matro Properties, a heavy equipment rental company.

         Dennis C. McCoy has provided representation in matters relating to state and local relations with various government bodies and agencies for the Government Affairs-Maryland, Inc., since 1996. Mr. McCoy was the former chief executive officer and general counsel of Mars Super Markets, Inc. from January 1995 through November 1995. Prior thereto he was a partner at Polovoy & McCoy, a law firm.

         Margaret D. McManus is a self-employed writer.

         Walter L. McManus, Jr. has served as president of Castlewood Realty Co., Inc., a commercial real estate company, since 1970.

         John J. Mitcherling is an oral and maxillofacial surgeon and has been in private practice since 1974. He is also vice president of Advance Care Ambulance, Inc.

         James P. O'Conor has served as chairman and chief executive officer of O'Conor Piper & Flynn, a prominent real estate company, since 1984.

         Kevin B. O'Connor has served as president of the Maryland State & District of Columbia Professional Firefighters Association, since 1991.

         Governor William Donald Schaefer was Governor of the State of Maryland from 1986 to 1995 and was Mayor of the City of Baltimore from 1971 to 1986. He is presently of counsel to the law firm of Gordon, Feinblatt, Rothman, Hoffberger and Hollander, LLC.

         Hanan Y. Sibel has served as chairman and chief executive officer of Chaimson Brokerage Co., Inc., a food brokerage company for more than five years.

         Leonard Stoler has been the owner and president of Len Stoler Inc., an automobile dealership, since 1968.

Key Employees

         The following individuals are considered key employees of the Company:

         Kevin M. Healey, 39, is the controller of the Company and controller and Senior Vice President of the Bank. From 1984 through 1996, he served as an assistant controller for Provident Bank of Maryland, a regional bank operation.

         Jane A. Higgins, 36, is a Senior Vice President of Retail Operations of the Bank. Ms. Higgins was vice president and market manager for Provident Bank of Maryland from 1989 to 1996.

         Elizabeth Wright, 40, is a Senior Vice President of Commercial and Real Estate Lending for the Bank. Ms. Wright previously served as senior vice president in the residential construction loan department for the former Bank of Baltimore from 1992 through 1995. Prior to her employment at the Bank of Baltimore, she served as vice president of the residential construction loan department for Signet Bank.

         William Murphy, 49, is a Senior Vice President of Commercial Lending for the Bank. From 1991 through 1996, he served as vice president of commercial lending for Bank of Annapolis and as vice president of commercial lending for Annapolis National Bank.

         Brett Carter, 34, is a Senior Vice President of Mortgage Lending for the Bank. Mr. Carter served as a vice president of sales for PNC Mortgage Corporation of America from 1994 through 1996. From 1992 to 1994, he was an assistant vice president and regional sales manager for First Advantage Mortgage Corp. From 1989 through 1992, he was an area sales manager for Citibank.

Director Compensation

         Directors receive fees for their services, and are reimbursed for expenses incurred in connection with their service as directors. Directors receive $200 for each Board meeting attended and $300 for each executive committee meeting attended. In addition, each director received, pursuant to the 1996 Stock Option Plan, an option to purchase 100 shares of the Company's Common Stock for each Board meeting attended. This automatic grant of options was discontinued effective November, 1996. See "Stock Option Plan."

Executive Compensation

         The following table sets forth the compensation paid by the Company and the Bank and their predecessors for the last three fiscal years to the Chief Executive Officer of the Company and the Bank and to any other officer of the Company or the Bank who received compensation in excess of $100,000 during any of those fiscal years.

Summary Compensation Table
                                                                                                 Long-term
                                                                                 Other         Compensation
                                                                                Annual     Securities Underlying
Name                            Fiscal Year        Salary        Bonus       Compensation       Option (#)

Edwin F. Hale, Sr.                 1995              --           --           $12,048(1)           --
Chairman, CEO of Company;
Chairman of Bank(2)

George H. Mantakos                 1995          $110,000       $20,000          3,000(1)          10,500
President of Company;              1994          $ 85,000       $15,000          4,000(1)           --
President and CEO of Bank

David M.K. Metzger                 1995          $100,000(3)          --           --               --
CFO, Senior Vice
President of Bank
---------------

(1)      The amount disclosed represents car lease payments made by the Company on behalf of Mr. Hale and Mr. Mantakos, respectively.
(2)      Starting on October 1, 1996, Mr. Hale began receiving a salary of $200,000 per annum.
(3)      Mr. Metzger left the Company in May, 1996.


Option Grants in Last Fiscal Year

        Options  granted  to  the  executive   officers  named  in  the  Summary
Compensation Table during 1995 are set forth in the following table. For disclosure regarding the terms of stock options, see "Stock Option Plan."

                        Number of Securities     Percent of Total Options        Exercise            Expiration
Name                     Underlying Options        Granted to Employees            Price                Date
George H. Mantakos             10,500                      100%                 $10/share              5/22/05
-------------------

(1) On October 19, 1996, the Company granted stock options to purchase 120,000 shares to Edwin F. Hale and options to purchase 10,000 shares to Mr. Mantakos, all exercisable at $10.00 per share.

Aggregated  Option  Exercises  in Last  Fiscal  Year and Fiscal  Year End Option
Values

         No stock options were exercised by the Named Executive Officer during 1995. There were no stock appreciation rights outstanding during 1995. The following table sets forth certain information regarding unexercised options held by the Named Executive Officer as of December 31, 1995:

                                                             Aggregate Fiscal Year-End Option Values
                                                             ---------------------------------------
                                             Number of Securities Underlying             Value of Unexercised
                                                 Unexercised Options at                 In-the-Money Options at
                                                   Fiscal Year-End (#)                  Fiscal Year-End ($)(1)
                                                   -------------------                  ----------------------

Name                                        Exercisable        Unexercisable       Exercisable       Unexercisable

George H. Mantakos                              10,500               --                 -0-                --

---------------------

(1) Value determined by Board of Directors of the Company
(2) The exercise price of these options is $10.00 per share.

Employment Arrangements and Agreements

         The Board of Directors has approved a salary of $200,000 per year for Mr. Hale commencing October 1, 1996. In addition, the Bank has a key man life insurance policy on Mr. Hale in the amount of $10 million.

         The Company and the Bank have an Employment Agreement with George H. Mantakos dated May 1, 1995, pursuant to which Mr. Mantakos is employed as the President of the Company and President and Chief Executive Officer of the Bank. The agreement provides for an annual salary of $110,000, which will be adjusted on the anniversary date of the agreement to an amount to be approved by the Board of Directors. Mr. Mantakos is entitled to participate in any management bonus plans established by the Bank and to receive all benefits offered to employees. Mr. Mantakos will, at the discretion of the Chairman, have the opportunity to receive a bonus in the maximum amount of $20,000 per year. Mr. Mantakos receives the use of an automobile provided by the Bank. The term of the Employment Agreement is two years, expiring in 1997; however, the Board of Directors of the Bank may terminate the agreement at any time. In the event of involuntary termination for reasons other than gross negligence, fraud or dishonesty (or in the event of the material diminution of or interference with Mr. Mantakos' duties, or a change of control of the Bank), the Bank is obligated to pay Mr. Mantakos his salary through the remaining term plus additional severance equal to the then current annual salary, but not less than $110,000. In such event, Mr. Mantakos is permitted to exercise all options and warrants held by him, and the Bank is obligated to repurchase all or any part of Mr. Mantakos' Common Stock.

Stock Option Plan

         On April 16, 1996, the Board of Directors approved the 1996 Stock Option Plan (the "Plan"). On October 31, 1996, the Plan was amended to authorize a total of 190,000 shares. The Plan is administered by a compensation committee (the "Committee") appointed by the Board of Directors. Full- time employees of the Company or any subsidiary and each director of the Company or any subsidiary are eligible to participate. As of October 31, 1996, 138,000 options have been granted under the Plan.

         Options granted under the Plan may be either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. The purchase price of each share subject to an option is fixed by the Committee and stated in each option agreement. The purchase price of any option intended to be an "incentive stock option" shall not be less than the fair market value of a share of Common Stock on the date the option is granted. In the event the optionee owns 10% of the Common Stock, the purchase price is not less than 110% of the fair market value per share at the time the option is granted.

         The Plan provides that non-employee directors are granted options to purchase 100 shares for each Board of Directors' meeting attended by such person from and after November 21, 1995. The exercise price of each such option is $10.00 per share. This automatic grant of options was discontinued effective November, 1996.

         Each option granted under the Plan expires on the 10th anniversary of the date the option was granted or such earlier date as the Committee provides. In the event of the termination of employment of an optionee, all unexercised options will terminate, be forfeited and will lapse unless such options are exercised by the employee within 90 days after such termination date.

         Under the Plan, upon the occurrence of certain "Extraordinary Events", all options granted under the Plan will vest and become fully exercisable. An "Extraordinary Event" is defined as the commencement of a tender offer (other than by the Company) for any shares of the Company, or a sale or transfer, in one or a series of transactions, of assets having a fair market value at least equal to 50% of the fair market value of all assets of the Company, or a merger, consolidation or share exchange pursuant to which shares may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of the Company.


                         BENEFICIAL OWNERSHIP OF SHARES

         The following table sets forth information regarding the beneficial ownership of the Common Stock as of October 31, 1996 by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group. The term "beneficial ownership" as defined by SEC rules includes shares that may be acquired within 60 days upon the exercise of options, warrants and other rights. Unless otherwise noted below, the persons named in the table have sole voting and sole investment powers with respect to each of the shares reported as beneficially owned by such person.

                                                Number of             Percent Prior           Percent After
Name and Address                                 Shares              to Offering(1)             Offering

Edwin F. Hale, Sr.(2)                              873,359                 50.8%                   28.0%
Barry B. Bondroff(3)                                14,533                  1.2%                     .6%
Rose M. Cernak(4)                                   14,483                  1.2%                     .6%
Christopher P. D'Anna(5)                            14,483                  1.2%                     .6%
Dennis M. Doyle(6)                                  17,100                  1.4%                     .6%
Elayne Hettleman(7)                                 14,200                  1.1%                     .5%
Bruce H. Hoffman(8)                                 14,533                  1.2%                     .6%
Melvin S. Kabik(9)                                  14,383                  1.2%                     .5%
R. Andrew Larkin, Jr.(10)                           10,550                   .9%                     .4%
George H. Mantakos(11)                              30,500                  2.4%                    1.1%
Jay Matricciani(12)                                 14,583                  1.2%                     .6%
Dennis C. McCoy(13)                                 14,333                  1.2%                     .5%
Margaret D. McManus                                     50                  -                       -
Walter L. McManus, Jr.(14)                          67,866                  5.5%                    2.6%
John J. Mitcherling(15)                             20,329                  1.6%                     .8%
Kevin B. O'Connor(16)                                  450                  -                       -
James P. O'Conor(17)                                21,000                  1.7%                     .8%
Governor William Donald Schaefer(18)                 1,900                   .2%                    -


                                       44




Hanan Y. Sibel(19)                                  14,433                  1.2%                     .5%
Leonard Stoler(20)                                  20,900                  1.7%                     .8%
All directors and executive
  officers as a group (21 persons)(21)           1,194,968                 49.3%                   31.3%
                      -----
--------------------

(1) Percent is calculated by treating as outstanding only those shares subject to options or warrants held by the named individual which are exercisable within 60 days of October 31, 1996.
(2) Includes warrants to purchase 371,672 shares and options to purchase 120,000 shares.
(3) Includes warrants to purchase 3,333 shares and options to purchase 1,200 shares.
(4) Includes 50 shares held individually and 10,000 shares held jointly with her husband; also includes warrants to purchase 3,333 shares and options to purchase 1,100 shares.
(5) Includes 50 shares held individually and 10,000 shares held by D'Anna Family Enterprise, LLC, of which he is a member; also includes warrants to purchase 3,333 shares and options to purchase 1,100 shares.
(6) Includes warrants to purchase 8,000 shares and options to purchase 1,100 shares.
(7) Includes warrants to purchase 6,500 shares and options to purchase 1,200 shares.
(8) Includes warrants to purchase 3,333 shares and options to purchase 1,200 shares.
(9) Includes 50 shares held individually and 10,000 shares held jointly with his wife; also includes warrants to purchase 3,333 shares and options to purchase 1,000 shares.
(10) Includes 50 shares held individually and 5,000 shares held in an Individual Retirement Account; also includes warrants to purchase 5,000 shares and options to purchase 500 shares.
(11) Includes 4,000 shares held in an Individual Retirement Account and 1,000 shares held jointly with his wife; also includes warrants to purchase 5,000 shares; and options to purchase 20,500 shares.
(12) Includes 50 shares held individually and 10,000 shares held by Matro Properties, of which he is partner; also includes warrants to purchase 3,333 shares and options to purchase 1,200 shares.
(13) Includes 50 shares held individually and 9,950 shares held jointly with his wife; also includes warrants to purchase 3,333 shares and options to purchase 1,000 shares.
(14) Includes warrants to purchase 16,666 shares and options to purchase 1,200 shares.
(15) Includes 50 shares held individually and 10,613 shares held by Mitcherling & Mitcherling, of which he is a partner; also includes warrants to purchase 8,666 shares; and options to purchase 1,000 shares.
(16) Includes options to purchase 400 shares.
(17) Includes warrants to purchase 10,000 shares and options to purchase 1,000 shares.
(18) Includes options to purchase 900 shares.
(19) Includes warrants to purchase 3,333 shares and options to purchase 1,100 shares.
(20) Includes warrants to purchase 5,000 shares and options to purchase 900 shares.
(21) Includes warrants to purchase 463,168 shares and options to purchase 158,600 shares.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Bank has had, and it is expected that it will have in the future, banking transactions in the ordinary course of business with the Company's and the Bank's directors, officers, principal stockholders and their associates on substantially the same terms, including interest rates, collateral and payment terms, on extensions of credit as those prevailing at the same time for comparable transactions with others. In the opinion of management, these transactions did not involve more than a normal risk of collectibility or present other unfavorable features. As of September 30, 1996, the aggregate principal amount of indebtedness to the Bank owed by directors and executive officers of the Company who were indebted to the Bank on that date was approximately $623,000.

         As described under the caption "Business--Properties," the Company and the Bank lease space from Hale Intermodal Transport Co. pursuant to a five year lease entered into in September 1, 1996.

     Edwin F. Hale, Sr. is an officer, director and shareholder of the Company and of Hale Intermodal Transport Co. Hale Intermodal Transport Company is paid $212,700 annually for office and branch space.

         The Bank has full-service branches in three Mars supermarkets, and has installed ATMs in 10 of the supermarkets. The Bank pays rent of $36,500 per year to Mars for approximately 400-500 square feet of space in each of the stores where branches are located. The Bank also bears all costs of construction of each branch. However, the Bank incurs no charge from Mars in connection with the installation of ATMs. The Bank intends to open additional branches in Mars in the future. The terms of the arrangements are described in a Master Lease Agreement between the Company and Mars dated March 1, 1996. Dennis C. McCoy, formerly the Chief Executive Officer and General Counsel of Mars, is a member of the Board of Directors of the Company and the Bank. Christopher P. D'Anna, Vice President of Mars, is also member of the Board of Directors of the Company and the Bank.

         The Company has engaged, or may in the future engage in transactions in the ordinary course of business with some of its directors, officers, principal stockholders and their associates. Management believes that all such transactions have been or will be made on terms at least as favorable as those that could be obtained at the time from unrelated persons.


                            DESCRIPTION OF SECURITIES
Common Stock

         The Company has 20,000,000 shares of Common Stock authorized, par value $0.05 per share. At October 31, 1996, the Company had 156 shareholders and 1,227,263 shares of the Common Stock were issued and outstanding. The outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock offered hereby will, upon payment therefor as contemplated hereby, be fully paid and nonassessable. In the event of any voluntary or any involuntary liquidation, dissolution, or winding-up of the affairs of the Company, the assets of the Company available for distribution to its stockholders shall be distributed pro rata to the holders of the Common Stock. The holders of Common Stock have one vote per share in all proceedings in which action shall be taken by the stockholders of the Company. Upon completion of the Offering, the Company expects that the Common Stock will be quoted on the NASDAQ National Market under the symbol "FMAR."

Options and Warrants

         At October 31, 1996, the Company had outstanding warrants to purchase 818,323 shares and options to purchase 165,600 shares of the Company's Common Stock at an exercise price of $10.00 per share. The term of the warrants and options is 10 years. Holders of the warrants and options have no rights to have the underlying shares registered under the Securities Act of 1933, as amended. The number of shares that may be purchased upon the exercise of warrants or options will be adjusted in the event of a reclassification, recapitalization or other adjustment to the outstanding Common Stock. Furthermore, the options provide that upon the occurrence of an "Extraordinary Event" such as a tender offer, a sale or transfer of more than 50% in value of the Company's assets, or a merger, consolidation or share exchange, or upon the liquidation of the Company, all options granted under the 1990 Stock Option Plan will vest and become fully exercisable. The exercise of any of these warrants or options will result in a dilution of the percentage of the shares of the Company's Common Stock owned by each purchaser of the Common Stock in this Offering. See "Risk Factors--Shares Eligible for Future Resale" and "Management--Executive Compensation."

Dividends

         Holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements, regulatory constraints, and the financial condition of the Company.

General Voting Requirements

         Except as described in the next section regarding certain supermajority voting requirements, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote is required to approve any action for which shareholder approval is required. A sale or transfer of substantially all of the Company's assets, liquidation, merger, consolidation, reorganization, or similar extraordinary corporate action requires the affirmative vote of 80% of the shares of Common Stock entitled to vote thereon. See "Supermajority Voting Requirements; Anti-Takeover Measures."

Supermajority Voting Requirements; Anti-Takeover Measures

         General. The Company's Articles and Bylaws contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Company. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price.

         The following briefly summarizes protective provisions contained in the Articles and Bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Articles and Bylaws.

         Staggered Board Terms. The Articles provide that the Board of Directors be divided into three classes of directors, one class to be originally elected for a term expiring at the next annual meeting of stockholders in 1997, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1998 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, with each director to hold office until its successor is duly elected and qualified. Commencing with the 1997 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified. This provision cannot be amended without the affirmative vote of holders of at least 80% of the shares of the Company's Common Stock entitled to vote.

         The Bylaws provide that any directorships resulting from any increase in the number of directors and any vacancies on the Company's Board resulting from death, resignation, disqualification, or removal, may be filled by the Board of Directors, acting by a majority of the directors then in office, even though less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. In addition, any director may be removed from office with or without cause by the affirmative vote of the holders of 80% of the capital stock of the Company entitled to vote on such matter, at any special meeting of stockholders duly called for such purpose.

         These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

         Stockholder Vote Required to Approve Business Combinations. The Articles require the affirmative vote of holders of at least 80% of the Company's Common Stock entitled to vote to approve certain business combinations. If Board approval has been obtained, then the affirmative vote of holders of only a majority of the Company's Common Stock entitled to vote would be required to approve the transaction. Business combinations subject to the supermajority voting requirements include (i) a merger or consolidation of the Company or any subsidiary of the Company; (ii) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Company or a subsidiary of the Company; and (iii) any offer for the exchange of securities of another entity for the securities of the Company. Any amendments to this provision would require the approval of holders of at least 80% of the Company's Common Stock entitled to vote thereon.

         This provision would have the effect of making more difficult the accomplishment of a merger or the assumption of control of the Company by a stockholder, because a higher percentage of votes would be required to approve a business combination if the transaction is not approved by the Company's Board of Directors. The Board of Directors of the Company believes that the Company and its stockholders are best served when the Board has the opportunity to objectively review and evaluate proposed transactions involving the Company, and that these provisions are desirable and in the best interests of the Company and its stockholders because they will deter potential acquirors from influencing a transaction that could result in stockholders receiving less than fair value for their shares. These provisions, however, may make more difficult the consummation of a transaction that has terms favorable to stockholders of the Company.

Business Combinations

         Under the Maryland General Corporation Law, certain "business combinations" (including any merger or similar transaction subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation and any person who, after the date on which the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the voting power of the corporation's shares or any affiliate of the corporation who, at any time within the two year period prior to the date in question and after the date on which the corporation has 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder"), or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In order to amend the Company's charter to elect not to be subject to the foregoing requirements with respect to Interested Stockholders, an affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders is required under the Maryland General Corporation Law.

Control Share Acquisitions

         The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

Transfer Agent

         The Company presently intends to use the American Stock Transfer and Trust Company as its transfer agent after the Offering.

                           SUPERVISION AND REGULATION

General

         The Company and the Bank are extensively regulated under federal and state law. Generally, these laws and regulations are intended to protect depositors, not stockholders. The following is a summary description of certain provisions of certain laws which affect the regulation of bank holding companies and banks. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on the business and prospects of the Company and the Bank.

Federal Bank Holding Company Regulation and Structure

         The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and as such, it is subject to regulation, supervision, and examination by the FRB. The Company is required to file annual and quarterly reports with the FRB and to provide the FRB with such additional information as the FRB may require. The FRB may conduct examinations of the Company and its subsidiaries.

         With certain limited exceptions, the Company is required to obtain prior approval from the FRB before acquiring direct or indirect ownership or control of more than 5% of any voting securities or substantially all of the assets of a bank or bank holding company, or before merging or consolidating with another bank holding company. Additionally, with certain exceptions, any person proposing to acquire control through direct or indirect ownership of 25% or more of any voting securities of the Company is required to give 60 days' written notice of the acquisition to the FRB, which may prohibit the transaction, and to publish notice to the public.

         Generally, a bank holding company may not engage in any activities other than banking, managing or controlling its bank and other authorized subsidiaries, and providing services to these subsidiaries. With prior approval of the FRB, the Company may acquire more than 5% of the assets or outstanding shares of a company engaging in non-bank activities determined by the FRB to be closely related to the business of banking or of managing or controlling banks In September, 1996, the FRB proposed expedited procedures for expansion into approved categories of non-bank activities. It is impossible to predict whether or when the proposal may become final.

         Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for the payment of dividends, interest and operating expenses. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Bank may not generally require a customer to obtain other services from itself or the Company, and may not require that a customer promise not to obtain other services from a competitor as a condition to and extension of credit to the customer. In September, 1996, the FRB proposed to end the anti-tying rules for bank holding companies and their non-banking subsidiaries; they would be retained for banks. It is impossible to predict whether or when the proposal may become final.

         Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to make capital injections into a troubled subsidiary bank, and the FRB may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. A required capital injection may be called for at a time when the holding company does not have the resources to provide it. In addition, depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by, the FDIC in connection with the default of, or assistance provided to, a commonly controlled FDIC-insured depository institution. Accordingly, in the event that any insured subsidiary of the Company causes a loss to the FDIC, other insured subsidiaries of the Company could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss. Such cross guaranty liabilities generally are superior in priority to the obligations of the depository institution to its shareholders due solely to their status as shareholders and obligations to other affiliates.

State Bank Holding Company Regulation

         As a Maryland bank holding company, the Company is subject to various restrictions on its activities as set forth in Maryland law, in addition to those restrictions set forth in federal law. See "--Federal Bank Holding Company Regulation and Structure." Under Maryland law, a bank holding company that desires to acquire a bank or bank holding company that has its principal place of business in Maryland must obtain approval from the Commissioner. Also, a bank holding company and its Maryland state-chartered bank or trust company cannot directly or indirectly acquire banking or non-banking subsidiaries or affiliates until the bank or trust company receives the approval of the Commissioner.

Federal and State Bank Regulation

         The Company's banking subsidiary is a Maryland state-chartered trust company, with all the powers of a commercial bank, regulated and examined by the Commissioner and the FDIC. The FDIC has extensive enforcement authority over the institutions it regulates to prohibit or correct activities which violate law, regulation or written agreement with the FDIC or which are deemed to constitute unsafe or unsound practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions.

         In its lending activities, the maximum legal rate of interest, fees and charges which a financial institution may charge on a particular loan depends on a variety of factors such as the type of borrower, the purpose of the loan, the amount of the loan and the date the loan is made. Other laws tie the maximum amount which may be loaned to any one customer and its related interests to capital levels. The Bank is also subject to certain restrictions on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons which generally require that such credit extensions be made on substantially the same terms as are available to third persons dealing with the Bank and not involve more than the normal risk of repayment.

         The Community Reinvestment Act ("CRA") requires that, in connection with the examination of financial institutions within their jurisdictions, the FDIC evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered by all regulatory agencies in evaluating mergers, acquisitions and applications to open a branch or facility. As of the date of its most recent examination report, the Bank has a CRA rating of "Satisfactory."

         Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to prescribe, by regulation, non-capital safety and soundness standards for institutions under its authority. The federal banking agencies, including the FDIC, have adopted standards covering internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. An institution which fails to meet those standards may be required by the agency to develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. The Company, on behalf of the Bank, believes that it meets substantially all standards which have been adopted. FDICIA also imposed new capital standards on insured depository institutions. See "--Capital Requirements."

         Before establishing new branch offices, the Bank must meet certain minimum capital stock and surplus requirements. With each new branch located outside the municipal area of the Bank's principal banking office, these minimal levels increase by $120,000 to $900,000, based on the population size of the municipal area in which the branch will be located. Prior to establishment of the branch, the Bank must obtain Commissioner and FDIC approval. If establishment of the branch involves the purchase of a bank building or furnishings, the total investment in bank buildings and furnishings cannot exceed, with certain exceptions, 50% of the Bank's unimpaired capital and surplus.

Deposit Insurance

         As a FDIC member institution, deposits of the Bank are currently insured to a maximum of $100,000.00 per depositor through the Savings Association Insurance Fund ("SAIF"), administered by the FDIC. Insured financial institutions are members of either SAIF or the Bank Insurance Fund ("BIF"). SAIF members generally are savings and loan associations or savings banks, including banks and trust companies that have converted from a savings and loan association or savings bank to a commercial bank or trust company, such as the Bank did in 1995. (See "Business--Background and History.") At this time, an insured financial institution cannot convert from one insurance fund to another, but mergers or transfers of assets between SAIF and BIF members generally are permitted with the assuming or resulting depository institution making payments of SAIF assessments on the portion of liabilities attributable to the SAIF-insured institution.

         The FDIC is required to establish the semi-annual assessments for BIF- and SAIF-insured depository institutions at a rate determined to be appropriate to maintain or increase the reserve ratio of the respective deposit insurance funds at or above 1.25 percent of estimated insured deposits or at such higher percentage that the FDIC determines to be justified for that year by circumstances raising significant risk of substantial future losses to the fund. SAIF historically has not met the designated reserve ratio for the fund. Accordingly, federal legislation that became effective September 30, 1996 assesses a one-time charge on deposits insured by SAIF. This one-time charge for the Bank is approximately $154,000, which it will pay by November 27, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

         This recapitalization is expected to significantly lower the semi-annual assessments paid by the Bank as a SAIF member. Assessments are made on a risk-based premium system with nine risk classifications based on certain capital and supervisory measures. Financial institutions with higher levels of capital and involving a low degree of supervisory concern are assessed lower premiums than financial institutions with lower levels of capital or involving a higher degree of supervisory concern. Before the recapitalization, the rates assessable on SAIF-insured deposits ranged from $.23 per $100 of domestic deposits to $.31 per $100 of domestic deposits; the Bank's assessment stood at $.23 per $100. Rates assessable to BIF members have been significantly lower at a range of $.03 to $.27 per $100, with the highest rated BIF institutions paying the statutory minimum of $2,000 per year. With recapitalization of SAIF, the assessment ranges for both BIF and SAIF institutions will decrease. The Bank expects is assessment rate to be $.0644 per $100 starting on January 1, 1997. Currently, federal law calls for merger of the SAIF and BIF funds by January 1, 1999 if no insured financial institution is a savings association on such date. It is impossible to predict whether or when this will occur.

Limits on Dividends and Other Payments

         The Company's current ability to pay dividends is largely dependent upon the receipt of dividends from its banking subsidiary, the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. The FRB has issued a policy statement which provides that, as a general matter, insured banks and bank holding companies may pay dividends only out of prior operating earnings. For a Maryland state-chartered bank or trust company, dividends may be paid out of undivided profits or, with the prior approval of the Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies, in general, also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice.

Capital Requirements

         The FRB and FDIC have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. For bank holding companies with less than $150,000,000 in consolidated assets, such as the Company, the guidelines are applied on a bank-only basis.

         A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, perpetual preferred stock (excluding auction rate issues) and minority interest in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes, among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk- weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As September 30, 1996, the Bank's ratio of Tier 1 to risk-weighted assets stood at 10.56% and its ratio of total capital to risk-weighted assets stood at 11.67%. In addition to risk-based capital, banks and bank holding companies are required to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage capital ratio, of at least 3%. At September 30, 1996, the Bank's leverage capital ratio stood at 12.67%.

         In August,  1995 and May, 1996, the federal  banking  agencies  adopted
final  regulations   specifying  that  the  agencies  will  include,   in  their
evaluations of a bank's capital adequacy, an assessment of the Bank's interest rate risk exposure. The standards for measuring the adequacy and effectiveness of a banking organization's interest rate risk management includes a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate to the circumstances of the specific banking organization. The Bank has internal IRR models that are used to measure and monitor IRR. Additionally, the regulatory agencies have been assessing IRR on an informal basis for several years. For these reasons, the Company does not expect the addition of IRR evaluation to the agencies' capital guidelines to result in significant changes in capital requirements for the Bank.

         Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under "--Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of the Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the Company.

Federal Deposit Insurance Corporation Improvement Act of 1991

         In December, 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things, (i) publicly available annual financial condition and management reports for financial institutions, including audits by independent accountants, (ii) the establishment of uniform accounting standards by federal banking agencies, (iii) the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital, (iv) additional grounds for the appointment of a conservator or receiver, and (v) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements. FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risked-based premiums. See "- Deposit Insurance."

         A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fees to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapital- ized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

         FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

Interstate Banking Legislation

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted into law on September 29, 1994. Among other things, the law eliminated substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies as of September 29, 1995. The law will also permit interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or to set an earlier effective date. Maryland generally established an earlier effective date of September 29, 1995. On December 13, 1995, Maryland, Delaware, Virginia and Pennsylvania signed a supervisory pact establishing uniform rules for the supervision of state-chartered banks and trust companies that operate branches across state lines. Other states have expressed interest in eventually joining the compact. Under the agreement, home-state regulators will have primary responsibility for banks chartered in the home state, including those that branch into other jurisdictions, although such branches may be subject to the other jurisdiction's regulatory authorities in certain circumstances. The Company anticipates that the effect of the new law and the supervisory compact may be to increase competition within the markets in which the Company now operates, although the Company cannot predict the extent to which competition will increase in such markets or the timing of such increase.

Monetary Policy

         The earnings of a bank holding company are affected by the policies of regulatory authorities, including the FRB, in connection with the FRB's regulation of the money supply. Various methods employed by the FRB are open market operations in United States Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. The money policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this Offering, there has been no established public trading market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and impair the Company's ability to raise additional funds.

         Upon completion of this Offering, the Company will have outstanding 2,627,263 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). The shares sold in this Offering will be freely tradeable by persons other than "affiliates" of the Company, as that term is defined in the Securities Act. The 1,227,263 shares of Common Stock outstanding prior to this Offering may not be sold unless they are registered under the Act or are sold pursuant to Rule 144 under the Act or another exemption from registration.

          As of October 31, 1996, there were 1,227,263 shares of the Company's Common Stock outstanding, of which approximately 200,000 shares will be eligible for sale 90 days after the date of this Prospectus pursuant to Rule 144 under the Securities Act, subject to volume, notice and manner of sale limitations in that rule. In addition, an aggregate of 573,200 shares of Common Stock are beneficially owned by the Company's executive officers and directors. All of the Company's executive officers and directors have agreed that for a period of 180 days after the closing of the Offering, they will not sell, offer for sale or take any action that may constitute a transfer of shares of Common Stock. There are also 983,923 shares subject to outstanding options and warrants. Although the sale of the shares issued upon exercise of options and warranties will be restricted under Rule 144, the sale of any number of shares of Common Stock in the public market following the Offering could have an adverse impact on the then prevailing market price of the shares.

         Beginning 90 days after the date of this Prospectus, if a period of at least two years has elapsed from the date that shares of Common Stock were acquired from the Company or an affiliate of the Company, then, pursuant to Rule 144, the holder of such shares (including an affiliate of the Company), may sell within any three month period that number of shares which does not exceed the greater of 1% of the then outstanding shares of Common Stock (26,272 shares immediately following the Offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 are subject to certain requirements relating to the manner of sale, notice and availability of current public information about the Company. If at least three years has elapsed from the date the shares of Common Stock were acquired from the Company, or an affiliate of the Company, and the proposed seller has not been an affiliate of the Company at any time during the three months immediately preceding the sale, such person is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. See "Risk Factors - Shares Eligible for Future Sale."


                                  UNDERWRITING

         Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Ferris, Baker Watts, Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase, the number of shares of Common Stock set forth opposite its name below:

                                                       Number of Shares
  Underwriter                                           to be Purchased

  Ferris, Baker Watts, Incorporated                        _________

        Total                                              1,400,000
                                                           =========

         The nature of the Underwriter's obligations under the Underwriting Agreement is such that all shares of Common Stock offered, excluding shares covered by the over-allotment option granted to the Underwriter, must be purchased if any are purchased. The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions.

         The Company has been advised by the Underwriter that it proposes to offer the shares of Common Stock to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.__ per share. The Underwriter may allow, and such dealers may re-allow, a concession not in excess of $0.__ per share to certain other dealers. The public offering price and concessions and allowances to dealers may be changed by the Underwriter.

         The Company has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 210,000 shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriter for the other shares offered hereby. The Underwriter may purchase such shares only to cover over-allotments, if any, in connection with the Offering made hereby.

         The executive officers, directors and certain stockholders of the Company have agreed that they will not offer, sell, contract to sell or grant an option to purchase or otherwise dispose of any shares of the Company's Common Stock, options to acquire shares of Common Stock or any securities exercisable for or convertible into Common Stock owned by them, in the open market or otherwise, for a period of 180 days from the date of this Prospectus, without the prior written consent of the Underwriter. The Company has agreed not to offer, sell or issue any shares of Common Stock, options to acquire Common Stock or securities exercisable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of the Underwriter, except that the Company may issue securities pursuant to the Company's stock option plans and upon the exercise of all outstanding stock options and warrants.

         The Company and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, which may arise out of or be based upon any untrue statement or alleged untrue statement of any material fact made by the indemnifying party and contained in this Prospectus, the Registration Statement, any supplement or amendment thereto, or any documents filed with state securities authorities, or any omission or alleged omission of the indemnifying party to state a material fact required to be stated in any such document or required to make the statements in any such document, in light of the circumstances in which they are made, not misleading.

         The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriter based on certain factors, in addition to prevailing market conditions, including the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, an evaluation of the Company's assets, comparisons of the relationships between market prices and book values of other financial institutions of a similar size and asset quality, and other factors that were deemed relevant. Such decision has not been based upon an actual trading market for the Common Stock; accordingly, there can be no assurance that the Common Stock may be resold at or above the offering price.

         The Underwriter intends to make a market in the securities of the Company, as permitted by applicable laws and regulations. The Underwriter, however, is not obligated to make a market in such securities and any such market making may be discontinued at any time at the sole discretion of the Underwriter.

         The Underwriter has informed the Company that it does not expect to confirm sales of Common Stock offered by this Prospectus to any accounts over which it exercises discretionary authority.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. Governor William Donald Schaefer, a member of the Board of Directors of the Company and the Bank and a beneficial owner of 1,000 shares of Common Stock, and options to purchase an additional 900 shares, is of counsel to such law firm. In addition, members of such firm own 2,500 shares and warrants to purchase an additional 2,500 shares of the Company's Common Stock. Certain legal matters related to the Offering will be passed upon for the Underwriter by Shapiro and Olander, Baltimore, Maryland.


                                     EXPERTS

         The consolidated financial statements of First Mariner Bancorp as of December 31, 1995 and 1994 and for the years then ended, included herein have been included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), at 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form SB-2 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. Further information with respect to the Company and the Common Stock offered hereby, is included or incorporated by reference in the Registration Statement, financial statements, exhibits and schedules filed therewith. A copy of the Registration Statement may be inspected without charge as the Commission's principal offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or part of the Registration Statement may be obtained from the Commission's principal office in Washington, D.C. upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract, or other document referred to herein summarize the material provisions of such contract or document but are not necessarily complete, and in each such instance reference is made to the copy of such contract or other document filed as an exhibit to such Registration Statement, each such statement being qualified in all respect by such reference.

         Prior to the date of this Prospectus, the Company was not subject to the information requirements of the Securities Exchange Act of 1934. The Company intends to furnish to its stockholders annual reports containing consolidated financial statements examined by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report............................................................................F-2

Consolidated Statements of Financial Condition as of September 30, 1996 (unaudited) and as of
December 31, 1995 and 1994..............................................................................F-3

Consolidated Statements of Operations for the nine months ended September 30, 1996 and 1995 (unaudited) and for the years ended December 31, 1995 and 1994.................................F-4

Consolidated Statements of Changes in Stockholders' Equity for the nine months ended
September 30, 1996 (unaudited) and for the years ended December 31, 1995 and 1994.......................F-5

Consolidated Statements of Cash Flows for the nine months ended September 30, 1996 and 1995 (unaudited) and for the years ended December 31, 1995 and 1994.................................F-6

Notes to Consolidated Financial Statements at September 30, 1996 and
1995 (unaudited) and as of  December 31, 1995 and 1994..................................................F-8

Independent Auditors' Report



The Board of Directors
First Mariner Bancorp:


We have audited the accompanying consolidated statements of financial condition of First Mariner Bancorp and subsidiaries (the Corporation) as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Mariner Bancorp and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




March 25, 1996
Baltimore, Maryland

                              FIRST MARINER BANCORP

                 Consolidated Statements of Financial Condition


                                                                  September 30,              December 31,
                                                                      1996             1995              1994
                                                                   (unaudited)

Assets

Cash:
     On hand and in banks                                        $  5,766,252         3,435,126         1,331,054
     Interest-bearing deposits                                      4,482,164        14,218,989           128,212
Securities sold (note 1)                                                   --         2,337,625                --
Investment in certificates of deposit (note 3)                         99,000            99,000           590,000
Mortgage-backed securities held to maturity,
     fair value of $2,519,736 (note 4)                                     --                --         2,630,929
Loans receivable, net (notes 5 and 8)                              80,981,616        29,760,313        19,930,101
Federal Home Loan Bank of Atlanta stock,
     at cost (notes 8 and 11)                                         480,800           301,000           301,000
Property and equipment, net (note 6)                                2,594,600         1,796,963         1,009,449
Prepaid expenses and other assets                                     556,919           849,329           382,707
                                                                 ------------        ----------        ----------
                                                                 $ 94,961,351        52,798,345        26,303,452
                                                                 ============        ==========        ==========

Liabilities and Stockholders' Equity

Liabilities:
     Deposits (note 7)                                           $ 78,857,010        41,363,630        20,882,530
     Federal Home Loan Bank advances (note 8)                       6,000,000                --         3,150,000
     Mortgage escrow accounts                                          79,791           123,011           164,218
     Accrued expenses and other liabilities                           841,996           609,718           130,089
                                                                 ------------        ----------        ----------

Total liabilities                                                  85,778,797        42,096,359        24,326,837

Stockholders' equity (notes 10 and 11):
     Common stock, $.05 par value; 5,000,000
       shares authorized; 1,227,213, 1,226,613 and 225,813
       shares issued and outstanding, respectively                     61,361            61,331            11,291
     Additional paid-in capital                                    12,170,210        12,164,240         2,206,280
     Accumulated deficit                                           (3,049,017)       (1,523,585)         (240,956)
                                                                 ------------        ----------        ----------

Net stockholders' equity                                            9,182,554        10,701,986         1,976,615
                                                                 ------------        ----------        ----------

Commitments and contingencies (notes 5 and 6)
                                                                 $ 94,961,351        52,798,345        26,303,452
                                                                 ============        ==========        ==========





          See accompanying notes to consolidated financial statements.

                              FIRST MARINER BANCORP

                      Consolidated Statements of Operations


                                                               Nine months ended                Years ended
                                                                 September 30,                 December 31,
                                                         ---------------------------     ------------------------
                                                             1996           1995           1995          1994
                                                                  (unaudited)

Interest income:
     Loans                                               $  3,981,916      1,283,152     1,981,588      1,102,912
     Mortgage-backed securities                                    --        132,563       176,650         77,576
     Investment securities                                    334,507        243,774       403,201         28,653
                                                         ------------      ---------     ---------      ---------
Total interest income                                       4,316,423      1,659,489     2,561,439      1,209,141

Interest expense:
     Deposits (note 7)                                      1,949,995        787,677     1,176,436        411,364
     Borrowed funds and other (note 8)                         28,456         90,360        93,184         92,464
                                                         ------------      ---------     ---------      ---------
Total interest expense                                      1,978,451        878,037     1,269,620        503,828
                                                         ------------      ---------     ---------      ---------

Net interest income                                         2,337,972        781,452     1,291,819        705,313
Provision for loan losses (note 5)                            674,828            --        190,051         59,078
                                                         ------------      ---------     ---------      ---------
Net interest income after provision
  for loan losses                                           1,663,144        781,452     1,101,768        646,235

Noninterest income:
     Service fees on loans                                    208,162         32,344        84,173         12,089
     Service fees on deposits                                 229,728         54,017        94,918         48,524
     Gain on sale of securities                               331,695             --         8,970             --
     Other                                                     42,352          4,307         8,953         14,751
                                                         ------------      ---------     ---------      ---------
Total noninterest income                                      811,937         90,668       197,014         75,364

Noninterest expenses:
     Salaries and employee benefits                         1,859,988        568,243     1,189,172        410,378
     Net occupancy                                            480,079        136,996       245,499         85,925
     Insurance premiums                                       229,810         43,221        79,783         66,239
     Furniture, fixtures and equipment                        173,169         52,408        82,968         68,914
     Professional services                                     59,841        123,851       233,448         51,205
     Advertising                                              290,944         72,791       147,549         11,706
     Service bureau expense                                   201,067         92,650       134,927        103,079
     Office supplies                                          183,357         74,144       121,250         92,561
     Amortization of cost of intangible assets                 56,195         47,824        64,463         38,722
     Other                                                    466,063        149,758       282,352         51,260
                                                         ------------      ---------     ---------      ---------
Total noninterest expenses                                  4,000,513      1,361,886     2,581,411        979,989
                                                         ------------      ---------     ---------      ---------

Loss before income tax benefit                             (1,525,432)      (489,766)   (1,282,629)      (258,390)
Income tax benefit (note 9)                                        --             --            --         17,434
                                                         ------------      ---------     ---------      ---------
Net loss                                                 $ (1,525,432)      (489,766)   (1,282,629)      (240,956)
                                                         ============      =========    ==========      =========

Net loss per common share (note 1)                       $      (1.24)         (.97)         (1.88)         (2.07)
                                                         ============      =========    ==========      =========




          See accompanying notes to consolidated financial statements.

                              FIRST MARINER BANCORP

                 Consolidated Statements of Stockholders' Equity


                                               Number of
                                               shares of                Additional                        Net
                                                common       Common       paid-in      Accumulated   stockholders'
                                                 stock        stock       capital        deficit        equity

Balance at December 31, 1993                           --   $     --             --            --              --
     Common stock issued, net of
       costs of issuance                          225,813     11,291      2,206,280            --       2,217,571
     Net loss - 1994                                   --         --             --      (240,956)       (240,956)
                                                ---------   --------      ---------    ----------      ----------

Balance at December 31, 1994                      225,813     11,291      2,206,280      (240,956)      1,976,615

     Common stock issued                        1,000,800     50,040      9,957,960            --      10,008,000
     Net loss - 1995                                   --         --             --    (1,282,629)     (1,282,629)
                                                ---------   --------     ----------    ----------      ----------

Balance at December 31, 1995                    1,226,613     61,331     12,164,240    (1,523,585)     10,701,986

     Common stock issued
       (unaudited)                                    600         30          5,970            --           6,000
     Net loss - 1996 (unaudited)                       --         --             --    (1,525,432)     (1,525,432)
                                                ---------   --------     ----------    ----------      ----------

Balance at September 30, 1996
     (unaudited)                                1,227,213   $ 61,361     12,170,210    (3,049,017)      9,182,554
                                                =========   =========    ==========    ==========      ==========
























          See accompanying notes to consolidated financial statements.

                                               FIRST MARINER BANCORP

                                       Consolidated Statements of Cash Flows

                                                                 Nine months ended              Years ended
                                                                   September 30,               December 31,
                                                          ---------------------------     -------------------------
                                                              1996            1995          1995          1994
                                                                    (Unaudited)

Cash flows from operating activities:
     Net loss                                             $ (1,525,432)     (489,766)    (1,282,629)      (240,956)
     Adjustments to reconcile net loss to net cash
       used by operating activities:
         Amortization of unearned loan fees, net              (413,786)      (82,935)      (139,713)       (16,777)
         Amortization of premiums on deposits                  (21,025)      (55,974)       (74,632)       (95,500)
         Amortization of discounts on loans                     58,961        68,878         83,973         58,021
         Depreciation and amortization                         284,572       113,685        189,755         64,360
         Provision loans losses                                674,828            --        190,051         59,078
         Net increase (decrease) in accrued
           expenses and other liabilities                      685,271        47,904        479,629        (94,549)
         Amortization of premiums and
           discounts on mortgage-backed
           securities, net                                          --       (13,829)       (16,778)        (5,874)
         Increase in prepaids and
           other assets                                       (157,847)     (373,022)      (518,461)      (162,213)
         Gain on sale of securities                           (331,695)           --         (8,970)            --
         Other, net                                                 --            --             --         (6,800)
                                                                    --            --             --      ---------

Net cash used in operating activities                         (746,153)     (785,059)      (1,097,775)    (441,210)

Cash flows from investing activities:
     Loan disbursements, net of principal repayments       (51,157,320)   (4,671,036)     (10,198,765)   1,137,536
     Purchases of property and equipment                    (1,015,938)     (356,949)        (904,637)    (881,130)
     Purchases of Federal Home Loan Bank
       of Atlanta stock                                       (179,800)           --               --           --
     Proceeds from securities sold                           2,337,625            --               --           --
     Purchase of investment securities available for sale   (1,838,672)           --               --           --
     Sale of investment securities available for sale        2,170,367            --               --           --
     Principal repayments of mortgage-backed
       securities                                                   --       239,475          294,273      281,285
     Sales of loans                                                 --            --        2,630,929      665,629
     Purchases of loans                                             --            --       (2,339,505)  (1,434,300)
     Maturities of investments in certificates of deposit           --       491,000          491,000           --
     Purchases of investments in certificates of deposit            --            --               --     (590,000)
     Cash acquired in excess of payments for
       purchases of MBFSB and FBFSB                                 --            --               --      652,022
     Other, net                                                     --            --               --          300
                                                          ------------    ----------      -----------   -----------

Net cash used in investing activities                      (49,683,738)   (4,297,510)     (10,026,705)     (168,658)



                                       F-6
                                                                     (Continued)

                             FIRST MARINER BANCORP
                CONSOLIDATED STATEMENT OF CASH FLOWS, CONTINUED


                                                                 Nine months ended              Years ended
                                                                   September 30,               December 31,
                                                          ---------------------------     -------------------------
                                                              1996            1995          1995          1994
                                                                    (Unaudited)

Cash flows from financing activities:
     Net increase (decrease) in deposits                  $ 37,061,412     9,254,042       20,502,536    (2,839,473)
     Proceeds from advances from Federal
       Home Loan Bank of Atlanta                             6,000,000            --               --     2,850,000
     Repayment of advances from Federal
       Home Loan Bank of Atlanta                                   --     (2,650,000)      (3,150,000)           --
     Net decrease in mortgage escrow accounts                  (43,220)      (95,685)         (41,207)         (864)
     Proceeds from stock issuance, net                           6,000     9,401,029       10,008,000     2,059,471
                                                          ------------    ----------       ----------     ---------

Net cash provided by financing activities                   43,024,192    15,909,386       27,319,329     2,069,134
                                                          ------------    ----------       ----------     ---------
Increase (decrease) in cash and cash equivalents            (7,405,699)   10,826,817       16,194,849     1,459,266
Cash and cash equivalents at beginning of period            17,654,115     1,459,266        1,459,266            --
                                                          ------------    ----------       ----------     ---------

Cash and cash equivalents at end of period                $ 10,248,416    12,286,083       17,654,115     1,459,266
                                                          ============    ==========       ==========     =========

Supplemental information:
     Interest paid on deposits and
       borrowed funds                                      $ 1,499,588       868,282        1,216,424       687,839
                                                           ===========    ==========       ==========     =========

     Exchange of stock for MBFSB stock (note 2)            $        --            --               --       158,100
                                                           ===========    ==========       ==========     =========

          See accompanying notes to consolidated financial statements.

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

September 30, 1996 and 1995 (unaudited) and
December 31, 1995 and 1994

(1)  Summary of Significant Accounting Policies

     Organization and basis of presentation

     First Mariner Bancorp (the "Corporation") is a bank holding company incorporated under the laws of Maryland and registered under the Bank Holding Company Act of 1956, as amended. The Corporation, was organized as "MarylandsBank Corp." in May 1994, and the Corporation's name was changed to "First Mariner Bancorp" in May 1995. The Corporation owns 100% of common stock of First Mariner Bank (the "Bank"). First Mariner Bank is the banking corporation created by the combination of Farmers Bank, FSB and Garibaldi Federal Savings Bank, which, once combined, was named MarylandsBank, FSB. The bank was converted to a Maryland-chartered trust company with all of the powers of a commercial bank, at which time the name was changed to "First Mariner Bank."

     The consolidated financial statements include the accounts of the Corporation and its subsidiaries for 1995 and for 1994 include the accounts of the Corporation and its subsidiaries MarylandsBank, FSB (MBFSB) and Farmers Bank, a Federal Savings Bank (FBFSB), from July 31, 1994 and February 1, 1994, respectively, their dates of acquisition for accounting purposes. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     The accompanying unaudited financial statements for the nine months ended September 30, 1996 and 1995 do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the unaudited consolidated financial statements have been included in the results of operations for the nine months ended September 30, 1996 and 1995. Operating results for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of results that may be expected for the complete year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with these determinations, management evaluates historical trends and ratios and where appropriate obtains independent appraisals for significant properties and prepares fair value analyses as appropriate.

     Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various


                                       F-8
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(1)   Continued


     regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Banks to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Securities sold

     Securities sold represents net sales proceeds due from brokers for sales transactions executed prior to December 31, 1995 but not settling until after December 31, 1995.

     Loan fees

     Origination and commitment fees and direct origination costs on loans held for investment are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.

     Sales of mortgage loans

     Loans originated for sale are carried at the lower of aggregate cost or market value. Market value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

     Investment securities

     In 1994, the Corporation adopted the Financial Accounting Standards Boards' Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, (SFAS No. 115), which addresses the accounting and reporting for certain investments in debt and equity securities. SFAS No. 115 requires classification of such securities into three categories. Debt securities that an entity has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Debt and equity securities are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as held to maturity and debt and equity securities not classified as trading securities are considered available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects.

     Based on a review of its mortgage-backed securities portfolios, the Corporation had designated such securities as held to maturity upon adoption of SFAS 115. If a decline in value of an individual security classified as held to maturity or available for sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is reflected


                                       F-9
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(1)   Continued


     in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. For purposes of computing realized gains or losses on the sales of investments, cost is determined using the specific identification method. Premiums and discounts on investment and mortgage-backed securities are amortized over the term of the security using methods that approximate the interest method.

     In November 1995, the Financial Accounting Standards Board announced its intention to allow a one-time change in the classification of securities, providing such change was effected by December 31, 1995. Management utilized this opportunity and designated its portfolio of mortgage-backed securities as available for sale.

     Property and equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using straight-line and accelerated methods over the estimated useful lives of the assets. Additions and betterments are capitalized and charges for repairs and maintenance are expensed when incurred. The cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

     Intangible assets

     Intangible assets acquired in connection with the acquisitions of MBFSB and FBFSB are amortized using the straight-line method over the estimated useful lives of the assets of ten years. Organization costs are being amortized over five years. These amounts are included in prepaid expenses and other assets.

     Nonaccrual and impaired loans

     The allowance for losses on loans is determined based on management's review of the loan portfolio and analysis of the borrowers' ability to repay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions and status of nonperforming loans.

     Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of principal and interest is in doubt. A loan remains in nonaccrual status until the loan is current as to payment of both principal and interest and the borrower demonstrates the ability to pay and remain current. Loans are charged-off when a loan or a portion thereof is considered uncollectible.

     Effective January 1, 1995, the Corporation adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting for Creditors for Impairment of a Loan -


                                      F-10
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(1)   Continued


     Income Recognition Disclosures. In accordance with SFAS Nos. 114 and 118, the Corporation identifies impaired loans and measures impairment (i) at the present value of expected cash flows discounted at the loan's effective interest rate; (ii) at the observable market price, or (iii) at the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and corresponding charge to bad-debt expense.

     A loan is determined to be impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of delay in payment if the Corporation expects to collect all amounts due, including interest past-due. The Corporation generally considers a period of delay in payment to include delinquency up to 90 days.

     SFAS No. 114 does not apply to larger groups of smaller-balance homogeneous loans such as consumer installment, residential first and second mortgage loans and credit card loans. These loans are collectively evaluated for impairment.

     Changes resulting from the implementation of SFAS Nos. 114 and 118 did not materially impact the financial condition or results of operations of the Corporation as of and for the year ended December 31, 1995.

     Income taxes

     Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

     Statements of cash flows

     For purposes of the consolidated statements of cash flows, the Corporation considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents.

     Loss per share

     The loss per share computation is based on the weighted average number of shares outstanding for the nine months ended September 30, 1996 and 1995 and during the years ended December 31, 1995 and 1994. The number of shares used in the computation was approximately 1,226,996, 681,893, 504,577 and 110,013 shares, respectively.

     Net loss per share for the portion of the year ended December 31, 1994 subsequent to incorporation, May 1, 1994 through December 31, 1994, is computed using net loss for such period.



                                      F-11
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(1)   Continued


     The common stock equivalents, disclosed in note 10, were antidilutive for all periods presented, and were thus excluded from the computation of net loss per common share.

     Reclassifications

     Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the September 30, 1996 presentation.

(2)  Acquisitions

     The Corporation acquired FBFSB on February 1, 1994 and MBFSB on July 31, 1994. The acquisitions were accounted for under the purchase accounting method.

     In connection with the acquisition of FBFSB, the Corporation purchased all of the outstanding stock of FBFSB at a price of $797,000 in cash.

     MBFSB was formerly owned by a group of individual stockholders. In connection with the acquisition of MBFSB, the Corporation purchased 62,950 shares of MBFSB outstanding common stock for $832,000 in cash (approximately 83% of the outstanding stock of MBFSB) and to acquire the remaining 17% of MBFSB issued 15,813 shares of the Corporation's stock with an assigned value of $158,000.

     The purchase price of FBFSB and MBFSB exceeded the estimated fair values of assets acquired less liabilities assumed by $134,000.

(3)  Investments in Certificates of Deposit

     Investments in certificates of deposit is comprised of the following at December 31:

                                                      Weighted average rate
                                                      1995          1994             1995            1994
                                                      ----          ----             ----            ----

         Certificates maturing:
              Within 1 year                              --          4.75%        $      --         491,000
              1 through 5 years                        8.00%         8.00%           99,000          99,000
                                                       -----         -----        ---------         -------
                                                                                  $  99,000         590,000
                                                                                  =========         =======

(4)  Mortgage-backed Securities

     Mortgage-backed securities are summarized as follows at December 31, 1994:

                                      F-12
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(4)  Continued


                                                                    Amortized           Market
                                                                      cost               value

         Federal Home Loan Mortgage Corporation certificates      $  1,018,224            925,356
         Federal National Mortgage Association certificates            569,818            556,994
         Government National Mortgage Association certificates       1,107,483          1,012,607
         Unamortized discount                                          (89,375)               --
         Accrued interest                                               24,779             24,779
                                                                  ------------         ----------
                                                                  $  2,630,929          2,519,736
                                                                  ============         ==========

     Gross unrealized losses on mortgage-backed securities at December 31, 1994 were $111,000.

     During 1995, the Corporation sold its mortgage-backed securities portfolio, classified as available for sale and recognized a gain of $8,970.

(5)  Loans Receivable

     Substantially all of the Corporation's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Properties pledged as collateral include single and multi-family residences, office buildings, retail buildings, land undergoing development, warehouses and general purpose business space. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Corporation generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Corporation generally obtains personal guarantees of repayment from borrowers and/or others for development, construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

     Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Corporation's primary lending area. Commercial, development and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

     Loans receivable and accrued interest thereon are summarized as follows:



                                      F-13
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements



                                                                 September 30,              December 31,
                                                                --------------     -------------------------------
                                                                     1996              1995               1994
                                                                     ----              ----               ----
                                                                  (unaudited)
         Loans secured by first mortgages on real estate:
              Residential                                       $   20,339,199        15,634,976        16,886,708
              Commercial                                            23,154,092         4,938,948           886,976
              Construction                                          25,887,077        10,465,343         1,230,262
                                                                --------------    --------------    --------------
                                                                    69,380,368        31,039,267        19,003,946

         Commercial                                                 11,687,987           869,641               --
         Loans secured by second mortgages
           on real estate                                            1,243,129           580,942           421,633
         Consumer loans                                                782,974         1,263,563           873,604
         Loans secured by savings accounts and other                   587,116           187,158            32,163
                                                                --------------    --------------    --------------
                                                                    83,681,574        33,940,571        20,331,346
         Less:
              Undisbursed portion of loans in process                1,686,349         3,929,550           431,085
                                                                --------------    --------------    --------------
                                                                    81,995,225        30,011,021        19,900,261
         Add:
              Unamortized loan premiums                                224,965           283,926           375,708
              Accrued interest receivable                              585,690           201,704           144,522
         Less:
              Unearned loan fees, net                                  819,509           308,220           171,866
              Unearned loan discounts                                   45,943            51,831            73,677
              Allowance for losses                                     958,812           376,287           244,847
                                                                --------------    --------------    --------------
                                                                   $80,981,616        29,760,313        19,930,101
                                                                ==============    ==============    ==============

     Nonaccrual loans totaled approximately $468,000, $633,000 and $692,000 at September 30, 1996, December 31, 1995 and 1994, respectively. During 1995 and 1994, the amount of interest income that would have been recorded on loans in nonaccrual status at December 31, 1995 and 1994 had such loans performed in accordance with their contractual terms, was approximately $65,000 and $34,200, respectively.

     As of and for the year ended December 31, 1995 no loans were determined to be impaired in accordance with the provisions of SFAS 114.

     Changes in the allowance for losses on loans are summarized as follows:



                                      F-14
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(5)  Continued


                                                               September 30,                     December 31,
                                                                   1996                    1995             1994
                                                                (unaudited)

         Balance at beginning of period                           $ 376,287              244,847                --
         Provisions charged to expense                              674,828              190,051            59,078
         Charge-offs, net of recoveries                             (92,303)             (58,611)          (21,640)
         Balance acquired in acquisitions                                --                   --           207,409
                                                                  ---------           ----------           -------

         Balance at end of period                                 $ 958,812              376,287           244,847
                                                                  =========           ==========           =======

     Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At December 31, 1995, the Corporation had commitments to originate first mortgage loans on real estate of approximately $1,495,000, all of which were committed for sale in the secondary market.

     At December 31, 1995, the Corporation had commitments to loan funds under unused home equity lines of credit aggregating approximately $615,000 and unused commercial lines of credit aggregating approximately $3,987,000. Such commitments carry a floating rate of interest.

     Commitments for mortgage loans generally expire within sixty days and are normally funded with loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Substantially all of the Corporation's outstanding commitments at December 31, 1995 are for loans which would be secured by real estate with appraised values in excess of the commitment amounts. The Corporation's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

     During  the  ordinary  course  of  business,  the Bank  may  make  loans to directors and policy making officers on substantially the same terms, including interest rates and collateral, as those for comparable transactions with other customers. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Loans outstanding to directors and policy making officers totaled approximately $623,000 at December 31, 1995. There were no loans outstanding to directors and policy making officers at December 31, 1994.



                                      F-15
                                                                     (Continued)

     Changes during the year ended December 31, 1995 in the aggregate of loans to such directors and officers exceeding $60,000 are as follows:

     Balance at beginning of year            $     --
     Originations                               624,000
     Repayments                                  (1,000)
                                             ----------

     Balance at end of year                  $  623,000
                                             ==========

(6)  Property and Equipment

     Property and equipment are summarized as follows:

                                                  September 30,            December 31,              Estimated
                                                  -------------     ------------------------        useful lives
                                                     1996                1995           1994       -------------
                                                   (unaudited)

         Land                                      $    391,540        391,540        266,250             --
         Buildings and improvements                     739,125        885,986        644,240      10-39 years
         Leasehold improvements                         738,362        255,258         25,712      10-33 years
         Furniture, fixtures and equipment            1,271,038        581,799        273,744        5-7 years
         Automobiles                                         --          9,544          9,544          5 years
                                                   ------------     ----------      ---------      -----------

         Total at cost                                3,140,065      2,124,127      1,219,490

         Less accumulated depreciation
               and amortization                         545,465        327,164        210,041
                                                   ------------      ---------     ----------

                                                   $  2,594,600      1,796,963      1,009,449
                                                   ============      =========      =========

     Rent  expense  for  the  years  ended   December  31,  1995  and  1994  was
     approximately $118,000 and $23,000, respectively.

     The Corporation and the Bank occupy space leased from a company of which the Chairman and CEO of the Corporation is an officer, director and shareholder. This company is paid approximately $212,000 annually for office and branch space. The term of the lease is five years.

     The Bank has opened full-service branches in two of Mars Super Markets, Inc. stores and has installed ATMs in eleven (11) of the markets. The Bank pays rent of $36,500 per year for approximately 500 square feet of branch space in each store. There is no charge to the Bank for


                                      F-16
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements



     the operation of ATMs in each store. Mars Super Markets, Inc. is represented on the Board of Directors of the Corporation and the Bank.

     Minimum lease payments due for each of the next five years total approximately $226,000 as of December 31, 1995.

(7)  Deposits

     Deposits are summarized as follows:


                                      September 30, 1996                          December 31,
                                    ------------------------           1995                       1994
                                           (unaudited)         -------------------------  ------------------------
                                                 Weighted                    Weighted                  Weighted
                                     Amount       average       Amount        average      Amount       average
                                    maturing  effective rate   maturing   effective rate  maturing  effective rate
                                    --------  --------------   --------   --------------  --------  --------------

         Noncertificate:
              Passbook and
                   other         $ 4,589,670       2.79%       3,523,598      2.80%      2,867,114      3.04%
              Checking
                 accounts          3,790,237       0.78%       2,138,552      2.38%      1,457,734      2.52%
              Money fund
                 accounts          8,378,025       3.41%       5,601,546      3.21%      4,277,244      3.32%
              Non-interest
                bearing demand     8,544,072          --       3,073,860         --        988,873         --
                                 -----------       -----      ----------      -----     ----------      -----
                                  25,302,004                  14,337,556                 9,590,965
                                 ===========                  ==========                ==========

         Certificates:
              Original maturities:
                  Under 12
                    months         5,134,687       4.79%       3,775,761      5.33%      3,486,215      4.26%
                  12 to 120
                    months        35,839,490       6.16%      19,086,432      6.73%      6,124,882      5.59%
              IRA and KEOGH       12,023,315       6.06%       4,038,335      6.24%      1,533,486      5.13%
                                 -----------       -----      ----------      -----     ----------      -----
                                  52,997,492                  26,900,528                11,144,583
                                 ===========                  ==========                ==========
         Accrued interest
               payable               515,671                      62,678                     9,482
         Unamortized premium          41,843                      62,868                   137,500
                                 -----------                  ----------               -----------
                                 $78,857,010                  41,363,630                20,882,530
                                 ===========                  ==========               ===========




                                      F-17
                                                                    (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(7)  Continued

                                          September 30,                            December 31,
                                             1996                       1995                       1994
                                  -------------------------    -----------------------        ------------------
                                                (Unaudited)
                                     Amount                     Amount                     Amount
                                    maturing    % of total     maturing     % of total    maturing    % of total
                                    --------    ----------     --------     ----------    --------    ----------

         Scheduled certificate
              maturities:
              Under 6 months     $15,801,717      29.82%       5,946,824      22.11%      4,062,754     36.45%
              6 months to
                  12 months        8,852,468      16.70%      11,599,052      43.12%      1,985,010     17.81%
              12 months to
                  24 months       24,879,435      46.94%       5,741,082      21.34%      1,706,365     15.31%
              24 months to
                  36 months        1,666,943       3.15%       1,550,118       5.76%      1,251,018     11.23%
              36 months to
                  48 months        1,446,521       2.73%         649,275       2.41%      1,450,833     13.02%
              Over 48 months         350,408       0.66%       1,414,177       5.26%        688,603      6.18%
                                 -----------     -------      ----------     -------     ----------    -------
                                 $52,997,492     100.00%      26,900,528     100.00%     11,144,583    100.00%
                                 ===========     =======      ==========     =======     ==========    =======

     Interest expense on deposits is summarized as follows:

                                                               Nine months ended                Years ended
                                                                 September 30,                 December 31,
                                                        --------------------------     ------------------------
                                                            1996             1995           1995         1994
                                                            ----             ----           ----         ----
                                                                  (Unaudited)

         Certificates                                  $ 1,615,713         583,768       899,648       253,867
         Checking and money fund accounts                  222,460         144,231       210,412       109,880
         Passbook and other                                111,822          59,678        66,376        47,617
                                                       -----------         -------     ---------       -------

                                                       $ 1,949,995         787,677     1,176,436       411,364
                                                       ===========         =======     =========       =======

         Certificates of deposit of $100,000 or more totaled approximately $2,646,000 and $1,031,000 at December 31, 1995 and 1994, respectively.



                                                      F-18
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements



(8)  Federal Home Loan Bank Advances

     Under a blanket floating lien agreement with the Federal Home Loan Bank of Atlanta (FHLB), the Corporation is required to maintain as collateral for all of its borrowings eligible first mortgage loans in an amount equal to 154% of the advances. At September 30, 1996, the Corporation had no credit available under the blanket floating lien agreement with the FHLB. Borrowings bear interest at the FHLB Daily Rate Credit (approximately 5.5% at September 30, 1996).

(9)  Income Taxes

     The income tax benefit consists of the following:

                                     Nine months ended                     Years ended
                                       September 30,                      December 31,
                                   1996             1995                1995          1994
                                        (unaudited)
         Current:
              Federal           $        --             --                  --         12,337
              State                      --             --                  --          5,097
                                -----------     ----------         -----------     ----------
                                $        --             --                  --         17,434
                                ===========     ==========         ===========     ==========

     The income tax benefit is reconciled to the amount computed by applying the federal corporate tax rate of 34% to income before taxes as follows:

                                                          Nine months ended                     Years ended
                                                            September 30,                      December 31,
                                                        1996             1995                1995          1994
                                                             (unaudited)

         Income tax benefit at federal
           corporate rate                            $   518,000         166,000            436,000        87,852
         State income taxes, net of
           federal income tax benefit                                                            --         3,364
         Amortization of cost of
           intangible assets                              (3,000)            --              (3,000)       (1,979)
         Change in valuation allowance                  (515,000)       (166,000)          (433,000)      (56,697)
         Effect of graduated tax rates                        --             --                  --       (15,106)
                                                     -----------     ----------         -----------     ---------
                                                     $        --             --                  --        17,434
                                                     ===========     ==========         ===========     =========



                                      F-19
                                                                    (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(9)  Continued


     The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities relate to the following:

                                                                    September 30,             December 31,
                                                                        1996               1995           1994
                                                                     (unaudited)

         Deferred tax assets:
              Interest and fees on loans                           $     100,000           119,000         56,000
              Allowance for losses on loans                              287,000           107,000         95,000
              Excess of fair value of liabilities
                acquired over cost                                        20,000            25,000         53,000
              Net operating loss carryforwards                           753,000           407,000         49,000
              Other                                                           --             3,000          2,000
                                                                   -------------        ----------     ----------
         Total gross deferred assets                                   1,160,000           661,000        255,000

         Less valuation allowance                                     (1,080,000)         (565,000)      (132,000)
                                                                   -------------        ----------     ----------

         Net deferred tax assets                                          80,000            96,000        123,000
                                                                   -------------        ----------     ----------

         Deferred tax liabilities:
              Federal Home Loan Bank stock dividends                      12,000            12,000         12,000
              Excess of fair value of assets acquired
                over cost                                                 68,000            84,000        111,000
                                                                   -------------        ----------     ----------

         Total gross deferred tax liabilities                             80,000            96,000         123,00
                                                                   -------------        ----------     ----------

         Net deferred tax asset                                    $          --                --             --
                                                                   =============        ==========     ==========

     At December 31, 1995, the Corporation has net operating loss carryforwards for federal income tax purposes of approximately $1,000,000 which are available to offset future federal taxable income, if any, through 2010. As a result of ownership changes in 1995, utilization of a portion of the net operating loss carryforward is subject to annual limitations. In addition, approximately $76,000 of the valuation allowance at December 31, 1995 was established in connection with the acquisitions of MBFSB and FBFSB and will be credited to intangible assets as realized.



                                      F-20
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements



(10) Stockholders' Equity

     Dividends

     Under federal regulations, the Bank may not declare or pay a cash dividend on its common stock if the dividend would cause the Bank's capital to be reduced below the amount required by the capital requirements imposed by FIRREA and the Federal Reserve Board. Since the Bank currently meets the fully phased-in capital requirements under FIRREA, it may pay a cash dividend on its capital stock up to the higher of (i) 100% of net income to date during the calendar year plus an amount not to exceed 50% of surplus capital ratio at the beginning of the calendar year or (ii) 75% of net income over the most recent four quarter period. Based upon this calculation, there were no amounts available for payment of dividends at December 31, 1995. In addition, income appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used to pay cash dividends without the payment of federal income taxes at the then current tax rate on the amount withdrawn from such reserves.

     Stock Options

     The Corporation has stock option award arrangements which provide for the granting of options to acquire common stock to directors and key employees. The exercise price of each option is $10.00 per share. Options may be exercised at any time after the date of grant and expire ten years after the date of grant.

     Options are summarized as follows:

                                                               Nine months ended               Year ended
                                                                 September 30,                December 31,
                                                                 -------------
                                                            1996              1995                1995
                                                            ----              ----                ----

         Outstanding at beginning of period                10,500              --                  --
         Granted                                           16,200             10,500             10,500
         Expired                                             (700)             --                  --
                                                           ------             ------             ------

         Outstanding at end of period                      26,000             10,500             10,500

         Exercisable at end of period                      26,000             10,500             10,500
                                                           ======             ======             ======



                                      F-21
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements


     Warrants

     Warrants to acquire 818,323 and 195,000 shares of common stock at $10.00 per share were outstanding and exercisable at December 31, 1995 and 1994, respectively. During all periods presented no warrants to acquire shares of common stock were exercised.

(11) Insurance of Savings Accounts and Related Matters

     The Federal Deposit Insurance Corporation (FDIC), through the Savings Association Insurance Fund (SAIF), insures deposits of account holders up to $100,000. First Mariner Bank pays an annual premium to provide for this insurance. The Bank is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of their residential mortgage loans, .3% of their total assets or 5% of their outstanding advances from the bank, whichever is greater. Purchases and sales of stock are made directly with the bank at par value.

     In connection with the insurance of their deposits, commercial banks are required to maintain certain minimum levels of regulatory capital. The regulatory capital regulations require minimum levels of Tier 1 risk-based capital of 4% of adjusted total assets and risk-based capital of 8.0% of risk-weighted assets.

     At  September  30,  1996,  the  Corporation  was  in  compliance  with  the
     regulatory  capital   requirements  with  Tier  1  risk-based  capital  and
     risk-based capital of 10.33% and 11.44%, respectively.

     At December 31, 1995, the Corporation was in compliance with the regulatory capital requirements with Tier 1 risk-based capital and risk-based capital of 33.87% and 35.10%, respectively.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) included prompt corrective action provisions for which implementing regulations became effective on December 19, 1992. FDICIA also includes significant changes to the legal and regulatory environment for insured depository institutions, including reduction in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including


                                      F-22
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements



     the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things.

     To be considered "well capitalized," an institution must generally have a leverage capital ratio of at least 5%, a tier one risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At September 30, 1996, First Mariner Bank met the criteria required to be considered "well capitalized" under this regulation.

     On September 30, 1996, Federal legislation was enacted and signed into law which provides a resolution to the disparity in the Bank Insurance fund and SAIF premiums. In particular, the SAIF-insured institutions, such as the Bank, will pay a one-time assessment of 65.7 cents on every $100 of deposits held at March 31, 1995. Such payment is due no later than November 29, 1996. As a result of the new law the Corporation will be required to pay approximately $154,000. Assuming the special assessment is tax deductible, the cost, net of income tax benefits, will be approximately $102,000. The Corporation recorded the one-time charge to earnings during the quarter ended September 30, 1996. Also, beginning January 1, 1997, the current annual minimum SAIF premium of 23 basis points will be reduced to approximately 6.5 basis points.

(12) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107) requires the Corporation to disclose estimated fair values for certain on- and off-balance sheet financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments as of December 31, 1995.

     The carrying value and estimated fair value of financial instruments is summarized as follows (in thousands):

                                                       Carrying     Estimated
                                                         value      fair value
                                                         -----      ----------

     Assets:
          Cash and interest-bearing deposits           $ 17,654       17,654
          Investment securities                           2,738        2,738
          Loans receivable                               29,730       30,329

     Liabilities:
          Deposit accounts                               41,367       41,830
          Mortgage escrow accounts                          123          123

     Off balance sheet instruments:
          Commitments to extend credit                      -          1,495
          Loans sold with recourse                          -            -
          Unused lines of credit                            -          3,987

     Cash on Hand and in Banks

     The carrying amount for cash on hand and in banks approximates fair value due to the short maturity of these instruments.

     Federal Funds Sold

     The carrying amount for federal funds sold approximates fair value due to the overnight maturity of these instruments.



                                      F-23
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(12) Continued

     Investment Securities

     The fair value of investment securities is based on bid prices received from an external pricing service or bid quotations received from securities dealers.

     Loans

     Loans were segmented into portfolios with similar financial characteristics. Loans were also segmented by type such as residential, multifamily and nonresidential, construction and land, second mortgage loans, commercial, and consumer. Each loan category was further segmented by fixed and adjustable rate interest terms and performing and nonperforming categories. The fair value of residential loans was calculated by discounting anticipated cash flows based on weighted-average contractual maturity, weighted-average coupon, prepayment assumptions and discount rate. Prepayment speed estimates were derived from published historical prepayment experience in the mortgage pass-through market and recent issuance activity in the primary and secondary mortgage markets. The discount rate for residential loans was calculated by adding to the Treasury yield for the corresponding weighted average maturity associated with each prepayment assumption a market spread as observed for mortgage-backed securities with similar characteristics. The fair values of multifamily and nonresidential loans were calculated by discounting the contractual cash flows at the Bank's current nonresidential loan origination rate. Construction, land and commercial loans, loans secured by savings accounts and mortgage lines of credit were determined to be at fair value due to their adjustable rate nature. The fair value of second mortgage loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflected the credit and interest rate risk inherent in the portfolio. The fair value of consumer loans was calculated by discounting the contractual cash flows at the Company's current consumer loan origination rate.

     The fair value for nonperforming loans was determined by reducing the carrying value of nonperforming loans by the Company's percentages and management analysis of the underlying collateral for each specific loan category.

     The carrying amounts and fair values of loans receivable consisted of the following at December 31, 1995, respectively:



                                      F-24
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements

(12)  Continued

                                                       Carrying         Fair
                                                        Amount         Value

Loans secured by first mortgages on real estate       $27,979,358    28,123,000
Consumer and other loans                                2,031,663     2,004,000
Unamortized premiums, discount and fees, net              (76,)25          --
Accrued interest receivable                               201,704       202,000
                                                      -----------   -----------

                                                       30,136,600    30,329,000
                                                      -----------   -----------

Allowance for  losses on loans                            376,287          --
                                                      -----------   -----------

Total loans                                           $29,760,313    30,329,000
                                                      ===========   ===========

     Accrued Interest Receivable

     The carrying amount of accrued interest receivable approximates its fair value.

     Deposits

     Under SFAS 107, the fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest bearing now accounts, money market and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

     The carrying value and estimated fair value of certificates of deposit at December 31, 1995 were:

                  Carrying value                          $ 26,900,528
                  Fair value                                27,429,000
                                                            ==========

     Accrued Interest Payable

     The carrying amount of accrued interest payable approximates its fair value.

     Off-Balance Sheet Financial Instruments

     The Corporation's adjustable rate commitments to extend credit move with market rates and are not subject to interest rate risk. The rates and terms of the Corporation's fixed rate commitments to extend credit are competitive with others in the various markets in which the Corporation operates. The carrying amounts are reasonable estimates of the fair value of these instruments.


                                      F-25
                                                                     (Continued)

                              FIRST MARINER BANCORP

                   Notes to Consolidated Financial Statements



     The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

     Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates.

(13) Employee Stock Ownership Plan

     MBFSB has an established Employee Stock Ownership Plan. In connection with the acquisition by the Corporation, the 4,500 shares of MBFSB held by the Plan were exchanged for 4,500 shares of the Corporation's stock. Funding for the shares were provided by a loan from an independent lending institution. Such loan is not guaranteed by MBFSB or the Corporation. The Corporation is in the process of converting the Plan from MBFSB to the Corporation. Expenses related to the Plan for 1995 and 1994 were $10,000 and $4,000, respectively.

===========================================  ===================================
No  dealer,  salesperson  or any other
person has been  authorized  to give
any information or to make any repre-                  1,400,000 Shares
sentation in connection with this
offering other than those contained
or incorporated  by reference in this
Prospectus, and if given or made, such
information or representation must not                     [LOGO]
be relied upon as having been so
authorized by the Company or any
Underwriter.  This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy, any                     FIRST MARINER
of these securities in any jurisdiction                     BANCORP
to any person to whom it is unlawful to
make such offer or solicitation in such
jurisdiction.  Neither the delivery of
this Prospectus nor any sale hereunder
shall, under any circumstances, create                   Common Stock
any implication that there has been no
change in the affairs of the Company
since the date hereof or that the
information contained herein is
correct as of any time subsequent
to its date.
                                                         ------------
       TABLE OF CONTENTS                                  PROSPECTUS
                                     Page                ------------
Prospectus Summary                     3
The Company                            6
Risk Factors                           7
Dilution                              12
Use of Proceeds                       12
Dividend Policy                       12
Capitalization                        13
Selected Consolidated Financial Data  14              Ferris, Baker Watts
Management's Discussion and Analysis                     Incorporated
   of Financial Condition and Results
   of Operations                      15
Business                              32
Management                            38
Beneficial Ownership of Shares        44                 _________, 1996
Certain Relationships and
    Related Transactions              45
Description of Securities             46
Supervision and Regulation            50
Shares Eligible for Future Sale       56
Underwriting                          56
Legal Matters                         58
Experts                               58
Additional Information                58

Until , 1997, all dealers effecting
transactions in the registered securities, whether or not participating in this distribution may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===========================================  ===================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The Articles of Incorporation of the Company, as amended (the "Charter"), provides that, among other matters, to the fullest extent permitted by Maryland General Corporation Law as it may be amended from tune to time, current and former directors and officers of the Company, and those persons who serve or have served, at the Company's request, as a director, officer, partner, trustee, employee or agent of another entity or enterprise shall be indemnified against any and all liabilities and expenses incurred in connection with their services in such capacities. Other provisions of the Charter provide that the Company shall advance expenses to its officers and directors and other persons to the same extent it shall indemnify such persons. The indemnification of directors and officers applies to directors and officers who also are employees, in their capacity as employees.

Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the Maryland General Corporation Law as it may be amended from time to time, no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a director or officer, regardless of whether such person is a director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a director or officer except (i) to the extent that it is proved that the director or officer actually received an improper benefit, or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.

The Company maintains directors' and officers' liability insurance in the amount of $3,000,000.


Item 25.  Other Expenses of Issuance and Distribution.

The following is an estimate of expenses payable by the Company in connection with the sale of the securities offered hereby:

        SEC Registration Fee                        $  5,855
        Accounting fees and expenses                  85,000
        Legal fees and expenses                      125,000
        Blue Sky fees and expenses                    15,000
        Printing and engraving                        75,000
        Transfer Agent Fee                             5,000
        Listing Fees                                  13,000
        Miscellaneous                                 46,145
                                                    --------

        Total                                       $370,000
                                                    --------

Item 26.  Recent Sales of Unregistered Securities.

(1) The Company offered and sold, pursuant to a Private Placement Memorandum dated September, 1994, a total of 210,000 shares of Common Stock at a price per share of $10.00. In addition to the Common Stock, investors received warrants exercisable at $10 for 10 years, for each three shares purchased in the offering. A total of 195,000 warrants were issued. The shares were sold to accredited investors as defined by Section 501 (a) of Regulation D ("Accredited Investors") pursuant to a Private Placement Memorandum and to no more that 35 non-accredited investors in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Rule 505 of Regulation D.

(2) The Company offered and sold, pursuant to a Private Placement Memorandum dated May 22, 1995, a total of 500,000 shares of Common Stock at a price per share of $10.00 to Accredited Investors. In addition to the Common Stock, each investor received one warrant exercisable at $10 for 10 years for each three shares purchased in the offering and investors who purchased 25,000 shares received one warrant per share purchased. A total of 416,664 warrants were issued. The Offering was made in reliance upon an exemption from registration under the Securities Act pursuant to Rule 506 of Regulation D.

(3) The Company offered and sold, pursuant to a Limited Offering Memorandum dated August 1, 1995, a total of 500,000 shares of Common Stock at a price per share of $10.00. In addition to the Common Stock, each investor received one warrant, exercisable at $10 for 10 years for each three shares purchased in the offering and investors who purchased 25,000 shares received one warrant per share purchased. A total of 206,659 warrants were issued. The Offering was made in reliance upon an exemption from registration under the Securities Act pursuant to Rule 506 of Regulation D and the shares were sold to Accredited Investors.

          The issuance of the shares described in (1) above were exempt from registration under the Securities Act pursuant to Section 3(b) of the Securities Act as transactions by an issuer under $5,000,000. The issuances of the shares described in (2) and (3) above were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in such issuances represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. No underwriters were involved in such issuances.

(4) As of October 31, 1996, the Company has issued to employees of the Company stock options to purchase an aggregate of 148,500 shares of its Common Stock. Such options at the time of grant had an exercise prices of $10.00 per share. With respect to the grant of stock options, an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act

Item 27.  Exhibits and Financial Statement Schedules.

(a)  Exhibits.

1. Form of Underwriting Agreement between First Mariner Bancorp and Ferris, Baker Watts, Incorporated*
3.1  Amended and Restated Articles of Incorporation of First Mariner Bancorp
3.2  Amended and Restated Bylaws of First Mariner Bancorp
4.1  Form of Warrant
4.2  Form of Common Stock Certificate*
5. Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Common Stock*
10.1 1996 Stock Option Plan of First Mariner Bancorp
10.2 Employment Agreement dated May 1, 1995 between First Mariner Bancorp and First Mariner Bank and George H. Mantakos
10.3 Lease Agreement dated September 1, 1996 between Hale Intermodal Transport Co. and First Mariner Bancorp
10.4 Lease Agreement dated March 1, 1996 between First Mariner Bancorp and Mars Super Markets, Inc.
21.  Subsidiaries of First Mariner Bancorp
23.2 Consent of KPMG Peat Marwick LLP
24. Power of Attorney (included in the signature page of the original filing of the Registration Statement)
-------------------
* To be filed by amendment.

(b)  Financial Statement Schedules.

Schedules have been omitted because they are not applicable or not required or because the required information is included in the consolidated financial statements or notes thereto.


Item 28.  Undertakings.

The undersigned registrant hereby undertakes that:

(1) The registrant will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(2)  The undersigned registrant hereby undertakes that:

     (a) For determining any liability under the Securities Act, the registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

     (b) For determining any liability under the Securities Act, the registrant will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(3)  The undersigned registrant hereby undertakes to:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement.

          (iii)Include any additional or changed material information on the plan of distribution.

     (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in Baltimore, Maryland on November 12, 1996.


                                     FIRST MARINER BANCORP



                                     By:    /s/ Edwin F. Hale, Sr.
                                           Edwin F. Hale, Sr.
                                           Chairman and Chief Executive Officer



                                POWER OF ATTORNEY

         Each of the undersigned, whose signature appears below constitutes and appoints each of Edwin F. Hale, Sr. and George H. Mantakos as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                              Date


/s/ Edwin F. Hale, Sr.                      Chairman and Chief                 ______________, 1996
----------------------------------          Executive Officer
Edwin F. Hale, Sr.                          (Principal executive officer)


/s/ George H. Mantakos                      Director and President             ______________, 1996
----------------------------------
George H. Mantakos


/s/ Kevin M. Healey                         Controller (Principal financial    ______________, 1996
----------------------------------          officer)
Kevin M. Healey


                                      II-6





/s/ Barry B. Bondroff                       Director                           ______________, 1996
----------------------------------
Barry B. Bondroff


/s/ Rose M. Cernak                          Director                           ______________, 1996
----------------------------------
Rose M. Cernak


/s/ Christopher P. D'Anna                   Director                           ______________, 1996
----------------------------------
Christopher P. D'Anna


                                            Director                           ______________, 1996
----------------------------------
Dennis M. Doyle


/s/ Elayne Hettleman                        Director                           ______________, 1996
----------------------------------
Elayne Hettleman


                                            Director                           ______________, 1996
----------------------------------
Bruce H. Hoffman


/s/ Melvin S. Kabik                         Director                           ______________, 1996
----------------------------------
Melvin S. Kabik


/s/ R. Andrew Larkin                        Director                           ______________, 1996
----------------------------------
R. Andrew Larkin


/s/ Jay J.J. Matricciani                    Director                           ______________, 1996
----------------------------------
Jay J.J. Matricciani


/s/ Dennis C. McCoy                         Director                           ______________, 1996
----------------------------------
Dennis C. McCoy


                                            Director                           ______________, 1996
----------------------------------
Margaret D. McManus


/s/ Walter L. McManus, Jr.                  Director                           ______________, 1996
----------------------------------
Walter L. McManus, Jr.




                                      II-7




                                            Director                           _____________, 1996
----------------------------------
John J. Mitcherling


/s/ James P. O'Conor                        Director                           ______________, 1996
----------------------------------
James P. O'Conor


/s/ Kevin B. O'Connor                       Director                           ______________, 1996
----------------------------------
Kevin B. O'Connor


/s/ Governor William Donald Schaefer        Director                           ______________, 1996
----------------------------------
Governor William Donald Schaefer


                                            Director                           ______________, 1996
----------------------------------
Hanan Y. Sibel


/s/ Leonard Stoler                          Director                           ______________, 1996
----------------------------------
Leonard Stoler

                                   Exhibit 3.1

                              FIRST MARINER BANCORP

                      ARTICLES OF AMENDMENT AND RESTATEMENT


         FIRST MARINER BANCORP, a Maryland corporation, having its principal office at 1801 South Clinton Street, Baltimore, Maryland 21224 (hereinafter referred to as the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

         FIRST: The Corporation desires to amend and restate its Charter as currently in effect as hereinafter provided. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Charter of the Corporation as currently in effect.

         SECOND: The Charter of the Corporation is hereby amended by striking in its entirety Articles FIRST through TENTH, inclusive, and by substituting in lieu thereof the following:

         "FIRST: I, Frank C. Bonaventure, Jr., whose post office address is 120 East Baltimore Street, Baltimore, Maryland 21202-1643, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland, as amended.

         SECOND: The name of the corporation (hereinafter, the "Corporation") is

                              First Mariner Bancorp

         THIRD: The Corporation shall be a corporation authorized by Title Two of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

         FOURTH: The purposes for which the Corporation is formed are:

         (1) To acquire, hold, manage and dispose of investments in real and personal property, tangible or intangible, by the use of surplus funds, by the issuance of its own securities in exchange therefor or by other lawful means;

         (2) To acquire complete or partial ownership of other businesses by the acquisition of shares (if incorporated) or otherwise:

         (3) To acquire, own and hold stock and other securities of all types of financial institutions and associations organized under the laws of the

     United States or of any State, and to do anything and everything that may be proper and necessary in connection with owning and holding such stock and securities; and

         (4) To do every other act not inconsistent with applicable law.

         FIFTH: The post office address of the principal office of the Corporation in this State is 1801 South Clinton Street, Baltimore, Maryland 21224. The name and post office address of the Resident Agent of the Corporation in this State are Eugene A. Friedman, 1801 South Clinton Street, Baltimore, Maryland 21224. Said Resident Agent is an individual actually residing in this State.

         SIXTH:   The  total  number  of  shares  of  capital  stock  which  the
     Corporation has authority to issue is twenty million (20,000,000) shares of Common Stock with par value of Five Cents ($.05) per share.

         SEVENTH: (1) The Corporation shall have five (5) directors, and the number of directors may be increased or decreased pursuant to the By-Laws of the Corporation, provided that the number of directors shall never be less than the number required by Section 2402 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

         (2) The Board of Directors shall be divided into three (3) classes, with the term of office of one class expiring each year. Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting.

         (3) The names of the directors of each class, who shall act as the directors until their respective successors shall be duly elected and shall qualify, are as follows:

  Class One               Class Two                       Class Three

  Dennis M. Doyle         Rose M. Cernak                  Edwin F. Hale, Sr.
  Elayne Hettleman        Christopher D'Anna              Barry B. Bondroff
  John J. Mitcherling     George H. Mantakos              Bruce H. Hoffman
  Leonard Stoler          Kevin B. O'Connor               R. Andrew Larkin
  Hanan Y. Sibel          Gov. William Donald Schaefer    Walter L. McManus, Jr.
  Jay J.J. Matricciani    Margaret D. McManus             James P. O'Conor
  Melvin S. Kabik                                         Dennis C. McCoy

         (4) Notwithstanding paragraph (4) of Article EIGHTH, this Article NINTH may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

         EIGHTH: The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and stockholders:

         (1) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

         (2) The Board of Directors may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

         (3) The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights as expressly set forth in the Charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to the same rights as an objecting stockholder in the case of a consolidation, merger, share exchange, or transfer of all, or substantially all, of the assets of the Corporation.

         (4) With respect to:

         (a) the amendment of the Charter of the Corporation; and

         (b) the voluntary or involuntary liquidation dissolution or winding-up of the Corporation;

         such action shall be effective and valid if taken or approved by an affirmative vote of the holders of record of a majority of the shares of capital stock of the Corporation entitled to vote thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law, notwithstanding any provision of law requiring any action to be taken or authorized other than as provided in this Article EIGHTH, paragraph (4).

         The enumeration and definition of a particular power of the Board of Directors included in this Article shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

         NINTH: (1) No proposed transaction resulting in a Business Combination (hereinafter defined) shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the Corporation's Board of Directors, the affirmative vote of the holders of record of a majority of the shares of the capital stock of the Corporation entitled to vote on such matters shall be required.

         (2) Notwithstanding paragraph (4) of Article EIGHTH, this Article NINTH may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the shares of the capital stock of the Corporation entitled to vote thereon.

         (3) "Business Combination" as used herein shall mean any of the following proposed transactions:

         (a) the merger or consolidation of the Corporation or any subsidiary of the Corporation;

         (b) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or

         (c) any offer for the exchange of securities of another entity for the securities of the Corporation.

         TENTH: Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

         ELEVENTH: (1) Directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for money damages. The purpose of this limitation of liability is to limit liability to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events which occurred during the term of office of any director or officer whether or not such director or officer is serving as such at the time of any proceeding in which liability is asserted commences.

         (2) To the maximum extent permitted by Maryland law, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, and shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and may indemnify, to the same extent, persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. The Corporation shall advance expenses to its directors and officers and the other persons referred to above to the extent permitted by Maryland law. This indemnification of directors and officers shall also apply to directors and officers who are also employees, in their capacity as employees. The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of employees and agents to the extent permitted by Maryland law.

         (3) References to Maryland law shall include the Maryland General Corporation Law as from time to time amended. Neither the repeal or amendment of this Article ELEVENTH nor any other amendment to these Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this Article ELEVENTH with respect to any act or omission which shall have occurred prior to such repeal or amendment."

     THIRD: Immediately before and after this amendment, the Corporation had authority to issue 20,000,000 shares of common stock, par value $0.05 per share, constituting an aggregate Par value of $1,000,000.

     FOURTH: At a duly called meeting of the Board of Directors of the Corporation on October 15, 1996, the Board of Directors of the Corporation duly advised the foregoing Articles of Amendment and Restatement, and at a duly called special meeting of the stockholders of the Corporation on __________________ ____, 1996, the stockholders of the Corporation duly approved said Articles of Amendment and Restatement.

         IN WITNESS WHEREOF, FIRST MARINER BANCORP has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this ____ day of ______________, 1996, and its President acknowledges that these Articles of Amendment and Restatement are the act and deed of FIRST MARINER BANCORP, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                               FIRST MARINER BANCORP



_________________________________     By:________________________________(SEAL)
Eugene A. Friedman, Secretary               George H. Mantakos, President

                                   Exhibit 3.2

                              First Mariner Bancorp

                                     BYLAWS
                    (Amended and Restated as of October 1996)

                                    ARTICLE I

                                  Stockholders

     SECTION 1. Annual Meeting. The annual meeting of the stockholders of First Mariner Bancorp (hereafter, the "Corporation") shall be held on a day duly designated by the Board of Directors in May, if not a legal holiday, and if a legal holiday then the next succeeding day not a legal holiday, for the purpose of electing directors to succeed those whose terms shall have expired as of the date of such annual meeting, and for the transaction of such other corporate business as may come before the meeting.

     SECTION 2. Special Meeting. Special meetings of the stockholders may be called at any time for any purpose or purposes by the Chairman of the Board, the President, by a Vice President, or by a majority of the Board of Directors, and shall be called forthwith by the Chairman of the Board, the President, by a Vice President, the Secretary or any director of the Corporation upon the request in writing of the holders of a majority of all the shares outstanding and entitled to vote on the business to be transacted at such meeting. Such request shall state the purpose or purposes of the meeting. Business transacted at all special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of the meeting.

     SECTION 3. Place of Holding Meetings. All meetings of stockholders shall be held at the principal office of the Corporation or elsewhere in the United States as designated by the Board of Directors.

     SECTION 4. Notice of Meeting. Written notice of each meeting of the stockholders shall be mailed, postage prepaid by the Secretary, to each stockholder of record entitled to vote thereat at his post office address, as it appears upon the books of the Corporation, at least ten (10) days before the meeting. Each such notice shall state the place, day, and hour at which the meeting is to be held and, in the case of any special meeting, shall state briefly the purpose or purposes thereof.

     SECTION 5. Quorum. The presence in person or by proxy of the holders of record of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by law, by the Articles of Incorporation or by these By-Laws. If less than a quorum shall be in attendance at the time for which the meeting shall have been called, the meeting may be adjourned from time to time by a majority vote of the stockholders present or represented, without any notice other than by announcement at the meeting, until a quorum shall attend. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted if the meeting had been held as originally called.

     SECTION 6. Conduct of Meetings. Meetings of stockholders shall be presided over by the President of the Corporation or, if he is not present, by a Vice President, or, if none of said officers is present, by a chairman to be elected at the meeting. The Secretary of the Corporation, or if he is not present, any Assistant Secretary shall act as secretary of such meetings; in the absence of the Secretary and any Assistant Secretary, the presiding officer may appoint a person to act as Secretary of the meeting.

     SECTION 7. Voting. At all meetings of stockholders, every stockholder entitled to vote thereat shall have one (1) vote for each share of stock standing in his name on the books of the Corporation on the date for the determination of stockholders entitled to vote at such meeting. Such vote may be either in person or by proxy appointed by an instrument in writing subscribed by such stockholder or his duly authorized attorney, bearing a date not more than three (3) months prior to said meeting, unless said instrument provides for a longer period. Such proxy shall be dated, but need not be sealed, witnessed or acknowledged. All elections shall be had and all questions shall be decided by a majority of the votes cast at a duly constituted meeting, except as otherwise provided by law, in the Articles of Incorporation or by these By-Laws.

     If the chairman of the meeting shall so determine, a vote by ballot may be taken upon any election or matter, and the vote shall be so taken upon the request of the holders of ten percent (10%) of the stock entitled to vote on such election or matter. In either of such events, the proxies and ballots shall be received and be taken in charge and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes, shall be decided by the tellers. Such tellers shall be appointed by the chairman of said meeting.

                                   ARTICLE II

                               Board of Directors

     SECTION 1. General Powers. The property and business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation.

     SECTION 2. Number and Term of Office. The number of directors shall be five or such other number, but not more than twenty-five, as may be designated from time to time by resolution of the majority of the entire Board of Directors. The Board of Directors shall be divided into three (3) classes, with the term of office of one class expiring each year. Directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Each director shall serve until his or her successor shall be elected and shall qualify; provided, however, that a director shall not be eligible to serve after reaching age 75.

     Any director may be removed from office with or without cause by the affirmative vote of the holders of 80% of the capital stock of the Corporation entitled to vote on such matter, at any special meeting of stockholders duly called for such purpose.

     SECTION 3. Filling of Vacancies. Any vacancies in the Board of Directors for any reason, including death, resignation, disqualification, or removal, and any directorships resulting from any increase in the number of directors as provided in these By-Laws, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     SECTION 4. Place of Meeting. The Board of Directors may hold their meetings and have one or more offices, and keep the books of the Corporation, either within or outside the State of Maryland, at such place or places as they may from time to time determine by resolution or by written consent of all the directors. The Board of Directors may hold their meetings by conference telephone or other similar electronic communications equipment in accordance with the provisions of the Maryland Corporation Act.

     SECTION 5. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by resolution of the Board, provided that notice of every resolution of the Board fixing or changing the time or place for the holding of regular meetings of the Board shall be mailed to each director at least three (3) days before the first meeting held pursuant thereto. The annual meeting of the Board of Directors shall be held immediately following the annual stockholders' meeting at which a Board of Directors is elected. Any business may be transacted at any regular meeting of the Board.

     SECTION 6. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman of the Board or the President and must be called by the Chairman of the Board, the President or the Secretary upon written request of a majority of the Board of Directors. The Secretary shall give notice of each special meeting of the Board of Directors, by mailing the same at least three (3) days prior to the meeting or by telegraphing the same at least two (2) days before the meeting, to each director; but such notice may be waived by any director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any special meetings. At any meeting at which every director shall be present, even though without notice, any business may be transacted and any director may in writing waive notice of the time, place and objectives of any special meeting.

     SECTION 7. Quorum. A majority of the whole number of directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors, but, if at any meeting less than a quorum shall be present, a majority of those present may adjourn the meeting from time to time, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or by the Articles of Incorporation or by these By-Laws.

     SECTION 8. Action by Directors. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

     SECTION 9. Compensation of Directors. Directors shall not receive any stated salary for their services as such, but each director shall be entitled to receive from the Corporation reimbursement of the expenses incurred by him in attending any regular or special meeting of the Board, and, by resolution of the Board of Directors, a fixed sum may also be allowed for attendance at each regular or special meeting of the Board and such reimbursement and compensation shall be payable whether or not a meeting is adjourned because of the absence of a quorum. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     SECTION 10. Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such names as may be determined from time to time by resolution adopted by the Board of Directors.


                                   ARTICLE III

                                    Officers

     SECTION 1. Election, Tenure and Compensation. The officers of the Corporation shall be a President, a Secretary, and a Treasurer, and also such other officers including a Chairman of the Board and/or one or more Vice Presidents and/or one or more assistants to the foregoing officers as the Board of Directors from time to time may consider necessary for the proper conduct of the business of the Corporation. The officers shall be elected annually by the

Board of Directors at its first meeting following the annual meeting of the stockholders except where a longer term is expressly provided in an employment contract duly authorized and approved by the Board of Directors. The President and Chairman of the Board shall be directors and the other officers may, but need not be, directors. Any two or more of the above offices, except those of President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these By-Laws to be executed, acknowledged or verified by any two or more officers. The compensation or salary paid all officers of the Corporation shall be fixed by resolutions adopted by the Board of Directors.

     In the event that any office other than an office required by law, shall not be filled by the Board of Directors, or, once filled, subsequently becomes vacant, then such office and all references thereto in these By-Laws shall be deemed inoperative unless and until such office is filled in accordance with the provisions of these By-Laws.

     Except where otherwise expressly provided in a contract duly authorized by the Board of Directors, all officers and agents of the Corporation shall be subject to removal at any time by the affirmative vote of a majority of the whole Board of Directors, and all officers, agents, and employees shall hold office at the discretion of the Board of Directors or of the officers appointing them.

     SECTION 2. Powers and Duties of the Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors unless the Board of Directors shall be a majority vote of a quorum thereof elect a chairman other than the Chairman of the Board to preside at meetings of the Board of Directors. He may sign and execute all authorized bonds, contracts or other obligations in the name of the Corporation; and he shall be ex-officio a member of all standing committees.

     SECTION 3. Powers and Duties of the President. The President shall be the chief executive officer of the Corporation and shall have general charge and control of all its business affairs and properties. He shall preside at all meetings of the stockholders.

     The President may sign and execute all authorized bonds, contracts or other obligations in the name of the Corporation. He shall have the general powers and duties of supervision and management usually vested in the office of president of a corporation. The President shall be ex-officio a member of all the standing committees. He shall do and perform such other duties as may, from time to time, be assigned to him by the Board of Directors.

     In the event that the Board of Directors does not take affirmative action to fill the office of Chairman of the Board, the President shall assume and perform all powers and duties given to the Chairman of the Board by these By-Laws.

     SECTION 4. Powers and Duties of the Vice President. The Board of Directors shall appoint a Vice President and may appoint more than one Vice President. Any Vice President (unless otherwise provided by resolution of the Board of Directors) may sign and execute all authorized bonds, contracts, or other obligations in the name of the Corporation. Each Vice President shall have such other powers and shall perform such other duties as may be assigned to him by the Board of Directors or by the President. In case of the absence or disability of the President, the duties of that office shall be performed by any Vice President, and the taking of any action by any such Vice President in place of the President shall be conclusive evidence of the absence or disability of the President.

     SECTION 5. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these By-Laws, and in case of his absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the President, or by the directors or stockholders upon whose written request the meeting is called as provided in these By-Laws. The Secretary shall record all the proceedings of the meetings of the stockholders and of the directors in books provided for that purpose, and he shall perform such other duties as may be assigned to him by the directors or the President. He shall have custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors or the President, and attest to the same. In general, the Secretary shall perform all the duties generally incident to the office of Secretary, subject to the control of the Board of Directors and the President.

     SECTION 6. Treasurer. The Treasurer shall have custody of all the funds and securities of the Corporation, and he shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors.

     The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements. He shall render to the President and the Board of Directors, whenever either of them so requests, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

     The Treasurer shall give the Corporation a bond, if required by the Board of Directors, in a sum, and with one or more sureties, satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the Corporation in case of his death, resignation, retirement or removal from office of all books, papers, vouchers, moneys, and other properties of whatever kind in his possession or under his control belonging to the Corporation.

     The Treasurer shall perform all the duties generally incident to the office of the Treasurer, subject to the control of the Board of Directors and the President.

     SECTION 7. Assistant Secretary. The Board of Directors may appoint an Assistant Secretary or more than one Assistant Secretary. Each Assistant
Secretary shall (except as otherwise provided by resolution of the Board of Directors) have power to perform all duties of the Secretary in the absence or disability of the Secretary and shall have such other powers and shall perform such other duties as may be assigned to him by the Board of Directors or the President. In case of the absence or disability of the Secretary, the duties of the office shall be performed by any Assistant Secretary, and the taking of any action by any such Assistant secretary in place of the Secretary shall be conclusive evidence of the absence or disability of the Secretary.

     SECTION 8. Assistant Treasurer. The Board of Directors may appoint an Assistant Treasurer or more than one Assistant Treasurer. Each Assistant
Treasurer shall (except as otherwise provided by resolution of the Board of Directors) have power to perform all duties of the Treasurer in the absence or disability of the Treasurer and shall have such other powers and shall perform such other duties as may be assigned to him by the Board of Directors or the President. In case of the absence or disability of the Treasurer, the duties of the office shall be performed by any Assistant Treasurer, and the taking of any action by any such Assistant Treasurer in place of me Treasurer shall be conclusive evidence of me absence or disability of the Treasurer.


                                   ARTICLE IV

                                  Capital Stock

     SECTION 1. Issuance of Certificates of Stock. The certificates for shares of the stock of the Corporation shall be of such form not inconsistent with the Articles of Incorporation, or its amendments, as shall be approved by me Board of Directors. All certificates shall be signed by the President or by the Vice President and countersigned by the Secretary or by an Assistant Secretary. All certificates for each class of stock shall be consecutively numbered. The name of the person owning the shares issued and the address of me holder, shall be entered in me Corporation's books. All certificates surrendered to me Corporation for transfer shall be canceled and no new certificates representing the same number of shares shall be issued until the former certificate or certificates for the same number of shares shall have been so surrendered, and canceled, unless a certificate of stock be lost or destroyed, in which event another may be issued in its stead upon proof of such loss or destruction and unless waived by the President, the giving of a satisfactory bond of indemnity not exceeding an amount double the value of the stock. Both such proof and such bond shall be in a form approved by the general counsel of the Corporation and by the Transfer Agent of the Corporation and by the Register of the stock.

     SECTION 2. Transfer of Shares. Shares of the capital stock of the Corporation shall be transferred on the books of the Corporation only by the holder thereof in person or by his attorney upon surrender and cancellation of certificates for a like number of shares as hereinbefore provided.

     SECTION 3. Registered Stockholders. The Corporation shall entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Maryland.

     SECTION 4. Record Date and Closing of Transfer Books. The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be more than ninety (90) days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than twenty (20) days; and, in the case of a meeting of stockholders, the record date of the closing of the transfer books shall be at least ten (10) days before the date of such meeting.


                                    ARTICLE V

                                 Corporate Seal

     SECTION 1. Seal. In the event that the President shall direct the Secretary to obtain a corporate seal, the corporate seal shall be circular in form and shall have inscribed thereon the name of the Corporation, the year of its organization and the word "Maryland." Duplicate copies of the corporate seal may be provided for use in the different offices of the Corporation but each copy thereof shall be in the custody of the Secretary of the Corporation or of an Assistant Secretary of the Corporation nominated by the Secretary.


                                   ARTICLE VI

                             Bank Accounts and Loans

     SECTION 1. Bank Accounts. Such officers or agents of the Corporation as from time to time shall be designated by the Board of Directors shall have authority to deposit any funds of the Corporation in such banks or trust companies as shall from time to time be designated by the Board of Directors and such officers or agents as from time to time shall be authorized by the Board of Directors may withdraw any or all of the funds of the Corporation so deposited in any such bank or trust company, upon checks, drafts or other instruments or orders for the payment of money drawn against the account or in the name or behalf of this Corporation, and made or signed by such officers or agents; and each bank or trust company with which funds of the Corporation are so deposited is authorized to accept, honor, cash and pay, without limit as to amount, all checks, drafts or other instruments or orders for the payment of money, when drawn, made or signed by officers or agents so designated by the Board of Directors until written notice of the revocation of the authority of such officers or agents by the Board of Directors shall have been received by such bank or trust company. There shall from time to time be certified to the banks or trust companies in which funds of the Corporation are deposited, the signature of the officers or agents of the Corporation so authorized to draw against the same. In the event that the Board of Directors shall fail to designate the persons by whom checks, drafts and other instruments or orders for the payment of money shall be signed, as hereinabove provided in this Section, all of such checks, drafts and other instruments or orders for the payment of money shall be signed by the President or a Vice President and countersigned by the Secretary or Treasurer or an Assistant Secretary or an Assistant Treasurer of the Corporation.

     SECTION 2. Loans. Such officers or agents of this Corporation as from time to time shall be designated by the Board of Directors shall have authority to effect loans, advances or other forms of credit at any time or times for the Corporation from such banks, trust companies, institutions, corporations, firms or persons as the Board of Directors shall from time to time designate, and as security for the repayment of such loans, advances, or other forms of credit to assign, transfer, endorse and deliver, either originally or in addition or substitution, any or all stocks, bonds, rights and interests of any kind in or to stocks or bonds, certificates of such rights or interests, deposits, accounts, documents covering merchandise, bills and accounts receivable and other commercial paper and evidences of debt at any time held by the
Corporation; and for such loans, advances or other forms of credit to make, execute and deliver one or more notes, acceptances or written obligations of the Corporation on such terms, and with such provisions as the security or sale or disposition thereof as such officers or agents shall deem proper; and also to sell to, or discount or rediscount with, such banks, trust companies, institutions, corporations, firms or persons any and all commercial paper, bills receivable, acceptances and other instruments and evidences of debt at any time held by the Corporation, and to that end to endorse, transfer and deliver the same. There shall from time to time be certified to each bank, trust company, institution, corporation, firm or person so designated the signatures of the officers or agents so authorized; and each such bank, trust company, institution, corporation, firm or person is authorized to rely upon such certification until written notice of the revocation by the Board of Directors of the authority of such officers or agents shall be delivered to such bank, trust company, institution, corporation, firm or person.

                                   ARTICLE VII

                                 Reimbursements

     Any payments made to an officer or other employee of the Corporation, such as salary, commission, interest or rent, or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer or other employee of the Corporation to the full extent of such disallowance. It shall be the duty of the Directors, as a Board, to enforce payment of each such amount disallowed. In lieu of payment by the officer or other employees subject to the determination of the Directors, proportionate amounts may be withheld from his future compensation payments until the amount owned to the Corporation has been recovered.


                                  ARTICLE VIII

                            Miscellaneous Provisions

     SECTION 1. Fiscal Year. The fiscal year of the Corporation shall end on the last day of December.

     SECTION 2. Notices. Whenever under the provisions of these By-Laws notice is required to be given to any director, officer or stockholder, it shall not be construed to mean personal notice, but such notice shall be given in writing, by mail, by depositing the same in a post office or letter box in a postpaid sealed wrapper addressed to each stockholder, officer or director at such address as appears on the books of the Corporation, or in default of any other address, to such director, officer or stockholder, at the general post office in Baltimore County, Maryland, and such notice shall be deemed to be given at the time the same shall be thus mailed. Any stockholder, director or officer may waive any notice required to be given under these By-Laws.


                                   ARTICLE IX

                                   Amendments

     SECTION 1. Amendment of By-Laws. The Board of Directors shall have the power and authority to amend, alter or repeal these By-Laws or any provision thereof, and may from time to time make additional By-Laws.

                                 Exhibit 4.1

   THIS WARRANT AND THE SHARES OF COMPANY STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER EITHER THE
   SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS") AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF COUNSEL AND/OR SUBMISSION TO THE COMPANY OF SUCH EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL TO THE COMPANY, IN EACH SUCH CASE, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE ACT AND THE STATE ACTS.


                                    WARRANT*

                            TO PURCHASE ------ SHARES
                                 OF COMMON STOCK
                                       OF
                              FIRST MARINER BANCORP
                            (a Maryland Corporation)

                     Not Transferable Or Exercisable Except
                        Upon Conditions Herein Specified

                          Void after 5:00 O'Clock P.M.,
                   Baltimore, Maryland Time, on August 1, 2005


                  FIRST MARINER BANCORP, a Maryland  corporation (the "Company")
hereby           certifies           that           ,          or           such
--------------------------------------------------------------------------------
holder's registered successors and permitted assigns, registered on the books of the Company maintained for such purposes as the registered holder hereof (the "Holder"), for value received, is entitled to purchase from the Company the number of fully paid and non-assessable shares of Common Stock of the Company, par value $.05 per share (the "Shares") stated above at the purchase price of $10.00 per Share (the "Exercise Price") (the number of Shares and Exercise Price being subject to adjustment as hereinafter provided) upon the terms and conditions herein provided.

                  1) EXERCISE OF WARRANTS. (i) Subject to subsection (b) of this
Section 1, upon presentation and surrender of this Warrant Certificate, with the attached Purchase Form duly executed, at the principal office of the Company at 1801 South Clinton Street, Baltimore, -------- * Exchanged for Warrant dated , issued to

Maryland 21224, or at such other place as the Company may designate by notice to the Holder hereof, together with a check payable to the order of the Company in the amount of the Exercise Price times the number of Shares being purchased, the Company shall deliver to the Holder hereof, as promptly as practicable, certificates representing the Shares being purchased. This Warrant may be exercised in whole or in part; and, in case of exercise hereof in part only, the Company, upon surrender hereof, will deliver to the Holder a new Warrant Certificate or Warrant Certificates of like tenor entitling the Holder to purchase the number of Shares as to which this Warrant has not been exercised.

                  (ii) This Warrant may be exercised in whole or in part at any time on and after August 1, 1995.

                  2) RIGHTS AND OBLIGATIONS OF WARRANT HOLDER. (i) The Holder of this Warrant Certificate shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, in the event that any certificate representing the Shares is issued to the Holder hereof upon exercise of this Warrant, such Holder shall, for all purposes, be deemed to have become the holder of record of such Shares on the date on which this Warrant Certificate, together with a duly executed Purchase Form, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such Share certificate. The rights of the Holder of this Warrant are limited to those expressed herein and the Holder of this Warrant, by its acceptance hereof, consents to and agrees to be bound by and to comply with all the provisions of this Warrant Certificate, including, without limitation, all the obligations imposed upon the Holder hereof by Section 4 hereof. In addition, the Holder of this Warrant Certificate, by accepting the same, agrees that the Company may deem and treat the person in whose name this Warrant Certificate is registered on the books of the Company maintained for such purpose as the absolute, true and lawful owner for all purposes whatsoever, notwithstanding any notation of ownership or other writing thereon, and the Company shall not be affected by any notice to the contrary.

              (ii) No Holder of this Warrant Certificate, as such, shall be entitled to vote or receive dividends or to be deemed the holder of Shares for any purpose, nor shall anything contained in this Warrant Certificate be construed to confer upon any Holder of this Warrant Certificate, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any action by the Company receive dividends, subscription rights, or otherwise, until this Warrant shall have been exercised and the Shares purchasable upon the exercise thereof shall have become deliverable as provided herein; provided, however, that any such exercise on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for those Shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open, and the Warrant Certificate surrendered shall not be deemed to have been exercised, in whole or in part as the case may be, until the next succeeding day on which stock transfer books are open for the purpose of determining entitlement to dividends on the Company's common stock.

                  3) SHARES UNDERLYING WARRANTS. The Company covenants and agrees that all Shares delivered upon the exercise of this Warrant shall, upon delivery and payment therefor, be duly and validly authorized and issued, fully-paid and non-assessable, and free from all stamptaxes, liens and charges with respect to the purchase thereof.

                  4) DISPOSITION OF WARRANTS OR SHARES. The Holder of this Warrant Certificate and any transferee hereof or of the Shares issuable upon the exercise of the Warrant, by their acceptance hereof, each hereby (i) represents and warrants that this Warrant and the Shares issuable upon exercise thereof are being acquired for investment for the account of the holder and with no intent to sell, transfer or subdivide such Warrant or Shares, and (ii) understands and agrees that the Warrant, and the Shares issuable upon the exercise hereof, have not been and will not be registered under either the Securities Act of 1933 (the "Act") or applicable State Securities Laws (the "State Acts") and shall not be sold, pledged, hypothecated, donated or otherwise transferred (whether or not for consideration) except upon the issuance to the Company of a favorable opinion of counsel and/or for submission to the Company of such evidence as may be satisfactory to counsel to the Company, in each such case, to the effect that any such transfer shall not be in violation of the Act and the State Acts. It shall be a condition to the transfer of this Warrant that any transferee thereof deliver to the Company its written agreement to accept and be bound by all of the terms and conditions of this Warrant Certificate.

                  5) ADJUSTMENTS. The number of Shares purchasable upon the exercise of each Warrant is subject to adjustment from time to time upon the occurrence of any of the events enumerated below.

                           (i)      In case the Company shall:  (i) pay a
dividend in shares of its Common Stock, (ii) subdivide outstanding shares of its Common Stock into a greater number of shares, (iii) combine outstanding shares of its Common Stock into a smaller number of shares or (iv) issue by reclassification of shares of its Common Stock, any shares of its capital stock, the amount of shares purchasable upon the exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive upon exercise of the Warrant that number of shares which such Holder would have owned or would have been entitled to receive after the happening of such event had such Holder exercised the Warrant immediately prior to the record date, in the case of such dividend, or the effective date, in the case of any such subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (a) shall be made whenever any of such events shall occur, but shall become effective retroactively after such record date or such effective date, as the case may be, as to Warrants exercised between such record date or effective date and the date of happening of any such event.

                           (ii)     Whenever the number of Shares purchasable
hereunder is adjusted as herein provided, the Company shall cause to be mailed to the Holder in accordance with the provisions of this Section 5 a notice (i) stating that the number of Shares purchasable upon exercise of this Warrant have been adjusted, (ii) setting forth the adjusted number of Shares purchasable upon the exercise of the Warrant and (iii) showing in reasonable detail the computations and the facts, including the amount of consideration received or deemed to have been received by the Company, upon which such adjustments are based.

                  6) FRACTIONAL SHARES. The Company shall not be required to issue any fraction of a Share upon the exercise of Warrants. If more than one Warrant shall be surrendered for exercise at one time by the same Holder, the number of full Shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of Shares with respect to which this Warrant is exercised. If any fractional interest in a Share shall be deliverable upon the exercise of this Warrant, the Company shall make an adjustment therefor and pay to the Holder in cash an amount equal to such fraction multiplied by the fair market value of the Shares on the business day next preceding the day of exercise, as determined by the Company's Board of Directors in its sole discretion.

                  7) LOSS OR DESTRUCTION. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement or bond satisfactory in form, substance and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Warrant Certificate, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant Certificate of like tenor.

                  8) SURVIVAL. The various rights and obligations of the Holder hereof as set forth herein shall survive the exercise of the Warrant represented hereby and the surrender of this Warrant Certificate.

                  9) NOTICES. Whenever any notice, payment of any purchase price, or other communication is required to be given or delivered under the terms of this Warrant, it shall be in writing and delivered by hand delivery or United States registered or certified mail, return receipt requested, postage prepaid, and will be deemed to have been given or delivered on the date such notice, purchase price or other communication is so delivered or posted, as the case may be; and, if to the Company, it will be addressed to the address specified in Section 1 hereof, and if to the Holder, it will be addressed to the registered Holder at his address as it appears on the books of the Company.

                  IN WITNESS WHEREOF, First Mariner Bancorp has caused this Warrant Certificate to be executed on its behalf as of this ____ day of
_______________.

ATTEST:                                    FIRST MARINER BANCORP


By:                                        By:                            (SEAL)
   ----------------------------------         ----------------------------------
   Eugene A. Friedman, Secretary              Edwin F. Hale, Sr., Chairman

                                  PURCHASE FORM


TO:      FIRST MARINER BANCORP

                  The  undersigned  hereby  irrevocably  elects to exercise  the attached Warrant to the extent of  ..............shares of the Common Stock, par value $.05 per share,  of FIRST  MARINER  BANCORP  and hereby  makes  payment of
$...............  in accordance  with the provisions of Section 1 of the Warrant
Certificate in payment of the purchase price thereof.

                           INSTRUCTIONS FOR REGISTRATION OF STOCK
                           UPON THE STOCK LEDGER OF THE COMPANY

Name: ..........................................................................
                  (Please typewrite or print in block letters)

Address:          ..............................................................
                  ..............................................................



Signature



Name



Date

                                  Exhibit 10.1

                              FIRST MARINER BANCORP

                             1996 STOCK OPTION PLAN
                        (Amended as of October 31, 1996)

         First Mariner Bancorp (the "Corporation") sets forth herein the terms of this 1996 Stock Option Plan (the "Plan") as follows:

1.       Purpose.

         The Plan is intended to advance the interests of the Corporation by providing eligible individuals (as designated pursuant to Section 4 below) with an opportunity to acquire or increase a proprietary interest in the Corporation, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Corporation and its subsidiaries, and will encourage such eligible individuals to remain in the employ of service of the Corporation or that of one or more of its subsidiaries. Each stock option granted under the Plan (an "Option") is intended to be an "incentive stock option" ("Incentive Stock Option") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the corresponding provision of any subsequently enacted tax statute (the "Code"), except (i) to the extent that any such Option would exceed limitations set forth in Section 7 below; (ii) for Options specifically designated at the time of grant as not being Incentive Stock Options; and (iii) for Options granted to directors of the Corporation who are not officers or other salaried employees of the Corporation or any "subsidiary corporation" (a "Subsidiary") thereof within the meaning of Section 424(f) of the Code
("Non-Employee Directors") or to directors of a Subsidiary who are not Non-Employee Directors and who are not officers or employees of the Corporation or any Subsidiary ("Subsidiary Directors").

2.        Administration.

         (a) Committee. The Board of Directors of the Corporation (the "Board") shall appoint a compensation committee (the "Committee") in accordance with the By-Laws of the administration of the Plan as the Board shall determine, consistent with the Articles of Incorporation and By-Laws of the Corporation and applicable law. The Board may remove members, add members, and fill vacancies on the Committee from time to time, all in accordance with the Corporation's Articles of Incorporation and By-Laws, and with applicable law. The majority vote of the Committee, or acts reduced to or approval in writing by a majority of the members of the Committee, shall be valid acts of the Committee.

         (b) Administration. The Plan shall be administered by the Committee which shall have full power and authority to take all actions, and to make all determinations required or provided for under the Plan or any Option granted or Option Agreement (as defined in Section 8 below) entered into hereunder and all such actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Committee to be necessary or appropriate to the administration of the Plan or any Option granted or Option Agreement entered into hereunder. The interpretation and construction by the Committee of any provision of the Plan or of any Option granted or Option Agreement entered into hereunder shall be final and conclusive. The Committee shall cause a copy of the this Plan to be delivered to each participant in the Plan.

         (c) No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted or Option Agreement entered into hereunder.

         (d) Delegation to the Committee. In the event that the Plan or any Option granted or Option Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in Section 2(a) above. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final and conclusive.

3.        Stock.

         The stock that may be issued pursuant to Options granted under the Plan shall be shares of Common Stock, par value $.05 per share, of the Corporation (the "Stock"), which shares may be authorized but unissued shares or shares that may be purchased by the Corporation in the open market or in private transactions. The number of shares of Stock that may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate 190,000 shares, which number of shares is subject to adjustment as hereinafter provided in
Section 17 below. If any Option expires, terminates, or is terminated or canceled for any reason prior to exercise in full, the shares of Stock that were subject to the unexercised portion of such Option shall be available for future Options granted under the Plan.

4.       Eligibility.

         (a) Employee and Subsidiary Directors. Options may be granted under the Plan to any full-time employee of the Corporation or any Subsidiary (including any such employee who is an office or director of the Corporation or any Subsidiary) or to any Subsidiary Director as the Committee shall determine and designate from time to time prior to expiration or termination of the Plan. For this purpose, a full-time employee is one who is customarily employed at least 1,000 hours per year.

         (b) Non-Employee Directors. Each Non-Employee Director who is serving on the Board on the Effective Date (as defined in Section 5(a) hereof) shall be granted an Option on the Effective Date to purchase 100 shares of the Stock for each Board of Directors meeting attended by such person from and after November 21, 1995 through and including the Effective Date. Thereafter, each Non-Employee Director shall be granted as Option as of the date of his or her attendance at a meeting of the Board of Directors of the Corporation to purchase 100 shares of the Stock. Each Option granted to a Non-Employee Director shall be granted at an Option Price equal to the greater of par value or 100 percent of the fair market value of a share of Stock on the date of grant (determined under Section 9 below) and upon the other terms and conditions specified in the Plan. Except as provided in this Section 4(b), no Non-Employee Director shall be eligible to be granted Options under this Plan.

         An  individual  may  hold  more  than  one  Option,   subject  to  such
restrictions as are provided herein.

5.        Effective Date and Term of the Plan.

         (a) Effective Date. The Plan shall be effective as of January 16, 1996 (the "Effective Date"). the date of adoption by the Board.

         (b) Term. The Plan shall terminate on the 10th anniversary of the Effective Date.

6.       Grant of Options.

         Subject to the terms and conditions of the Plan, the Committee may, at any time and from time to time, prior to the date of termination of the Plan, grant to such eligible individuals as the Committee may determine ("Optionees"), Options to purchase such number of shares of the Stock on such terms and conditions as the Committee may determine, including any terms or conditions which may be necessary to qualify such Options as Incentive Stock Options under
Section 422 of the Code. The date on which the Committee approves the grant of an Option shall be considered the date on which such Option is granted.

7.       Limitation on Options Received in Calendar Year.

         An Option (other than an Option described in exception (ii) or (iii) of Section 1) shall constitute an Incentive Stock Option to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other plans of the Optionee's employer corporation and its parent and subsidiary corporations within the meaning of Section 422(d) of the Code) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.       Option Agreements.

         All Options granted pursuant to the Plan shall be evidenced by written agreements ("Option Agreements"), to be executed by the Corporation and by the Optionee, in such form or forms as the Committee shall from time to time determine. Option Agreements covering Options granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Option Agreements shall comply with all terms of the Plan.

9.       Option Price.

         The purchase price of each share of the Stock subject to an Option (the "Option Price") shall be fixed by the Committee and stated in each Option Agreement; provided, however, that the purchase price of any Option intended to be an Incentive Stock Option shall be not less than the greater of par value or 100% of the fair market value of a share of the Stock on the date the Option is granted (as determined in good faith by the Committee); provided further, that in the event the Optionee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10 percent), the Option Price of an Option which is intended to be an Incentive Stock Option shall be not less than the greater of par value or 110 percent of the fair market value of a share of Stock at the time such Option is granted. In the event that the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the National Association or Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, in determining the fair market value of the Stock, the Committee shall use the closing price of the Stock on such exchange or System or in such market (the highest such closing price if there is more than one such exchange or market) on the trading date immediately before the Option is granted (or, if there is no such closing price, then the Committee shall use the mean between the highest bid and the lowest asked prices or between the high and low priced on such date), or, if no sale of the Stock has been made on such day, on the next preceding day on which any such sale have been made.

10.      Term and Exercise of Options.

         (a) Term. Each Option granted under the Plan shall terminate, and all rights to purchase shares thereunder shall cease upon the expiration of ten years from the date such Option is granted, or, with respect to Options granted to persons other than Non-Employee Directors, on such date prior thereto as may be fixed by the Committee and stated in the Option Agreement relating to such Option; provided, however, that in the event the Optionee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of
Section 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10 percent), an Option granted to such Optionee which is intended to be an Incentive Stock Option shall in no event be exercisable after the expiration of five years from the date it is granted.

         (b) Option Period and Limitations on Exercise. Except as otherwise provided in an Option Agreement, each Option granted shall be exercise in whole or in part at any time after the date of grant. Notwithstanding the foregoing, the Committee, subject to the terms and conditions of the Plan, may in its sole discretion provide other time periods during which an Option may be exercised in whole or in part while such Option is outstanding. Any limitation on the exercise of an Option may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the date of grant of such Option, so as to accelerate the time at which the Option may be exercised.

         (c) Method of Exercise. An Option that is exercisable hereunder may be exercised by delivery to the Corporation on any business day, at its principal office, addressed to the attention of the Committee, of written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of 100 shares of the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) through the tender to the Corporation of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in the manner described in Section 9 above) on the date of exercise; (iii) through the tender to the Corporation of Options, to the extent of the difference between the Option Price and the fair market value of the shares of Stock subject to such Option (determined in the manner described in Section 9 above) on the exercise date; or (iv) by combination of the methods described in (i), (ii) and (iii) above. Payment in full of the Option Price need not accompany the written notice of exercise provided the notice of exercise directs that the Stock certificate or certificates for the shares for which the Option is exercised be delivered to a licensed broker applicable to the Corporation as the agent for the individual exercising the Option and, at the time such Stock certificate or certificates are delivered, the broker tenders to the Corporation cash (or cash equivalents acceptable to the Corporation) equal to the Option Price for the shares of Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and/or the taxes which the Corporation may, in its judgment, be required to withhold with respect to the exercise of the Option. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Promptly after the exercise of an Option and the payment in full of the Option Price of the shares of Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a Stock certificate or certificates evidencing his ownership of such shares; provided however, that the Corporation shall have the right to withhold and deduct from the number of shares of Stock deliverable upon exercise of an Option, a number of shares having an aggregate fair market value (determined in the manner described in Section 9 above) equal to the amount of any taxes and other charges the Corporation or any Subsidiary is obligated to withhold or deduct from amounts payable to such individual. A separate Stock certificate or certificates shall be issued for any shares purchased pursuant to the exercise of an Option which is an Incentive Stock Option, which certificate or certificates shall not include any shares which were purchased pursuant to the exercise of an Option which is not an Incentive Stock Option. An individual holding or exercising an Option shall have none of the rights of a shareholder until the shares of Stock covered thereby are fully paid and issued to him and, except as provided in Section 17 below, no adjustment shall be made for dividends or other rights, if any, for which the record date is prior to the date of such issuance.

11.      Transferability of Options.

         During the lifetime of an Optionee to whom an Option is granted, only such Optionee (or, in the event of legal incapacity or incompetency, the Optionee's guardian or legal representative) may exercise the Option. No Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of the descent and distribution.

12.      Termination of Service or Employment.

         (a) Employees and Subsidiary Directors. Upon the termination of the employment of service of an Optionee (other than a Non-Employee Director) with the Corporation or a Subsidiary, other than by reason of (i) the death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Optionee, or (ii) the dismissal of such Optionee for dishonesty or commission of a crime or for any reason constituting "cause" under the terms of an employment agreement, if any, between the Optionee and the Corporation or a Subsidiary, any Option granted pursuant to the Plan shall terminate three months after the date of such termination of employment or service, unless earlier terminated pursuant to Section 10(a) above, and such Optionee shall have no further right to purchase shares of Stock pursuant to such Option; provided, however, that the Committee may purchase shares of Stock pursuant to such Option; provided, however, that the Committee may provide, by inclusion of appropriate language in an Option Agreement, that an Optionee may (subject to the general limitations on exercise set forth in Section lO(b) above), in the event of termination of employment or service of the Optionee with the Corporation or a Subsidiary, exercise an Option, in whole or in part, at any time subsequent to such termination of employment or service and prior to termination of the Option as provided in Section 10(a) above either subject to or without regard to any installment limitation on exercise imposed pursuant to
Section 10(b)above. Whether a leave of absence or leave on military or government services shall constitute a termination of employment or service for purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment or service with the Corporation or a Subsidiary shall not be deemed to occur if immediately thereafter the Optionee is employed with the Corporation or any Subsidiary or is serving as a Subsidiary Director.

         (b) Non-Employee Directors. Any Option granted to a Non-Employee Director shall terminate upon the expiration of three months following the date on which the Non-Employee Director ceases to be a member of the Board other than because of death or "permanent and total disability" as defined above, or, if earlier, upon the expiration of ten years after grant of the Option.

13.      Rights in the Event of Death or Disability.

         (a) Death of an Employee or Subsidiary Director. If an Optionee (other than a Non-Employee Director) dies while employed by the Corporation or a Subsidiary or while serving as a Subsidiary Director, the executors or administrators or legatees or distributees of such Optionee's estate shall have the right (subject to the general limitations on exercise set forth in Section 10(b) above), at any time within one year after the date of such Optionee's death and prior to termination of the Option as provided in Section 10(a) above, the exercise any Option held by such Optionee at the date of such Optionee's death, whether or not such Option was exercisable immediately prior to such Optionee's death; provided, however, that the Committee may provide, by inclusion of appropriate language in an Option Agreement, that, in the event of the death of the Optionee, the executors or administrators or legatees or distributees of such Optionee's estate may exercise an Option (subject to the general limitations on exercise set forth in Section 10(b) above), in whole or in part, at any time subsequent to such Optionee's death and prior to termination of the Option as provided in Section 10(a) above, either subject to or without regard to any installment limitation on exercise imposed pursuant to Section 1 0(b)(i) above.

         (b) Disability of an Employee or Subsidiary Director. If an Optionee (other than a Non-Employee Director) terminates employment or service with the Corporation or a Subsidiary by reason of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Optionee, then such Optionee shall have the right (subject to the general limitations on exercise set forth in Section 10(b) above), at any time within one year after such termination of employment or service and prior to termination of the Option as provided in Section 10(a) above, to exercise, in whole or in part, any Option held by such Optionee at the date of such termination of employment or service, whether or not such Option was exercisable immediately prior to such termination of employment or service; provided, however, that the Committee may provide, by inclusion of appropriate language in the Option Agreement, that the Optionee may (subject to the general limitations on exercise set forth in Section 10(b) above), in the event of the termination of employment or service of the Optionee with the Corporation or a Subsidiary by reason of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Optionee, exercise an Option, in whole or in part, at any time subsequent to such termination of employment or service and prior to termination of the Option as provided in Section 1 0(a) above, either subject to or without regard to any installment limitation on exercise imposed pursuant to Section 10(b) above. Whether a termination of employment or service is to be considered by reason of "permanent and total disability" for purposed of this Plan shall be determined by the Committee, which determination shall be final and conclusive.

         (c) Death or Disability of a Non-Employee Director. Any Option granted to a Non-Employee Director shall terminate upon the expiration of one year following the date on which the Non-Employee Director ceases to be a member of the Board by reason of death or "permanent and total disability" as defined above or, if earlier, upon the expiration of ten years following grant of the Option.

14.      Use of Proceeds.

         The proceeds received by the Corporation from the sale of Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.

15.      Requirements of Law.

         (a) Violations of Law. The Corporation shall not be required to sell or issue any shares of stock under any Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or the Corporation of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. Specifically in connection with the Securities Act of 1933 (as now in effect with respect to the shares of any Option), unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Option, the Corporation shall not be required to sell or issue such shares unless the Corporation has received evidence satisfactory to it that the holder of such Option may acquire such shares pursuant to an exemption from registration under such Act, and the shares of Stock to be issued upon the exercise of all or any portion of any Option granted under the Plan shall be issued on the exercise of all or any portion of any Option granted under the Plan shall be issued on the condition that the Optionee represents that the purchase of Stock upon such exercise shall be for investment purposes and not with a view to resale, distribution, offering, transferring, mortgaging, pledging, hypothecating or otherwise disposing of any such Stock under the circumstances which would constitute a public offering or distribution under the Securities Act of 1993 or the securities laws of any state. No shares of Stock shall be issued upon the exercise of any Option unless the Corporation shall have received from the Optionee a written statement satisfactory to legal counsel for the Corporation containing the above representations, stating that certificates representing such shares may bear a legend restricting their transfer and stating that certificates representing such shares may bear a legend restricting their transfer and stating that the Corporation's transfer agent or agents may be given instructions to stop transfer of any certificate bearing such legend. Such representation and restrictions provided for herein shall not be required if (i) an effective registration statement for such shares under the Securities Act of 1933 and any applicable state laws has been filed with the Securities and Exchange Commission and with the appropriate agency or commission of any state whose laws apply to the transaction, or (ii) an opinion of counsel satisfactory to the Corporation has been delivered to the Corporation to the effect that registration is not required under the Securities Act of 1933 or under the applicable securities laws of any state. Any determination by the Committee regarding the foregoing shall be final, binding, and conclusive. The Corporation shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation or any governmental authority.

         (b) Restriction on Transfer of Stock. The certificate or certificates for Stock issued upon the exercise of an Option shall bear the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED PURSUANT TO AN INVESTMENT REPRESENTATION ON THE PART OF THE HOLDER THEREOF AND SHALL NOT BE SOLD. PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION FOR A PERIOD THREE YEARS FROM THE DATE OF THE ISSUANCE THEREOF BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE ISSUER OF A FAVORABLE OPINION OF ITS COUNSEL AND/OR THE SATISFACTORY TO COUNSEL TO THE ISSUER, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

16.      Amendment and Termination of the Plan.

         The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Options have not been granted. Except as permitted under Section 17 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Option, alter or impair rights or obligations under any Option theretofore granted under the Plan.

17.      Effect of Changes in Capitalization.

         (a) Changes in Stock. If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind or shares or other securities of the Corporation by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation, occurring after the effective date of the Plan, the number and kinds of shares for the purchase of which Options may be granted under the Plan shall be adjusted proportionately and accordingly by the Corporation. In addition, the number and kind of shares for which Options are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the Option immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares subject to the unexercised portion in the Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share.

         (b) Reorganization in which the Corporation is the Surviving Corporation. Subject to Subsection (d) hereof, if the Corporation shall be surviving corporation in any reorganization, merger, share exchange or consolidation of the Corporation with one or more other corporations, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation.

         (c) Reorganization in which the Corporation is not the Surviving Corporation or Sale of Assets or Stock. In the event of the commencement of a tender offer (other than by the Corporation) for any shares of the Corporation or a sale or transfer, in one or a series of transactions, of assets having a fair market value of 50% or more of the fair market value of all assets of the Corporation, or a merger, consolidation or share exchange pursuant to which shares of the Corporation may be exchanged for or converted into cash, property or securities of another issuer, or the liquidation of the Corporation (an "Extraordinary Event"), then regardless of whether or not any Option granted pursuant to the Plan shall have vested or become fully exercisable, all Options granted pursuant to the Plan shall immediately vest and become fully exercisable for the full number of shares subject to any such Option on and at all times after the "Event Date" of the Extraordinary Event.

                  (i) The "Event Date" is the date of the commencement of the tender offer, if the Extraordinary Event is a tender offer, and in the case of any other Extraordinary event, the day preceding the date as of which shareholders of record become entitled to the consideration payable in respect or such Extraordinary Event.

                  (ii) In the case of an Extraordinary Event other than a tender offer, the exercise of an Option pursuant to this Section prior to the Event Date shall be effective on and as of the Event Date. Upon the exercise of an Option upon the occurrence of an Extraordinary Event, the Corporation shall issue, on and as of the effective date of such exercise, all shares with respect to which the Option shall have been exercised.

                  (iii) In the event of the exercise pursuant to this Section of any Option the Option Price for which shall not have been fixed as of the Event Date, the Option Price in respect of such Option shall be equal to the average fair market value (determined in the manner described in Section 9 above) for the 30 days preceding the announcement or other publication of the Extraordinary Event.

                  (iv) In the event that an Optionee fails to exercise his or her Option, in whole or in part, pursuant to this Section upon an Extraordinary Event, the Corporation shall take such action as may be necessary to enable each Optionee to receive upon any subsequent exercise of his or her Option, in whole or in part, in lieu of shares of the Corporation, securities or other assets as were issuable or payable upon such Extraordinary Event in respect of, or in exchange for, such shares.

         (d) Adjustments. Adjustments under this Section 17 related to stock or securities of the Corporation shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

         (e) No Limitations on Corporation. The grant of an Option pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation to make adjustments, reclassification, reorganizations or changes of its capital or business structure or to merge, consolidate. dissolve or liquidate, or sell or transfer all or any part of its business or assets.

18.      Disclaimer of Rights.

         No provision in the Plan or in any Option granted or Option Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of any individual at any time, or to terminate any employment or other relationship between any individual and the Corporation or any Subsidiary.

19.      Non-Exclusivity of the Plan.

         Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

                                  Exhibit 10.2

                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT is made and entered into as of this First day of May, 1995, by and between First Mariner Bancorp and First Mariner Bank which, together with any successor thereto which executes and delivers the assumption agreement provided for in Section 10(a) hereof or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law, is hereinafter referred as the "Bank") and GEORGE H. MANTAKOS, whose residence address is 2890 Ordway Drive, Ellicott City, Maryland 21042 (the "Employee").

                  WHEREAS, the Employee is currently serving as the President of the Holding Co., and President and Chief Executive Officer of the Bank Subsidiaries;

                  WHEREAS, the parties desire to enter into this Employment Agreement (the "Agreement") setting forth the terms and conditions of the employment relationship between the Bank and the Employee;

                  WHEREAS, the Board of Directors of the Bank believes it is in the best interest of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties and without distraction in the face of potentially disruptive circumstances arising from the possibility of a change of control of the Bank, although no such change is now contemplated; and

                  WHEREAS, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 4 hereof;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

                  1. Employment. The Employee shall continue to serve as the President of the Holding Co., and President and Chief Executive Officer of the Bank Subsidiaries, and shall have supervision and control over, and responsibility for, the management and operation of the Bank, and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with his present duties and with the Employee's position as a senior executive officer in charge of the management of the Bank. The Employee shall devote his best efforts and substantially all his business time and attention to the business and affairs of the Bank.

                  2.  Compensation.

                     (a) Base Salary. The Bank agrees to pay the Employee during the term of this Agreement a salary equal to $110,000.00 per annum ( the "Base Salary"). The salary provided for herein shall be payable in equal semi-monthly installments, less such sums as may be required to be deducted or withheld under provisions of law. On each subsequent anniversary, starting 12 months from the date of this contract, during the term of this Agreement, the Base Salary shall be increased by an amount to be dictated and approved by the Board of Directors. The Employee's salary hereunder shall not thereafter be reduced, and shall never be less than $110,000.00 per annum. The Bank agrees, that other than the compensation of Mr. Edwin F. Hale, Sr., and a Senior Banking Officer that may be hired in the future, no other employee of the Bank or the Bank Holding Co. will receive total annual compensation in excess of Mr. Mantakos' compensation.

                     (b) Bonuses. The Employee will participate in any Management Bonus Plans established in the Holding Co. or Bank subsidiaries. The Employee will, at the discretion of the Chairman, have the opportunity for a bonus up to $20,000.00 per year payable quarterly.

                     (c) Expenses. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that the Employee properly accounts therefor in accordance with Bank policy.

                  3. (a) Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled while employed hereunder to participate in, or receive benefits under, any plan of the Bank relating to stock options, stock purchases, pension, thrift, profit-sharing, group life insurance, medical coverage, education or other retirement or employee benefits or combinations thereof that the Bank may adopt for the benefit of its executive employees. The Bank guarantees that the benefits provided under any new plans that the Bank may establish in place of any plan now in effect shall be comparable to the benefits provided under any plan now in effect.

                     (b) Fringe Benefits. The Employee shall be eligible while employed hereunder to participate in, or receive benefits under, any other fringe benefits, a reasonable expense account, and the payment of reasonable expenses for attending annual and periodic meetings of trade associations, which may be or become applicable to the Bank's executive employees.

                     (c) Automobile. The Bank shall provide the Employee during the term of his employment hereunder with an automobile for the use of the Employee in the performance of his duties for the Bank. The automobile may be the vehicle of the employees choice, but in no circumstances can the total cost exceed $25,000.00.

                  4. Term. The term of this  Agreement  shall be a period of two
(2) years commencing on May 1, 1995 (the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the twenty-third month following said Commencement Date, and annually thereafter, this Agreement shall be extended for a period of one year, unless either the Bank or the Employee gives contrary written notice to the other not less than 90 days in advance of the date on which this Agreement would otherwise be extended. Reference herein to the term of this Agreement shall refer both to such initial term and such extended terms.

                  5. Vacation. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

                     (a) The Employee shall be entitled to an annual paid vacation of not less than fifteen (15) business days per year. The Employee shall be entitled to all paid holidays given by the Bank to its senior executive officers.

                     (b) In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion, may determine.

                  6.       Termination of Employment and Death.

                     (a) The Employee's employment under this Agreement may be terminated at any time by the Board of Directors of the Bank. If the employment of the Employee is involuntarily terminated for any reason, the Bank shall pay the Employee his salary through the remaining term of this Agreement, plus all other amounts to which the Employee is entitled under the compensation plan of the Bank, at the time such payments are due. The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Employee without his express written consent. In no case will the compensation to be paid due to involuntary termination be less than the balance owed under this contract plus severance equal to the than existing one years salary. In no case will the severance payment alone be less than $110,000.00. A separate severance agreement is to be executed granting the employee this severance the larger of the than existing annual salary or $110,000.00 if the employee is released for any reason either during the life of this contract or at any time after this contract may expire. In case of involuntary termination, at the option of the employee, the Bank shall buy all or any part of the stock of Holding Co./Bank held by Employee personally or in Employee's Individual Retirement Plan at the then book value or market value as calculated by a qualified disinterested third party. The bank will also honor all options and warrants of the Employee or his Individual Retirement Plan.

                     In addition, a material diminution of or interference with the Employee's duties, responsibilities and benefits as President of the Holding Co., or President and Chief Executive Officer of the Bank subsidiaries shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions, if unreasonable or materially adverse to the Employee, shall constitute such diminution or interference unless consented to in writing by the Employee: (1) reduction in size or change in location of Employee's office; (2) reduction or adverse change in scope or nature of secretarial or other administrative support of Employee
(3) reduction or adverse change in decision-making responsibilities or title of Employee; (4) reduction in number or seniority of other Bank personnel reporting to Employee, other than as part of a Bankwide reduction in staff, or reduction in frequency with which, or in nature of matters with respect to which, such personnel are to report to Employee; (5) increase in the number of or decrease in the seniority of the persons (other than the Board of Directors) to whom Employee must report, other than as is normal and customary for a President of the Holding Co., or President and Chief Executive Officer of a similarly situated bank subsidiary, or an increase in frequency of, or in nature of matters with respect to which, such reports by Employee shall be required;
(6) reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to Employee, other than as part of an overall program applied uniformly and with equitable effect to all members of senior management of the Bank; (7) material increase in hours, workload or responsibilities of Employee.

                     (b) The Employee's employment may be voluntarily terminated by the Employee at any time upon 30 days written notice to the Bank or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Bank. In the event of such voluntary termination, except as provided in Section 8 below, the Bank shall be obligated to continue to pay the Employee his salary only through the date of termination, plus all other amounts to which the Employee is entitled under any compensation plan of the Bank at the time such payments are due, and the Bank shall have no further obligation to the Employee under this Agreement.

                     (c) In the event of death of the Employee during the term of this Agreement, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive the salary due the Employee through the last day of the calendar month in which his death shall have occurred, plus sixty days, and the term of the Agreement shall end on such last day of compensation.

                     (d) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 5(d) (4) (D) or Section 5(d) (55 (A) of the Home Owners' Loan Act (12 U.S.C. 1464(d) (4) (D) and (d) (5) (A)) or under
Section  407(g) (4) or Section  407 (h) of the  National  Housing Act (12 U.S.C.
1730(g) (4) and (h)) the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of the obligations which were suspended.

                     (e) If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 5(d) (4) (E) or Section 5(d) (5) (A) of the Home Owners' Loan Act (12 U.S.C. 1464(d) (4) (E) and (d) (5) (A)) or under
Section 407(g) (5) or Section 407(h) of the National Housing Act (12 U.S.C. 1730(g) (5) and (h)) all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

                     (f) If the Bank becomes in default (as defined in Section 401(d) of the National Housing Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

                     (g) All obligations may be terminated: (i) by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 406(f) of the National Housing Act; or (ii) by the Office of Thrift Supervision ("OTS") at the time the OTS approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

                     The FDIC and OTS may be succeeded by other Government Regulatory Bodies in the future. This section 6 (h) pertains to whatever regulatory agency is governing the bank at the time an action is taken and pertains to new or changed authority sections contained in the National Housing Act.

                     (h) If the Bank shall fail to pay or provide for payment of any amounts required to be paid or provided for payment of any amounts required to be paid or provided for hereunder at any time, the Employee shall be entitled to consult with independent counsel, and the Bank agrees to pay the reasonable fees and expenses of such counsel for the Employee in advising him in connection therewith or in bringing any proceedings, or in defending any proceedings, involving the Employee's rights under this Agreement, such right to reimbursement to be immediate upon presentment by the Employee of written billings for such reasonable fees and expenses. The Employee shall be entitled to the prime rate of interest established from time to time at First National Bank of Maryland or its successor, for payments of such expenses, or any other payments under this Agreement, that are overdue.

                  7. Disability. If the Employee shall become disabled or incapacitated to the extent that he is unable to perform the duties of President of the Holding Co., or President, and Chief Executive Officer of the bank subsidiaries, he shall be entitled to receive disability benefits of the type provided for other executive employees of the Bank. In such event, the rights of the Employee to receive the salary stated in Section 2 hereof shall be suspended until the Employee is able to resume his duties; provided, however, that if such disability or incapacity shall have continued for a period of 180 days or more or if a physician attending the Employee shall have stated in writing that in his professional opinion such disability or incapacity is likely to continue for a period of 180 days or more after such opinion, the Board of Directors may terminate this Agreement and the term hereof and all obligations hereunder shall cease upon the giving of written notice of such termination to the Employee, except that the Employee shall be entitled to receive disability payments as provided in the first sentence of this Section.

                  8. Change in Control. If a change in control of more than 50 per cent of any class of the outstanding common stock of the Bank takes place, the Employee's employment is involuntarily terminated, and the Employee shall be entitled to the benefits provided below:

                     (A) The Bank shall pay the Employee his salary in accordance with Section 2 for the remaining term hereof, plus all other amounts to which the Employee is entitled under any compensation plan of the Bank, at the time such payments are due.

                  9. No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

                     10. No Assignments. (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the Termination Payment pursuant to Section 8 hereof. For purposes of implementing the provisions of this Section 10(a), the date on which any such succession becomes effective shall be deemed the date of termination.

                     (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

                  11. Notice. For the purposes of this Agreement, notices and all other communication provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Board of Directors of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith.

                  12. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

                  13. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                  14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  15. Governing Law. This Agreement shall be governed by the laws of the United States and of the State of Maryland.

                  16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      First Mariner Bancorp and
                                      First Mariner Rank


                                       By
                                                 Edwin F. Hale,
                                                 Chairman of the Board


                                    EMPLOYEE

                                                /s/ George H. Mantakos
                                                George H. Mantakos

                                  Exhibit 10.3

                                    L E A S E


         THIS LEASE, made as of the 1st day of September, 1996, between HALE INTERMODAL TRUCKING CO., (hereinafter called "Lessor"), and FIRST MARINER BANK, a Maryland banking corporation (hereinafter called "Lessee").


                              W I T N E S S E T H:

         That for and in consideration of the payment by Lessee of the rent and other charges hereinafter reserved and the performance by Lessee of the covenants and agreements hereinafter agreed to be performed by Lessee, and in accordance with all of the provisions hereinafter set forth, Lessor does hereby let and demise unto Lessee and Lessee does hereby take and hire from Lessor, the following described real property (hereinafter called "Leased Premises"):

         Third Floor, (less portion now occupied by Lessor) plus branch office on first floor with drive-thru and five exclusive parking spaces located at 1801 S. Clinton Street Baltimore Maryland 21224.

(the Leased Premises are more particularly described or shown on Exhibit "A" attached hereto and made a part hereof) together with the land and any parking areas, walkways, landscaped areas, piers, fixtures and equipment servicing the real property and located thereon and therein and with all the rights, easements and appurtenances thereto or therewith usually held and enjoyed, for a term of five (5) years beginning September 1, 1996 (the "Commencement Date") and ending August 31, 2001 at a rent of Two Hundred Twelve Thousand Six Hundred Eighty Eight Dollars ($212,688) per year, in equal monthly installment of Seventeen Thousand Seven Hundred Twenty Four Dollars ($17,724.00) in advance, without notice, on or before the first day of each month during the term of this Lease (3rd floor, 1801 S. Clinton Street $14,808.00), Canton Branch, 1801 S. Clinton Street $2,916.00).

         This Lease is made upon the foregoing and following agreements, covenants, and conditions, all and every one of which Lessor and Lessee agree to keep and perform:

1.       USE OF LEASED PREMISES:

         Lessee will use and occupy the Leased Premises for its General Office, retail banking and any ancillary purpose. Lessee will comply with any and all laws, ordinances, rules, orders, and regulations of any governmental authority which are applicable to the conduct of Lessee's business on the Leased Premises; provided, however that Lessee shall not hereby be under any obligation to make any structural changes in or alterations to the Leased Premises without the prior written consent of Lessor.

         Lessor hereby warrants that the Leased Premises are in compliance with all applicable laws, ordinances, rules, orders and regulations of any governmental authority or regulatory body with jurisdiction thereof or any applicable insurance rating agency and that there is no asbestos in the Building or the Leased Premises.

2.       TAXES AND ASSESSMENTS:

         Lessor shall pay, prior to delinquency, all real estate taxes assessments and charges which are levied, imposed, or assessed upon or against the Leased Premises. If Lessor shall fail to pay any such taxes, assessments or charges prior to delinquency, Lessee shall have the right to pay same and to add to any rent which may then or thereafter be due all amounts expended by Lessor in making such payment.

3.       UTILITY CHARGES AND SERVICES:

         Lessor shall pay for utility services for sewage disposal, electricity, water, gas or other fuel required to operate and maintain the Leased Premises.

         Lessee shall pay to Lessor all charges for sewage disposal, janitorial services, water and gas or other fuel consumed by it upon the Leased Premises which are separately metered. Lessor shall be responsible to provide or arrange for the installation and maintenance of such separate meters to the extent it so desires or is practical.

4.       INSURANCE:

         (a) Lessor shall procure and maintain all insurance which Lessor deems necessary for Lessor's protection against loss or damage to the Leased Premises including loss by fire or other hazard or any other property of Lessor situated thereon.

         (b) Lessee shall procure and maintain all insurance which Lessee deems necessary for its protection against loss of or damage to any of its personal property situated in the Leased Premises.

         (c) Nothing contained in the Lease shall be construed to require either party to repair, replace, reconstruct, or pay for any property of the other party which may be damaged or destroyed by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty, and each party hereby waives, on behalf of each and their insurer, all rights of subrogation and claims against the other for all loss or damage arising out of perils normally insured against by standard fire and extended coverage insurance.

5.       MAINTENANCE AND REPAIRS:

         (a) Except for such maintenance, repairs, and replacements as are necessitated by the negligence of Lessee, Lessor shall perform any and all alterations, maintenance, repairs, and replacements which may be necessary, or required by any law, order or other regulation of any governmental authority, to maintain the Leased Premises and Lessor's fixtures and equipment located thereon in good, safe and tenantable conditions.

         (b) Lessor shall have the right to enter upon the Leased Premises from time to time during regular business hours in order to inspect the same and to perform any maintenance, repairs, and replacements which it is required to make under the provisions of this Lease, but this right shall be exercised in such manner as to not interfere with Lessee's use and enjoyment of the Leased Premises, and shall be subject to any and all laws, orders, or regulations of the United States Government, the State of Maryland or any department or agency thereof, which may at any time apply to Lessee's use of the Leased Premises.

         (c) Lessor shall maintain and keep in good repair and condition the exterior and structural elements of the Leased Premises, including the roof and structure and the electrical, air conditioning, heating and plumbing systems on the Leased Premises, except for such maintenance, repairs and replacements, as are necessitated by the negligence of Lessee, its servants, agents, or employees. Lessor shall perform any and all alterations, maintenance, repairs and replacements, which may be necessary to maintain the Leased Premises and Lessee's fixtures and equipment in good, safe and tenantable condition. Lessor shall be responsible for snow removal of the Leased Premises and maintaining adequate outside lighting.

6.       DAMAGE OR DESTRUCTION OF PREMISES:

         (a) If, during the term of this Lease, the Leased Premises is damaged by fire, flood, windstorm, strikes, riots, civil commotions, acts of public enemy, acts of God or other casualty so that the same are rendered wholly unfit for occupancy, and if said Leased Premises cannot be repaired within sixty (60) days from the time of such damage, then this Lease, at the option of Lessee or Lessor, may be terminated as of the date of such damage and any insurance proceeds shall be paid to Lessor. In the event Lessee elects to terminate this Lease, the Lessee shall pay the rent apportioned to the time of damage and shall immediately surrender the Leased Premises to Lessor who may enter upon and repossess the same and Lessee shall be relieved from any further liability hereunder. If the Lessee does not elect to terminate the Lease or if any damage by any of the above casualties, rendering the Leased Premises wholly unfit, can be repaired within one hundred twenty (120) days thereafter, Lessor agrees to repair such damage promptly and this Lease shall not be affected in any manner except that the rent shall be suspended and shall not accrue from the date of such damage until such repairs have been completed.

         (b) If said Leased Premises shall be so slightly damaged by any of the above casualties as not to be rendered wholly unfit for occupancy, Lessor shall repair the Leased Premises promptly and during the period from the date of such damage until the repairs are completed the rent shall be apportioned so the Lessee shall pay as rent an amount which bears the same ratio to the entire monthly rent as the portion of the Leased Premises which Lessee is able to occupy without disturbance during such period bears to the entire Leased Premises.

         (c) If the damage by any of the above casualties is so slight that Lessee is not disturbed in Lessee's possession and enjoyment of the Leased Premises, then Lessor shall repair the same promptly and in that case the rent and other charges accrued or accruing shall not abate.

7.       ACTION OF PUBLIC AUTHORITIES:

         In the event that any exercise of the power of eminent domain by any governmental authority, Federal, State, County or Municipal, or by any other party vested by law with such power shall at any time prevent the full use and enjoyment of the Leased Premises by Lessee for the purposes set forth in Section 1, Lessee shall have the right thereupon to terminate this Lease. In the event of such action both Lessor and Lessee shall have the right to claim, recover, and retain from the governmental authority or other party taking such action the damages suffered by them respectively as a result of such action.

8.       IMPROVEMENTS BY LESSEE:

         Lessee shall have the right to make such alterations, additions, or improvements in or to the Leased Premises as it shall consider necessary or desirable for the conduct of its business, subject to approval of Lessor in advance which approval shall not be unreasonably withheld or delayed, provided that all such work is done in a good and workmanlike manner, and the structural integrity of any building shall not be impaired, and that no liens shall attach to the Leased Premises by reason thereof. Upon the termination of this Lease such alterations, additions, or improvements shall, at the option of the Lessee,
(1) become the property of Lessor, or (2) be removed by the Lessee provided that any part of the Leased Premises affected by such removal shall be restore to its original condition, reasonable wear and tear excepted.

9.       IMPROVEMENTS BY LESSOR: Intentionally omitted.

10.      FIXTURES AND SIGNS:

         (a) Lessee shall have the right to install in or place on the Leased Premises such fixtures, machines, tools, or other equipment (including but not limited to trade fixtures, lighting fixtures, water coolers, and air conditioning equipment) as it may choose. Such fixtures, machines, tools, or other equipment shall at all times remain the personal property of Lessee regardless of the manner or degree of attachment thereof to the premises and may be removed at any time by Lessee whether at the termination of this Lease or otherwise, provided, however, that Lessee shall make reasonable restoration of the Leased Premises in the event that any substantial damage is done thereto in the removal of such property

         (b) Lessee shall have the right to install or erect on the Leased Premises or affix to the Building which is a part of the Leased Premises, such signs as it may deem necessary of appropriate to advertise its name and business subject to prior approval of Lessor which consent shall not be unreasonably withheld or delayed.

11.      LIABILITY AND INDEMNITY:

         (a) Except as otherwise provided in Section 4(c) (Insurance) herein, Lessee shall be liable for any injury to or death of persons and for any loss of or damage to property caused by the negligent acts or omissions of its agents, employees, or invitees, or caused by Lessee's failure to perform the maintenance, repairs, and replacements required to be performed by it under the provisions of Section 5 (Maintenance and Repairs) or to perform any other obligation of Lessee under this lease. Lessee shall indemnify and save Lessor harmless against any and all liabilities, claims, demands, actions, costs, and expenses which may be sustained by Lessor by reason of any of the causes for which Lessee is liable pursuant to this subsection (a).

         (b) Except as otherwise provided in Section 4 (c) (Insurance) herein, Lessor shall be liable for any injury to or death of persons and for any loss of or damage to property caused by the negligent acts or omission of its agents, employees or invitees, or caused by Lessor's failure to perform the maintenance, repairs, and replacements required to be performed by it under the provisions of
Section 5 (Maintenance and Repairs) or to perform any other obligation of Lessor under this lease. Lessor shall indemnify and save Lessee harmless against any and all liabilities, claims, demands, actions, costs, and expenses which may be sustained by Lessee by reason of any of the causes for which Lessor is liable pursuant to this subsection (b).

12.      DEFAULT:

         (a) If Lessee shall fail to pay any rent to Lessor when the same is due and payable under the terms of this Lease and such default shall continue for a period of ten (10) days after written notice thereof has been given to Lessee by Lessor, or if the Lessee shall fail to perform any other duty or obligation imposed upon it by this Lease and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Lessee by Lessor, and Lessee has not commenced diligently to correct such default and thereafter has not diligently pursued such correction to completion, or if the Lessee shall be adjudged bankrupt, or shall make a general assignment for the benefit of its creditors, or if a receiver of any property of Lessee in or upon the Leased Premises be appointed in any actions, suit, or proceeding by or against Lessee and such appointment shall not be vacated or annulled within sixty (60) days, or if the interest of Lessee in the Leased Premises shall be sold under execution or other legal process, then and in any such event Lessor shall have the right to enter upon the premises and again have, repossess, and enjoy the same as it this Lease had not been made, and thereupon this Lease shall terminate without prejudice, however, to the right of Lessor to recover from Lessee all rent due and unpaid up to the time of such re-entry. In the event of any such default and reentry, Lessor shall have the right to relet the Leased Premises for the remainder of the then existing term whether such term be the initial term of this Lease or any renewed or extended term, for the highest rent then obtainable, and to recover from Lessee the difference between the rent reserved by this Lease and the amount obtained through such reletting plus the costs and expenses reasonable incurred by Lessor in such reletting and in addition thereto Lessor shall have all rights and remedies available to Lessor under applicable Law.

         (b) If Lessor shall fail to perform any duty or obligation imposed upon it by this Lease and such default shall continue for a period of thirty (30) days after written notice thereof has been given by Lessee, (or such shorter period as is reasonable in case of emergency or other circumstances), provided that if such default cannot be reasonably corrected within thirty (30) days and Lessor has not commenced diligently to correct such default within such thirty
(30) day period and thereafter has not diligently pursued such correction to completion, then and in such event Lessee may, at its option, terminate this Lease without prejudice to its right to recover appropriate damages or pursue any other remedy available at law or equity. Upon termination of this Lease pursuant to this provision, all obligations of Lessee arising under this lease, including payment of rent, shall cease.

13.      ASSIGNMENT AND SUBLETTING:

         Lessee shall have the right to assign the Lease or to sublet the Premises or any part thereof with the consent of Lessor which consent shall not be unreasonably withheld or delayed, provided, however, that no such assignment or subletting shall relieve Lessee from its duty to perform fully all of the agreements, covenants, and conditions set forth in this lease. Notwithstanding the foregoing, Lessee may, without Lessor's consent, permit any affiliates of Lessee to use any portion of the Leased Premises.

14.      HAZARDOUS MATERIALS:

         Lessee, at its sole cost and expense, may at its option conduct an environmental assessment of the Leased Premises prior to occupying the building. In the event that any oil, pollutant, toxic, or hazardous substance or other substances or wastes of any kind including, but not limited to, hazardous waste as that term is defined in the Resource Conservation and Recovery Act (RCRA) or hazardous substance as that term is defined in the Comprehensive Environmental Response as that term is defined in the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), are found, or suspected to be present of or near the Leased Premises, Lessee shall have the right, at its sole discretion, to cancel and terminal this Lease by giving written notice thereof to the Lessor.

         Lessor shall indemnify and hold harmless Lessee from and against any claims, demands, or losses resulting from or arising out of the presence of any hazardous substance, oil or petroleum product or residue, or any other substance or material actionable under federal, state or local law, regulation or ordinance, present on, in or under the Leased Premises prior to Lessee's occupancy.

15.      TITLE:

         Lessor covenants and warrants that it has lawful title and right to make this Lease, that it will maintain Lessee in full and exclusive possession of the Leased Premises and that, if Lessee shall pay the rent and perform all of the agreements, covenants required by this Lease to be performed by it, Lessee may freely, peaceable and quietly occupy and enjoy the Leased Premises without molestation or hindrance, lawful or unlawful, of any person whomsoever.

16.      RENEWAL AND EXTENSION:

         Lessee shall have the option to renew and extend the term of the Lease for a period of five (5) years beginning upon the expiration of the initial term, provided that Lessee, at lease ninety (90) days prior to the expiration of the initial term, give Lessor written notice of its intention to exercise such option.

         Any such renewed and extended term shall be at the annual rent of Two Hundred Twelve Thousand Six Hundred Eighty Eight Dollars ($212,688). The Lessee shall pay an additional amount of rent in each lease year other than the initial term of this lease determined as follows: Index shall mean the Consumer Price Index 13 for U.S. City Average All Urban Consumers Revised (1967-100), published by the Bureau of Labor Statistics of the United States Department of Labor. If the Index for the calendar month immediately preceding that during which a lease year commences (hereinafter referred to as the "Latest Index") exceeds the Index for the calendar month containing the commencement date of this Lease (hereinafter referred to as the "Base Index"), then the additional rental for such lease year shall be that figure obtained by multiplying the Basic Rent by that fraction having the Latest Index minus the Base Index as its numerator, and having the Base Index as its denominator. See Rider A for annual cap.

               Basic Rent x (Latest Index - Base Index) = Additional Rent
                                   Base Index

Such additional amount shall be divided and paid together with the monthly payment of Basic Rent in twelve (12) equal monthly installments during such respective lease year in advance on the first day of each month. If the Index is not so published for such calendar month, then the Index for the most recent calendar month or other period for which it is so published shall be used, and if the Index hereafter uses a different standard reference base or is otherwise revised, an adjustment shall be made therein for purposes of the provisions of this Lease, using such conversion factor, formula or table for making such adjustments as is published by such Bureau, or if such Bureau does not publish the same, then as published by Prentice-Hall, Inc. the Bureau of National Affairs, Commerce Clearing House, or any other nationally recognized publisher of similar statistical information, as selected by Lessor. In no event shall the annual rent be less than the previous year's Basic Rent.

17.      SURRENDER:

         When the Lease shall terminate in accordance with the terms hereof, Lessee shall quietly and peaceable deliver up possession to Lessor without notice from Lessor other than as may be specifically required by any provision of this Lease. Lessor and Lessee expressly waive the benefit of all laws now or hereafter in force requiring notice for either party with respect to termination. Lessee shall deliver up possession of the Leased Premises in as good order, repair, and condition as the same are in at the beginning of the term of this Lease except for reasonable wear and tear and loss, damage, or destruction caused by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty, or caused by negligence of Lessor, its agents, employees or invitees.

18.      NOTICES:

         (a) Any notice or demand required by the provisions of the Lease to be given to Lessor shall be deemed to have been given adequately if sent by Registered or Certified Mail, Return Receipt Requested, to Lessor at the following address:

                                    c/o Harry E. Lipsitz
                                    1801 S. Clinton Street
                                    Baltimore, Maryland 21224-5800

         (b) Any notice or demand required by the provisions of this Lease to be given to Lessee shall be deemed to have been given adequately if sent by Registered or Certified Mail, Return Receipt Requested, to Lessee at the following address:

                                    1801 S. Clinton Street
                                    Baltimore, Maryland 21224-5800
                                    Attn:  General Counsel

         (c) Either party shall have the right to change its address as above designated by giving to the other party fifteen (15) days notice of its intention to make such change and of the substituted address at which any notice or demand may be directed to it.

19.      SUBORDINATION/NON-DISTURBANCE:

         Lessee agrees that the Lease shall be subordinate to any mortgage, trust deed or ground Lease that is now on or may hereafter be placed upon the demised premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided that the rights of Lessee as set forth herein shall not be affected in the event of foreclosure or sale resulting in lieu or as a result thereof so long as Lessee is not in default under the terms hereof. If there is a mortgage, trust deed or ground Lease already filed or in effect as of the execution of this lease, Lessor hereby covenants and agrees to secure a non-disturbance agreement from the applicable mortgagees(s), trustee(s) or ground lessor(s) who has a superior claim to the Leased Premises and the real property of which it is a part in a form reasonably satisfactory to Lessee. Failure top secure such non-disturbance agreement within thirty (30) days of execution thereof shall be grounds for Lessee to, at its option, declare this Lease null and void. In the event of any mortgagee or trustee electing to have within the Lease a prior lien to its mortgage or deed of trust, then and in such event, upon such mortgage or trustee notifying Lessee to the effect, this Lease shall be deemed prior in lien to said mortgage or trust deed, whether this Lease is dated prior to or subsequent to the date of said mortgage or trust deed.

20.      CHANGES, MODIFICATIONS OR AMENDMENTS:

         This agreement may not be changed, modified, discharged or terminated orally or in any other manner than by an agreement mutually signed by the parties hereto or their respective successors and assigns.

21.      COVENANTS TO BIND RESPECTIVE PARTIES:

         The Lease, and all of the agreements, covenants, and conditions contained herein shall be binding upon Lessor and Lessee and upon their respective heirs, executors, administrators, successors, and assigns.

22.      TERMINATION RIGHT:

         Notwithstanding any other provisions contained in this Lease, in the event the Lessee is closed or taken over by the banking authority, of the State of Maryland, or other bank supervisory authority, the Lessor may terminate the Lease only with the concurrence of such -banking authority or other bank supervisory authority and any such authority shall in any event have the election either to continue or to terminate the Lessee; provided, that in the event this Lease is terminated, the maximum claim of Lessor for damages or indemnity for the injury resulting from the rejection or abandonment of the unexpired term of the Lease shall in no event be in an amount exceeding the rent reserved by the Lease, without acceleration, for the year next succeeding the date of the surrender of the Leased Premises to the Lessor, or the date of re-entry of the Lessor.

23.      WHOLE AGREEMENT:

         The whole and entire agreement of the parties is set forth in this Agreement and the parties are not bound by any agreements, understandings or conditions otherwise than as expressly set forth and stipulated hereunder.

         IN WITNESS WHEREOF, LESSOR and LESSEE have caused these presents to be executed by their duly authorized officers and have caused their respective corporate seals to be hereto affixed, all as of the day and year first above written.

ATTEST:                               HALE INTERMODAL TRUCKING CO., a
                                      Maryland corporation

                                                                          (SEAL)
                                      NAME
                                      TITLE


ATTEST:                                  FIRST MARINER BANK,
                                         a Maryland banking corporation

                                                                          (SEAL)
                                      NAME
                                      TITLE

                                  Exhibit 10.4

                                    L E A S E


         THIS LEASE, made this 1 day of March, 1996, between MARS SUPER MARKETS, INC. (hereinafter called "Lessor"), and FIRST MARINER BANK, a Maryland banking Corporation (hereinafter called "Lessee").

                              W I T N E S S E T H:

         That for and in consideration of the payment by Lessee of the rent and other charges hereinafter reserved and the performance by Lessee of the covenants and agreements hereinafter agreed to be performed by Lessee, and in accordance with all of the provisions hereinafter set forth, Lessor does hereby demise to Lessee and Lessee does hereby lease from Lessor, approximately four hundred (400) square feet of usable space in Lessor's facility located at the property more particularly described in Exhibit A attached hereto and made a part hereof together with the premises being occupied by Lessee, (hereafter called "Leased Premises"), together with the right to use in common with others the land and any parking areas, walkways, landscaped areas, fixtures and equipment servicing the real property and located thereon and with all the rights, easements and appurtenances thereto or therewith usually held and enjoyed, for a term of five (5) years beginning with the "Commencement Date" contained in Exhibit B at a basic rent of Thirty Five Thousand Dollars ($35,000.00) per year payable in equal monthly installments of Two Thousand Nine Hundred Sixteen Dollars and Sixty Seven Cents ($2,916.67) in advance, without notice, on or before the first day of each month during the term of this lease. Lessee shall have no additional obligation to pay any common area maintenance charges, percentage rents, or any other amounts in addition to basic rent and yearly contributions discussed in Section 3 below.

         This Lease is made upon the following terms and conditions, which Lessor and Lessee agree to keep and perform:

         1.       USE OF LEASED PREMISES:

                  Lessee will use and occupy the Leased Premises for its general office, retail banking and any ancillary purpose. Lessee will comply with any and all laws, ordinances, rules, orders, and regulations of any governmental authority which are applicable to the conduct of Lessee's business on the Leased Premises. It is understood and agreed by the parties that all new bank branch locations are subject to approval by applicable regulatory agencies. Lessor warrants that the Leased Premises and the proposed use thereof are in compliance with all applicable laws, ordinances, rules, orders and regulations of any governmental authority or regulatory body with jurisdiction thereof or any applicable insurance rating agency and that there is no asbestos in the Building or the Leased Premises. The Leased Premises are being turned over to Lessee in an "AS IS" and "WHERE IS" condition. All ingress and egress to the Leased Premises shall be through

Lessor's space only. Lessee agrees that it shall remain open for business during those hours as more fully set forth in Exhibit C attached herewith.

         Notwithstanding any other provisions contained in this lease, in the event the Lessee is closed or taken over by the banking authority, of the State of Maryland, or other bank supervisory authority, the Lessor may terminate the lease only with the concurrence of such banking authority or other bank supervisory authority and any such authority shall in any event have the election either to continue or to terminate the lease: Provided, that in the event this lease is terminated, the maximum claim of Lessor for damages or indemnity for the injury resulting from the rejection or abandonment of the unexpired term of the lease shall in no event be in an amount exceeding the rent reserved by the lease, without acceleration, for the year next succeeding the date of the surrender of the premises to the Lessor, or the date of reentry of the Lessor, whichever occurs, whether before or after the closing of the bank, plus an amount equal to the unpaid rent accrued, without acceleration up to such date.

         2.       IMPROVEMENTS BY LESSEE:

                  Lessee shall have the right at its sole cost and expense to make such alterations, additions, or improvements in or to the Leased Premises as it shall consider necessary or desirable for the conduct of its business, subject to the express written consent of Lessor in advance which approval shall not be unreasonably withheld or delayed, provided that all such work is done in a good and workmanlike manner, and the structural integrity of any building shall not be impaired, and that no liens shall attach to the Leased Premises. Lessee shall take all necessary steps not to interfere with Lessor's business, including, if necessary, encapsulation of the work area. If improvements are to be constructed by the Lessor based upon Lessee's plans, Lessee shall be billed at cost plus fifteen (15) percent. The cost of construction shall be approved in writing in advance by Lessee. Lessee shall have access to the interior of Lessor's store during construction of the Leased Premises.

         Upon the termination of this Lease such alterations, additions, or improvements shall, at the option of the Lessee (1) become the property of Lessor, or (2) be removed by the Lessee provided that any part of the Leased Premises affected by such removal shall be restored to its original condition, reasonable wear and tear and casualty excepted.

         3.       TAXES AND ASSESSMENTS. AND UTILITY CHARGES AND SERVICES:

                  Lessor shall pay, in addition to basic rent a yearly contribution of One Thousand Five Hundred Dollars ($1,500.00) toward the payment of real estate taxes and assessments, as well as utilities, in the event the Leased Premises are not separately metered for utilities. In the event, however, the said Premises are separately metered, the yearly contribution shall be reduced to One Thousand Dollars ($1,000.00). Payments shall be made on the basis of one-twelfth (l/12) per month. Said yearly contribution shall be paid on a monthly basis together with basic rent. Lessor shall be responsible to provide or arrange for the installation and maintenance of such separate meters to the extent it so desires or is practical.

         4.       INSURANCE:

                  (a) Lessor shall procure and maintain all insurance, including sufficient liability coverage, which Lessor deems necessary for Lessor's protection against loss or damage to the Leased Premises or any other property of Lessor situated thereon.

                  (b) Lessee shall procure and maintain liability insurance as well as such other coverages which Lessee deems necessary for its protection against loss of or injury or damage to any persons or property situated in the branch bank area which constitutes the Leased Premises.

                  (c) Nothing contained in the Lease shall be construed to require either party to repair, replace, reconstruct, or pay for any property of the other party which may be damaged or destroyed by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty and each party hereby waives, on behalf of itself and its insurer, all rights of subrogation and claims against the other for all loss or damage arising out of perils normally insured against by standard fire and extended coverage insurance.

         5.       MAINTENANCE AND REPAIRS:

                  (a) Except for such maintenance, repairs, and replacements as are necessitated by the negligence of Lessor, Lessee shall perform any and all alterations, maintenance, repairs and replacements which may be necessary, or required by any law, order or other regulation of any governmental authority, to maintain the Lessee's fixtures and equipment located thereon in good, safe and tenantable condition. Lessee shall also be solely responsible for the security of the Leased Premises.

                  (b) Lessor shall have the right to enter upon the Leased Premises from time to time during regular business hours in order to inspect the same and to perform any maintenance, repairs, and replacements which it is required to make under the provisions of this Lease, but this right shall be exercised in such manner as to not interfere with Lessee's use and enjoyment of the Leased Premises, and shall be subject to Lessee's security procedures and to any and all laws, orders, or regulations of the United States or the State of Maryland or any department or agency thereof having jurisdiction over Lessee.

                  (c) Lessor shall maintain and keep in good repair and condition the exterior and structural elements of the Leased Premises, including the roof and structure and the electrical, air conditioning, heating and plumbing systems in the Leased Premises, except for such maintenance, repairs, and replacements as are required by subsection (a) of this section to be made by Lessee or necessitated by the negligence of Lessor, its servants, agents, or employees. Lessor shall perform any and all alterations, maintenance, repairs and replacements, which may be necessary to maintain the Leased Premises in good, safe, and tenantable condition. Lessor shall be responsible for snow removal of the Leased Premises, the parking lots and sidewalks serving it and maintaining adequate outside lighting.

         6.       DAMAGE OR DESTRUCTION OF PREMISES:

                  (a) If, during the term of this Lease, the Leased Premises is damaged by fire, flood, windstorm, strikes, riots, civil commotion, acts of public enemy, acts of God or other casualty so that the same are rendered wholly unfit for occupancy, and if said Leased Premises cannot be repaired within sixty
(60) days from the time of such damage, then this Lease, at the option of Lessee or Lessor may be terminated as of the date of such damage and any insurance proceeds shall be paid to Lessor. In the event Lessee elects to terminate this Lease, the Lessee shall pay the rent apportioned to the time of damage and shall immediately surrender the Leased Premises to Lessor who may enter upon and repossess the same and Lessee shall be relieved from any further liability hereunder. If the Lessee does not elect to terminate the Lease or if any damage by any of the above casualties, rendering the Leased Premises wholly unfit, can be repaired within one hundred (120) days thereafter, Lessor agrees to repair such damage promptly and this Lease shall not be affected in any manner except that the rent shall be suspended and shall not accrue from the date of such damage until such repairs have been completed.

                  (b) If said Leased Premises shall be so slightly damaged by any of the above casualties as not to be rendered wholly unfit for occupancy, Lessee shall repair the Leased Premises promptly and during the period from the date of such damage until the repairs are completed the rent shall be apportioned so the Lessee shall pay as rent an amount which bears the same ratio to the entire monthly rent as the portion of the Leased Premises which Lessee is able to occupy without disturbance during such period bears to the entire Leased Premises.

                  (c) If the damage by any of the above casualties is so slight that Lessee is not disturbed in Lessee's possession and enjoyment of the Leased Premises, then Lessee shall repair the same promptly and in that case the rent and other charges accrued or accruing shall not abate.

         7.       ACTION OF PUBLIC AUTHORITIES:

                  In the event that any exercise of the power of eminent domain by any governmental authority, Federal, State, or County, or by any other party vested by law with such power shall at any time prevent the full use and enjoyment of the Leased Premises by Lessee for the purpose set forth in Section 1, Lessee shall have the right thereupon to terminate this Lease. In the event of such action both Lessor and Lessee shall have the right to claim, recover, and retain from the governmental authority or other party taking such action the damages suffered by them respectively as a result of such action.

         8.       FIXTURES AND SIGNS:

                  (a) Lessee  shall have the right to install in or place on the
Leased Premises such fixtures, machines, furniture, or other equipment (including but not limited to trade fixtures, lighting fixtures, water coolers, etc.) as it may choose, which shall at all times remain the personal property of Lessee regardless of the manner or degree of attachment thereof to the premises and may be removed at anytime by Lessee whether at the termination of this Lease or otherwise, provided, however, that Lessee shall make reasonable restoration of the Leased Premises in the event that any substantial damage is done thereto in the removal of such property.

                  (b) Lessee shall have the right to install or erect on the Leased Premises or affix to the exterior building structure which is a part of the Leased Premises, such signs as it may deem necessary or appropriate to advertise its name and business subject to the express prior written approval of Lessor which consent shall not be unreasonably withheld or delayed. However, any signage placed on the exterior of the building must also be in conformity with the master lease.

         9.       DEFAULT:

                  (a) If Lessee shall fail to pay any rent to Lessor when the same is due and payable under the terms of this Lease and such default shall continue for a period of five (5) days after written notice thereof has been given to Lessee by Lessor, or if the Lessee shall fail to perform any other duty or obligation imposed upon it by this Lease and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Lessee by Lessor, and Lessee has not commenced diligently to correct such default and thereafter has not diligently pursued such correction to completion, or if the Lessee shall be adjudged bankrupt, or shall make a general assignment for the benefit of its creditors, or if a receiver of any property or Lessee in or upon the Leased Premises be appointed in any actions, suit, or proceeding by or against Lessee and such appointment shall not be vacated or annulled within sixty (60) days, or if the interest of Lessee in the Leased Premises shall be sold under execution or other legal process, then and in any such event Lessor shall have the right to enter upon the premises and again have, repossess, and enjoy the same as if this Lease had not been made, and thereupon this Lease shall terminate without prejudice, however, to the right of Lessor to recover from Lessee all rent due and unpaid up to the time of such re-entry. In the event of any such default and re-entry, Lessor shall have the right to relet the Leased Premises for the remainder of the then existing term whether such term be the initial term of this Lease or any renewed or extended term, for the highest rent then obtainable, and to recover from Lessee the difference between the rent reserved by this Lease and the amount obtained through such reletting plus the costs and expenses reasonably incurred by Lessor in such reletting.

                  (b) If Lessor shall fail to perform any duty or obligation imposed upon it by this Lease and such default shall continue for a period of thirty (30) days after written notice thereof has been given by Lessee, (or such shorter period as is reasonable in case of emergency or other circumstances), provided that if such default cannot be reasonably corrected within thirty (30) days and Lessor has not commenced diligently to correct such default within such thirty (30) day period and thereafter has not diligently pursued such correction to completion or if any representation or warranty made by Lessor herein shall be untrue, then and in such event Lessee may, at its option, terminate this Lease without prejudice to its right to recover appropriate damages or pursue any other remedy available at law or equity. Upon termination of this Lease pursuant to this provision, all obligations of Lessee arising under this Lease, including payment of rent, shall cease.

         10.      ASSIGNMENT AND SUBLETTING:

                  Lessee shall have the right to assign the Lease or to sublet the premises or any part thereof with the express written consent of Lessor which consent shall not be unreasonably withheld or delayed, provided, however, that no such assignment or subletting shall relieve Lessee from its duty to fully perform all of the agreements, covenants, and conditions set forth in this Lease. Notwithstanding the foregoing, Lessee shall have the right without Lessor's prior written consent to assign this lease or sublet the Leased Premises to any parent, subsidiary, affiliate corporation of to the survivor of any merger or to the purchaser of all or substantially all of the assets of the Lessee.

         11.      DISPUTE RESOLUTION:

                  The parties agree that any unresolved disputes or disagreements between them will be referred for final and binding arbitration to the American Arbitration Association. Arbitration shall constitute the sole and exclusive remedy available to the parties for dispute resolution.

         12.      TITLE:

                  Lessor covenants and warrants that it has lawful title and right to make this Lease, that it will maintain Lessee in full and exclusive possession of the Leased Premises for its permitted use and that, if Lessee shall pay the rent and perform all of the agreements, covenants required by this Lease to be performed by it, Lessee may freely, peaceably and quietly occupy and enjoy the Leased Premises without molestation or hinderance, lawful or unlawful, of any person whatsoever.

         13.      RENEWAL AND EXTENSION:

                  Provided it is not in default under the Lease, Lessee shall have the option to renew and extend the term of the Lease for a period of five
(5) years beginning upon the expiration of the initial term, provided that Lessee, at least ninety (90) days prior to the expiration of the initial term, gives Lessor written notice of its intention to exercise such option.
         Any such renewed and extended term shall be at the basic annual rent as adjusted yearly by the Consumer Price Index for Urban Wage Earners and Clerical Workers (1982-84 .- 100). All Items Index Washington, D.C. - MD - VA (hereafter referred to as "Index") published by the Bureau of Labor Statistics of the U.S. Department of Labor.

         14.      SURRENDER:

                  When the Lease shall terminate in accordance with the terms hereof, Lessee shall quietly and peaceably deliver up possession of Lessor without notice from Lessor other than as may be specifically required by any provision of this Lease. Lessor and Lessee expressly waive the benefit of all laws now or hereafter in force requiring notice for either party with respect to termination. Lessee shall deliver up possession of the Leased Premises in as good order, repair, and condition as the same are in at the beginning of the term of this Lease except for reasonable wear and tear and loss, damage, or destruction caused by fire, flood, windstorm, earthquake, strikes, riots, civil commotions, acts of public enemy, acts of God, or other casualty, or caused by negligence of Lessor, its agents, employees or invites.

         15.      NOTICES:

                  (a) Any notice or demand required by the provisions of the Lease to be given to Lessor shall be deemed to have been given adequately if sent by Registered or Certified Mail, Return Receipt Requested, to Lessor at the following address:

                              7183 Holabird Avenue
                         Baltimore, Maryland 21224-5800
                         Attention: Dennis C. McCoy, CEO

                  (b) Any notice or demand required by the provisions of this Lease to be given to Lessee shall be deemed to have been given adequately if sent by Registered or Certified Mail, Return Receipt Requested, to Lessee at the following address:

                             1801 S. Clinton Street
                         Baltimore, Maryland 21224-5800
                   Attn: David M. K. Metzger, General Counsel

                  (c) Either party shall have the right to change its address as above designated by giving to the other party fifteen (15) days notice of its intention to make such change and of the substituted address at which any notice or demand may be directed to it.

         16.      SUBORDINATION:

                  Lessee agrees that the Lease shall be subordinate to any mortgage, trust, deed or ground Lease that is now or may hereafter be placed upon the demised premises and to any and all advances to be made hereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided that Lessor shall cause the holder, beneficiary or ground lessor to deliver a nondisturbance agreement to Lessee setting forth the rights of Lessee as set forth herein shall not be affected in the event of foreclosure or sale resulting in lieu of or as a result thereof so long as Lessee is not in default under the terms hereof.

         17.      CHANGES, MODIFICATIONS OR AMENDMENTS:

                  This agreement may not be changed, modified, discharged or terminated orally or in any other manner than by an agreement mutually signed by the parties hereto or their respective successors and assigns.

         18.      COVENANTS TO BIND RESPECTIVE PARTIES:

                  The Lease and all of the agreements, covenants, and conditions contained herein shall be binding upon Lessor and Lessee and upon their respective officers, directors, successors and assigns.

         19.      TERMINATION RIGHT:

                  Notwithstanding any other provisions contained in this Lease, the same shall terminate upon the bankruptcy or insolvency of Lessee or in the event the Lessee is closed or taken over by any banking authority of the United States or the State of Maryland, the Lessor may terminate the Lease only with the concurrence of such banking authority or other bank supervisory authority and any such authority shall in any event have the election either to continue or to terminate the Lessee; provided, that in the event this Lease is terminated, the maximum claim of Lessor for damages or indemnity for the injury resulting from the rejection or abandonment of the unexpired term of the Lease shall in no event be in an amount exceeding the rent reserved by the Lease, without acceleration, for the year next succeeding the date of the surrender of the Leased Premises to the Lessor, or the date of reentry of the Lessor.

         20.      WHOLE AGREEMENT:

                  The whole and entire agreement of the parties is set forth in this Agreement and the parties are not bound by any agreements, understandings or conditions otherwise than as expressly set forth and stipulated hereunder.

                  IN WITNESS WHEREOF, LESSOR and LESSEE have caused these presents to be executed by their duly authorized officers and have caused their respective corporate seals to be hereto affixed, all as of the day and year first above written.

                                     LESSOR
ATTEST:                                              MARS SUPER MARKETS, INC.


/s/ Dennis C. McCoy                         By: /s/ Carmen V. D'Anna, Jr.


                                     LESSEE
ATTEST:                                              FIRST MARINER BANK

/s/ Tina D. Winemill                                 By: /s/ David Metzger

                                    EXHIBIT A

                 LOCATION OF BRANCH IN MARS SUPER MARKETS, INC.

                             COMMENCEMENT AGREEMENT
                     (EXHIBIT "B" TO LEASE OF MARCH 1, 1996)

Whereas the parties hereto entered into MASTER LEASE dated March 1, 1996 wherein the LESSOR agreed to lease to the LESSEE certain space in supermarkets operated by the LESSOR, and

Whereas the parties agreed that the terms and conditions of the lease for various locations would be identical, with the exception of the physical location of the LESSEE'S bank within the individual stores and the COMMENCEMENT DATE of the lease at the various locations, and

Whereas attached hereto and hereinto incorporated by reference is a sketch or drawing showing the actual location of the bank within the property of the LESSOR located at 6721 Chesapeake Center Dr., Glen Burnie, Md. (57___15).

NOW THEREFORE, this 6th day of March, 1996 in and for the mutual promises herein and in the MASTER LEASE aforesaid the parties further agree as follows:

         1) That they incorporate by reference and reaffirm all the terms and conditions of the aforesaid MASTER LEASE.

         2) That the sketch or drawing hereinto incorporated is agreed upon as the premises leased.

         3) That the tenancy shall commence and all terms and conditions of the aforesaid lease as they relate to the premises indicated shall be the 15th day of March, 1996.

         4) That rent shall be paid as provided to the Lessor at 7183 Holabird Ave., Baltimore, Maryland 21222.

Lessee:
                                                     1ST MARINER BANK


/s/ Tina D. Winemill                                 By:/s/ David Metzger
Witness                                                   Authorized Officer


Lessor:                                             MARS SUPER MARKET, INC.


/s/ Dennis C. McCoy                                 By:/s/ Carmen V. D'Anna, Jr.
Witness                                                   Authorized Officer

                                    EXHIBIT C

Regular branch banking hours will be as follows:
Monday - Friday                     9:00 a.m. - 8:00 p.m.
Saturday                            9:00 a.m. - 5:00 p.m.
Sunday                              10:00 a.m. - 3:00 p.m

                                   Exhibit 21


                 List of Subsidiaries of First Mariner Bancorp.



1.       First Mariner Bank

2.       Compass Properties, Inc.

3.       First Mariner Mortgage Company

                                  Exhibit 23.2



The Board of Directors
First Mariner Bancorp


         We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMC Peat Marwick LLP


KPMG Peat Marwick LLP


Baltimore, Maryland
November 12, 1996